Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

May 3, 2024

by and between

UNITI GROUP INC.

and

WINDSTREAM HOLDINGS II, LLC

TABLE OF CONTENTS

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Exhibits

Exhibit A: Pre-Closing Windstream Reorganization

Exhibit B: Form of Elliott Stockholders Agreement

Exhibit C: Form of Legacy Windstream Holder Adviser Stockholders Agreement

Exhibit D: Form of Registration Rights Agreement

Exhibit E: Pre-Closing Uniti Restructuring

Exhibit F: Form of Warrant Agreement

Exhibit G: Form of Certificate of Incorporation of New Uniti

Exhibit H: Form of Bylaws of New Uniti

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Exhibit I: Illustrative Example of Exchange Ratio

Exhibit J: Form of Certificate of Incorporation of Surviving Corporation

Exhibit K: Form of Bylaws of Surviving Corporation

Exhibit L: Uniti Organizational Document Amendment

Exhibit M: Form of Joinder

Exhibit N: Form of Certificate of Designations

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 3, 2024, by and between Uniti Group Inc., a Maryland corporation (“Uniti”), and Windstream Holdings II, LLC, a Delaware limited liability company (“Windstream”).

W I T N E S S E T H

WHEREAS, the board of directors of Uniti (the “Uniti Board”), by resolutions duly adopted, has (i) unanimously determined that the Merger and the other transactions contemplated hereby are in the best interests of Uniti and Uniti’s stockholders, (ii) declared advisable the Merger and the other transactions contemplated hereby on the terms and conditions of this Agreement, (iii) directed that the approval of the Merger and the other transactions contemplated hereby on the terms and conditions of this Agreement be submitted to Uniti’s stockholders for consideration at the Uniti Stockholders Meeting, (iv) resolved to recommend the approval of the Merger and the other transactions contemplated hereby to Uniti’s stockholders and (v) approved this Agreement;

WHEREAS, the board of managers of Windstream, by resolutions duly adopted, has unanimously (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of Windstream and Windstream’s equityholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, prior to the Closing, Windstream intends to undertake a series of transactions, pursuant to which, (i) following the date the Proxy Statement is first mailed to the stockholders of Uniti and receipt or satisfaction of applicable Pre-Closing Windstream Reorganization Regulatory Approvals, Windstream would complete a rights offering to existing Windstream equityholders, as contemplated on pages 4 and 5 of Exhibit A hereto (the “Rights Offering”); (ii) promptly following the receipt or satisfaction of applicable Pre-Closing Windstream Reorganization Regulatory Approvals and receipt of the Uniti Stockholder Approval, New Windstream, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Windstream (“New Windstream LLC”), would form or cause to be formed three direct or indirect Subsidiaries, including a Delaware limited liability company identified as “New Windstream Holdings II” in Exhibit A (“New Windstream Holdings II”), and Windstream would merge with and into New Windstream Holdings II, with New Windstream Holdings II as the surviving entity of such merger and an indirect wholly owned Subsidiary of New Windstream LLC, as contemplated on page 6 of Exhibit A hereto (the “Windstream F Reorg”); (iii)  prior to the Closing Date (but no earlier than three Business Days prior to the Closing Date), New Windstream LLC would form or cause to be formed three indirect Subsidiaries, including a Maryland limited partnership identified as “Holdco” in Exhibit A (“HoldCo”), and a Maryland limited liability company and a wholly owned direct Subsidiary of HoldCo identified as “Merger Sub” in Exhibit A (“Merger Sub”), as contemplated on page 7 of Exhibit A; and (iv) following the transactions described in the foregoing clauses (i), (ii) and (iii) but prior to the Closing, New Windstream LLC would merge with and into Windstream Parent, Inc., a Delaware corporation and a Subsidiary of New Windstream LLC (“New Uniti”), with New Uniti as the surviving entity of such merger (as contemplated on page 8 of Exhibit A hereto, such merger, the “Internal Reorg Merger” and the transactions described in the foregoing clauses (i), (ii), (iii) and (iv) and the corresponding portions of Exhibit A hereto, collectively, the “Pre-Closing Windstream Reorganization”);

WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the parties hereto intend that (i) the Windstream F Reorg shall be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and the definitive documents to effectuate the Windstream F Reorg shall be treated as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g), (ii) (x) the Internal Reorg Merger shall be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (y) the definitive documents to effectuate the Internal Reorg Merger shall be treated as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g), and (z) New Uniti Preferred Stock and New Uniti Warrants received by any person in connection with the Internal Reorg Merger shall be treated as a single integrated instrument and “stock or securities” within the meaning of Section 354 of the Code and not as preferred stock within the meaning of Section 351(g)(3)(A) of the Code or “other property or money” within the meaning of Section 356 of the Code, (iii) the cash paid in connection with the Internal Reorg Merger shall be treated as made in redemption of applicable equity interests of Windstream to which Section 302(b) applies, (iv) the Merger shall be treated as a taxable sale of the capital stock of Uniti to HoldCo, a regarded partnership for U.S. federal income tax purposes, in exchange for the Merger Consideration under Section 1001 of the Code, and (v) Uniti shall not fail to qualify as a REIT (as defined below) solely by reason of the Merger (clauses (i) - (v) collectively, the “Intended Tax Treatment”);

WHEREAS, immediately following the effective time of the Internal Reorg Merger, the capitalization of New Uniti will consist of New Uniti Common Stock, New Uniti Preferred Stock and New Uniti Warrants, each of which will remain outstanding following the Closing, and holders of New Uniti Common Stock will receive, as a result of the Internal Reorg Merger, the right to receive, at the Closing, such holder’s pro rata portion of the Closing Cash Payment;

WHEREAS, pursuant to the Pre-Closing Windstream Reorganization, the ultimate parent company of New Windstream Holdings II (as successor to Windstream) will, immediately prior to the Closing, be New Uniti;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Uniti to enter into this Agreement, Elliott (as defined below), Elliott Associates, L.P., a Delaware limited partnership (“EALP”), Elliott International, L.P., a Cayman Islands limited partnership (together with Elliott and EALP, the “Elliott Entities”) and Devonian II ICAV an Irish collective asset-management vehicle, acting solely for and on behalf of its sub-fund Devonian II – Sub-Fund I (“Devonian”), are entering into a voting agreement with Uniti (the “Elliott Voting Agreement”), pursuant to which each such Person has agreed, on the terms and subject to the conditions set forth therein, to, among other things, vote all of their respective voting shares in Uniti (if any) in favor of the approval of the Merger and certain other matters in connection with the Transactions as contemplated thereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Uniti to enter into this Agreement, (i) the Elliott Entities, together with Nexus Aggregator L.P., a Delaware limited partnership (“Nexus Aggregator”) and (ii) certain funds and accounts managed, advised or sub-advised by Legacy Windstream Holder Adviser (as defined below) are entering into unitholder agreements with Uniti

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(the “Unitholder Agreements”), pursuant to which such Windstream equityholders have agreed to certain matters in connection with the Transactions;

WHEREAS, substantially concurrently with the consummation of the Closing, (i) the Elliott Entities, together with Nexus Aggregator and Devonian (or certain Affiliates thereof), and (ii) certain funds and accounts managed, advised or sub-advised by Legacy Windstream Holder Adviser will each enter into a stockholders agreement with New Uniti in the forms attached hereto as Exhibit B and Exhibit C, respectively (collectively, the “Stockholders Agreements”); and

WHEREAS, substantially concurrently with the consummation of the Closing, New Uniti, EALP, Nexus Aggregator and Devonian (or certain Affiliates thereof), and Legacy Windstream Holder will enter into a registration rights agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01.    Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“2024 Exchangeable Notes Indenture” means the Indenture, dated as of June 28, 2019 (as amended and supplemented as of the date hereof), between Uniti Fiber Holdings Inc., the guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

“2027 Convertible Notes Indenture” means the Indenture, dated as of December 12, 2022 (as amended and supplemented as of the date hereof), between Uniti, the guarantors party thereto and the Trustee.

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains terms with respect to confidentiality and use that in all material respects are no less restrictive or otherwise more favorable to Uniti’s counterparty thereto than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict any person from making, publicly or privately, an Acquisition Proposal, acquiring Uniti or taking any other similar action, or otherwise contain any standstill or similar provision).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party inquiry, offer or proposal, relating to (i) any acquisition or purchase, directly or indirectly, of 25% or more of the consolidated assets of Uniti and its Subsidiaries or 25% or more of any class of equity or voting securities of Uniti or any of its Subsidiaries whose

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assets, individually or in the aggregate, constitute, directly or indirectly, 25% or more of the consolidated assets of Uniti and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of Uniti or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Uniti and its Subsidiaries or (iii) a merger, consolidation, amalgamation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Uniti or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Uniti and its Subsidiaries.

“Adverse Recommendation Change” has the meaning set forth in Section 6.03(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, “controlled” and “under common control with” have correlative meanings. Notwithstanding the foregoing, no portfolio company of any investment fund managed by Elliott, Oaktree or Legacy Windstream Holder Adviser shall be considered an Affiliate of Windstream, New Windstream LLC or New Uniti for purposes of Section 8.01.

“Aggregate Merger Consideration Share Number” means the aggregate number of shares of New Uniti Common Stock that would be issued to holders of Uniti Common Stock (and assuming, for this purpose, that all Operating Partnership Units and FinanceCo Preferred Shares still outstanding as of immediately prior to the Effective Time, other than those held by Uniti or any of its Subsidiaries, were exchanged for Uniti Common Stock immediately prior to the Effective Time) and holders of Uniti PSU Awards (to the extent vested as of the Effective Time) as of the Effective Time in accordance with the terms of this Agreement if such holders were to receive, in respect of such shares of Uniti Common Stock and Uniti PSU Awards, 57.680% of the Pro Forma Share Total; provided that for purposes of calculating the Aggregate Merger Consideration Share Number, (i) any Uniti Restricted Stock Awards (other than Excess Uniti Equity Awards) and Uniti Securities issued (or issuable) after the date hereof and prior to the Closing in connection with the Convertible Notes, the Exchangeable Notes, the Call Spread Warrants or the Alternative Financing shall be disregarded and (ii) any Uniti Securities comprising Excess Uniti Equity Awards shall be considered vested (at target performance, to the extent applicable) as of the Effective Time regardless of whether not then actually vested.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.03(a).

“Alternative Financing” means alternative debt financing (including debt securities to be issued or incurred in lieu of, or supplemental to, any bridge facility contemplated by the Debt Commitment Letter or pursuant to any “securities demand” provisions in the Fee Letter and/or any asset-backed securitization financing (or bridge loan financing related thereto) or any combination thereof) to be incurred or issued by Uniti or its Subsidiaries, or equity financing (including

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preferred equity financing to be issued by New Uniti and/or common equity financing to be issued by Uniti or New Uniti), which is, in the aggregate, in an amount sufficient for Uniti to satisfy the Financing Requirement at the Closing.

“Alternative Structure Election” has the meaning set forth in Section 9.02.

“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other Applicable Law related to bribery or corruption.

“Antitrust Division” has the meaning set forth in Section 8.01(b).

“Applicable Date” has the meaning set forth in Section 4.07(a).

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), act, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, statute or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Articles of Merger” has the meaning set forth in Section 2.02(c).

“BEAD” means the Broadband Equity Access and Deployment Program pursuant to which grants will be awarded to providers to build out broadband networks by states utilizing Broadband Equity Access and Deployment Program money from the U.S. federal government.

“BEAD Commitments” means capital expenditure representing Windstream’s portion of the costs to pass BEAD-eligible locations Windstream may be awarded or financing commitments by Windstream and its Subsidiaries with respect BEAD.

“Bond Hedge Transactions” means the call option transactions entered into by and among Uniti Fiber Holdings Inc. and each of Citigroup Global Markets Inc., Barclays Bank PLC, JPMorgan Chase Bank, National Association and RBC Capital Markets, LLC pursuant to call option transaction confirmations dated as of June 25, 2019 and June 27, 2019.

“Burdensome Condition” has the meaning set forth in Section 8.01(c).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Call Spread Warrants” means warrants issued by Uniti to Citigroup Global Markets Inc., Barclays Bank PLC, JPMorgan Chase Bank, National Association and RBC Capital Markets, LLC pursuant to warrant confirmations dated as of June 25, 2019 and June 27, 2019.

“Capped Call Transactions” means the call option transactions entered into by and among Uniti and each of Goldman Sachs & Co. LLC, Mizuho Markets Americas LLC and Jefferies International Limited, Bank of Montreal and Deutsche Bank AG, London Branch pursuant to call option transaction confirmations dated as of December 7, 2022 and December 21, 2022.

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“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any other similar Applicable Law.

“Certificate of Designations” means a Certificate of Designations, in the form attached as Exhibit N hereto, to be filed by New Uniti with the Secretary of State of the State of Delaware prior to the Internal Reorg Merger (as the same may be revised in accordance with Section 6.06(f)).

“Certificates” has the meaning set forth in Section 2.05.

“Closing” has the meaning set forth in Section 2.02(b).

“Closing Cash Payment” means an amount equal to (i) $425,000,000, minus (ii) aggregate amount of the Windstream Transaction Bonuses and the Windstream MIP Payments, if any, plus (iii) the amount of any cash retention awards described in Item 3 of Section 6.01(b)(vi) of the Uniti Disclosure Schedule that are payable prior to, at or as a result of the Closing.

“Closing Date” has the meaning set forth in Section 2.02(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations and published policies, procedures, orders and decisions of the FCC.

“Communications Laws” means (a) the Communications Act; (b) state statutes governing intrastate telecommunications services and/or facilities and the rules, regulations, and published policies, procedures, orders and decisions of the State PUCs; and (c) any laws of any other Governmental Authority regulating or overseeing communications facilities or communications services, including but not limited to laws relating to the occupancy or use of any public rights-of-way.

“Communications Regulatory Authorities” means the FCC, the State PUCs and all other Governmental Authorities that regulate communications facilities or telecommunications, telecommunications services, enhanced or advanced services or information services (as those terms are defined in the Communications Laws) in the jurisdictions in which Uniti or Windstream and their respective Subsidiaries, as applicable, have such facilities or conduct business as of the date of this Agreement. Notwithstanding the foregoing, Communications Regulatory Authorities shall not include any Governmental Franchising Authority.

“Competition Laws” means Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” has the meaning set forth in Section 8.07(b).

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“Contract” means any agreement, commitment, lease, sublease, license, contract, note, bond, mortgage, indenture, arrangement or other obligation.

“Converted PSU Award” has the meaning set forth in Section 2.04(a).

“Converted Restricted Stock Award” has the meaning set forth in Section 2.04(a)(ii).

“Convertible Notes” means the 7.50% Convertible Senior Notes due 2027 issued by Uniti pursuant to the 2027 Convertible Notes Indenture.

“Covered Employee” has the meaning set forth in Section 8.11(a).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 and all related strains and sequences, including any variants or evolutions or mutations thereof or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.

“COVID-19 Measures” shall mean (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, safety or similar Applicable Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act, or any other response to COVID-19 (including any such response undertaken by any similarly situated industry participants) and (ii) the reversal or discontinuation of any of the foregoing.

“D&O Insurance” has the meaning set forth in Section 7.03(d).

“Debt Commitment Letter” has the meaning set forth in Section 4.27.

“Debt Financing” has the meaning set forth in Section 4.27.

“Debt Financing Documents” means any underwriting agreement, purchase agreement, placement agreement, credit agreement, indenture or any other definitive agreement entered into by any Debt Financing Source, on the one hand, and Uniti or any of its Affiliates, on the other, in connection with the Debt Financing.

“Debt Financing Source” means each Person that has committed or agreed to provide, arrange, syndicate, underwrite, purchase or place any Debt Financing, or has otherwise entered into any agreement with Uniti or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, all or any part of the Debt Financing and the respective successors and permitted assigns of the foregoing.

“Debt Financing Sources Related Parties” means the Debt Financing Sources, their respective Affiliates and the respective partners, managers, members, trustees and Representatives of any of such Debt Financing Sources or any such Affiliates.

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“Delaware Limited Liability Company Act” means the Delaware Limited Liability Company Act.

“Devonian” has the meaning set forth in the Recitals.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” has the meaning set forth in Section 2.02(c).

“Elliott” means Elliott Investment Management, L.P.

“Elliott Voting Agreement” has the meaning set forth in the Recitals.

“End Date” has the meaning set forth in Section 11.01(b)(i).

“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).

“Environmental Laws” means any and all Applicable Laws concerning public or worker health or safety (with respect to exposure to Hazardous Substances), pollution, or the protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person who was at any relevant time considered a single employer with Uniti or any of its Subsidiaries or Windstream or any of its Subsidiaries, as applicable, under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Excess Uniti Equity Awards” means the Uniti Restricted Stock Awards and Uniti PSU Awards described in Items 3 and 4 of Section 6.01(b)(vi) of the Uniti Disclosure Schedule.

“Exchange Agent” has the meaning set forth in Section 2.05(a).

“Exchange Ratio” has the meaning set forth in Section 2.03(a).

“Exchangeable Notes” means the 4.00% Exchangeable Senior Notes due 2024 issued by Uniti Fiber Holdings Inc. pursuant to the 2024 Exchangeable Notes Indenture.

“Ex-Im Laws” means all Applicable Laws and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws and regulations administered by U.S. Customs and Border Protection).

“Expense Amount” has the meaning set forth in Section 12.04(b)(iii).

“F Reorganization Completion Date” means (i) with respect to New Windstream LLC, the date on which Windstream F Reorg is completed, and (ii) with respect to New Uniti, the date on which Internal Reorg Merger is completed.

“FCC” means the United States Federal Communications Commission.

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“FCC Approvals” means, as set forth in Section 1.01(i) of the Uniti Disclosure Schedule, the approvals, consents, waivers, declaratory rulings or other authorization from the FCC for the Transactions other than the Pre-Closing Windstream Reorganization.

“Fee Letter” has the meaning set forth in Section 4.27.

“FinanceCo Preferred Shares” means the 8.0% Series A Cumulative Non-Voting Convertible Preferred Stock of Uniti Group Finance Inc., which are convertible into shares of Uniti Common Stock at the option of the holder.

“Financing” has the meaning set forth in Section 6.06(a).

“Financing Related Proceeding” has the meaning set forth in Section 12.13(a).

“Financing Requirement” has the meaning set forth in Section 6.06(a).

“Financing Termination Fee” has the meaning set forth in Section 12.04(c).

“Form S-4” has the meaning set forth in Section 8.02(a).

“FTC” has the meaning set forth in Section 8.01(b).

“Fund Administrator” means the entity that administers a state or the federal Universal Service Fund, state or federal telecommunications relay service fund, the North American Numbering Plan, or number portability.

“GAAP” means generally accepted accounting principles in the United States, in effect from time to time.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or Nasdaq or any self-regulatory organization.

“Governmental Authorization” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization, designation or similar rights issued, granted or obtained by or from any Governmental Authority.

“Governmental Franchising Authority” means any state, municipal, local or other Governmental Authority that regulates the occupancy, maintenance or use of any public rights-of-way utilized by Uniti or Windstream and their respective Subsidiaries, as applicable.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Hazardous Substances” means any substance, material, chemical, pollutant or waste regulated by, or pursuant to which liability or standards of conduct may be imposed under, any

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Environmental Law on account of their toxic or hazardous properties, including petroleum products or byproducts, asbestos, radiation, lead, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“HoldCo” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Person” has the meaning set forth in Section 7.03(a).

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights throughout the world, including any and all of the following, whether or not registered, and all rights therein: (i) trademarks, service marks, trade names, trade dress, logos, domain names, social media identifiers and accounts, corporate names and other indications of origin, including all registrations, applications for registration and renewals of the foregoing and the goodwill associated with the foregoing, (ii) mask works, inventions, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, provisionals, non-provisionals, renewals, supplementary protection certificates, extensions and reexaminations thereof and the equivalent of any of the foregoing) and all inventions and improvements to the inventions disclosed in each such registration, patent or patent application, (iii) works of authorship and copyrights and registrations and applications for registrations thereof, including derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression, (iv) confidential and proprietary information, including trade secrets and know-how, (v) databases, data collections and rights to Personal Data, (vi) rights in Software, and (vii) rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation associated with any of the foregoing.

“Intended F Reorganization Treatment” means (i) with respect to New Windstream LLC, the treatment of Windstream F Reorg as a “reorganization” under Section 368(a)(1)(F) of the Code, and (ii) with respect to New Uniti, the treatment of Internal Reorg Merger as a “reorganization” under Section 368(a)(1)(F) of the Code.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Internal Controls” has the meaning set forth in Section 4.07(f).

“Internal Reorg Merger” has the meaning set forth in the Recitals.

“Intervening Event” has the meaning set forth in Section 6.03(e)(ii).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all Software, computer hardware (whether general or special purpose), networks (other than the internet), interfaces, platforms, servers, peripherals and electronic data processing, information, record keeping, communications, telecommunications and computer systems, including any outsourced systems and processes.

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“Knowledge” means (i) with respect to Uniti, the actual knowledge, after inquiry of direct reports, of the individuals listed on Section 1.01(ii) of the Uniti Disclosure Schedule and (ii) with respect to Windstream, the actual knowledge, after inquiry of direct reports, of the individuals listed on Section 1.01(i) of the Windstream Disclosure Schedule.

“Legacy Windstream Holder” means OC III LVS I LP and other funds and accounts that hold Windstream common units or warrants and are managed, advised or sub-advised by the investment manager of OC III LVS I LP set forth on Section 1.01(iii) of the Windstream Disclosure Schedule (such investment manager, the “Legacy Windstream Holder Adviser”).

“Legacy Windstream Holder Adviser” has the meaning set forth in the definition of “Legacy Windstream Holder”.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset.

“Maryland Limited Liability Company Act” means the Maryland Limited Liability Company Act.

“Maximum Debt Financing Interest Rate” means the rate set forth on Section 1.01(iii) of the Uniti Disclosure Schedule.

“Merger” has the meaning set forth in Section 2.02(a).

“Merger Consideration” has the meaning set forth in Section 2.03(a).

“Merger Sub” has the meaning set forth in the Recitals.

“MGCL” means the Maryland General Corporation Law.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Nasdaq” means the Nasdaq Global Select Market.

“New Uniti” has the meaning set forth in the Recitals.

“New Uniti Charter” has the meaning set forth in Section 2.01(f).

“New Uniti Common Stock” means the common stock of New Uniti.

“New Uniti Preferred Stock” means perpetual non-convertible Series A Preferred Stock of New Uniti, to be issued in connection with the Internal Reorg Merger, with an aggregate initial Liquidation Preference (as defined in the Certificate of Designations) of $575,000,000 and having the powers, preferences and rights set forth in the Certificate of Designations (as the same may be revised in accordance with Section 6.06(f)).

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“New Uniti Warrants” means warrants to be issued by New Uniti in connection with the Internal Reorg Merger, representing, upon exercise of all such warrants, 6.9000% of the Pro Forma Share Total at a purchase price of $0.01 per share, pursuant to a warrant agreement in the form attached as Exhibit F hereto (the “Warrant Agreement”).

“New Windstream LLC” has the meaning set forth in the Recitals.

“New Windstream Holdings II” has the meaning set forth in the Recitals.

“Nexus Aggregator” has the meaning set forth in the Recitals.

“Notes RRAs” means (i) the registration rights agreement, dated as of June 28, 2019, among Uniti, Uniti Fiber Holdings Inc. and Barclays Capital Inc., relating to the Exchangeable Notes and (ii) the registration rights agreement, dated as of December 12, 2022, among Uniti, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., relating to the Convertible Notes.

“Oaktree” means Oaktree AIF Investments, L.P., Oaktree Capital Management, L.P., Oaktree Fund GP II, L.P., Oaktree Strategic Income SPV, LLC and their respective managed funds and accounts.

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Open Window Period” has the meaning set forth in Section 6.08.

“Operating Partnership Units” means limited partnership interests in Uniti Group LP, a Delaware limited partnership controlled by Uniti as its general partner, which are exchangeable for shares of Uniti Common Stock or, at Uniti’s election, cash of equivalent value.

“Other Regulatory Filings” mean the filings seeking approval, waiver or consent from or providing notice to any Governmental Authority required pursuant to Applicable Law (including any Competition Laws or Communications Laws), the Uniti Communications Licenses, the Windstream Communications Licenses, Governmental Authorizations issued by a Governmental Franchising Authority or a grant or loan award document with a Governmental Authority as set forth in Section 1.01(iv) of the Uniti Disclosure Schedule (in each case, other than (i) the Notification and Report Form pursuant to the HSR Act, (ii) the filings for the FCC Approvals, (iii) the filings for the State PUC Approvals and (iv) the Pre-Closing Windstream Reorganization Regulatory Approvals).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Transaction” has the meaning set forth in Section 7.07(a).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

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“Personal Data” means (i) any and all information that identifies an individual person or (ii) “personal data,” “personal information,” “personally identifiable information” or any similar term as defined under any Applicable Law.

“Pre-Closing Uniti Restructuring” means the transactions set forth in Exhibit E.

“Pre-Closing Windstream Reorganization” has the meaning set forth in the Recitals.

“Pre-Closing Windstream Reorganization Regulatory Approvals” means the filings with and approvals from the Governmental Authorities in connection with the Pre-Closing Windstream Reorganization as identified on Section 5.03(b) of the Windstream Disclosure Schedule.

“Pro Forma Share Total” means all shares of New Uniti Common Stock outstanding as of immediately following the Effective Time on an as converted and fully diluted basis, after giving effect to the Closing, including (a) the issuance of New Uniti Common Stock and New Uniti Warrants (and the shares of New Uniti Common Stock underlying the New Uniti Warrants) in the Internal Reorg Merger, (b) the issuance of any New Uniti Common Stock underlying any Windstream RSUs, Windstream PSUs or Windstream Performance Options, (c) the issuance of any New Uniti Common Stock (i) underlying any Uniti PSU Awards that are vested as of the Effective Time and (ii) issued or issuable under any Excess Uniti Equity Award (at target performance, to the extent applicable) and (d) the issuance of any New Uniti Common Stock as Merger Consideration (and assuming, for this purpose, that all Operating Partnership Units and FinanceCo Preferred Shares still outstanding as of immediately prior to the Effective Time, other than those held by Uniti or any of its Subsidiaries, were exchanged for Uniti Common Stock immediately prior to the Effective Time), but excluding any dilution attributable to (i) any Uniti Restricted Stock Awards or any Uniti PSU Awards that are not vested as of the Effective Time (other than Excess Uniti Equity Awards) and (ii) any Uniti Securities issued (or issuable) after the date hereof and prior to the Closing in connection with the Convertible Notes, the Exchangeable Notes, the Call Spread Warrants or the Alternative Financing.

“Proceeding” means any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

“Proxy Statement” has the meaning set forth in Section 4.09.

“QRS” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, attorneys, accountants and other advisors of such Person, acting on such Person’s behalf.

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“Revolving Credit Facility Consent” has the meaning set forth in Section 6.07.

“Rights Offering” has the meaning set forth in the Recitals.

“Rule 144A Offering” has the meaning set forth in Section 7.07(a)(ii).

“Sanctioned Country” means any country or region that is (or the government of which is) or has been in the last five years the subject or target of a comprehensive embargo under Sanctions Laws (including, at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. laws relating to economic or trade sanctions, including the Applicable Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council and the European Union.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SDAT” has the meaning set forth in Section 2.02(c).

“SEC” means the Securities and Exchange Commission.

“Software” means all computer software (in object code or source code format), operating systems, applications, firmware, routines, algorithms, data and databases, and related documentation and materials.

“Solvent” has the meaning set forth in Section 5.24.

“State PUC” means any state public service or public utilities commission, or similar state regulatory agency or body that regulates the intrastate telecommunications services or facilities of Uniti or Windstream, as applicable, or their respective Subsidiaries.

“State PUC Approval” means, as set forth in Section 1.01(v) of the Uniti Disclosure Schedule, the approvals, consents, waivers, rulings or other authorizations from a State PUC for the Transactions other than the Pre-Closing Windstream Reorganization.

“Stockholders Agreement” has the meaning set forth in the Recitals.

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“Subsidiary” means, with respect to any Person, (i) any entity of which such person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board or other governing body of directors or other Person or body performing similar functions or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Superior Proposal” has the meaning set forth in Section 6.03(e)(i).

“Surviving Corporation” has the meaning set forth in Section 2.02(a).

“Tax” means any and all domestic or foreign, federal, state, or local taxes, charges, levies, imposts, duties, and other like assessments or charges of any kind that are in the nature of a tax, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings or profits), capital taxes, gross receipts taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment or unemployment taxes, excise taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes (real, personal or abandoned), windfall profits taxes, alternative or add-on minimum taxes, and customs duties, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, levies, imposts, duties or other assessments.

“Tax Return” means any report, return, document, declaration, form, claim for refund, election, document, statement or other information or filing filed or required to be supplied to any Taxing Authority with respect to Taxes, including any schedules or related or supporting information, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, form, claim for refund, election, document, statement or other information or filing, and including any amendment thereof or supplement thereto.

“Taxing Authority” means any Governmental Authority responsible for or otherwise having jurisdiction with respect to the imposition, collection, assessment, or regulation of any Tax or Tax Return.

“Team Telecom” means the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, established pursuant to Executive Order 13913, Establishing the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, 85 FR 19643 (April 8, 2020), conducting national security review of an FCC-notified transaction involving potential foreign involvement in U.S. telecommunications assets, as well as any predecessor or successor group or other group within the Executive Branch of the United States government charged with performing or assisting the FCC with such review.

“Termination Fee” has the meaning set forth in Section 12.04(b).

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“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Uniti, Windstream or any of their respective Affiliates.

“Title IV Plan” means any Uniti Plan or Windstream Plan, as applicable (in each case other than any Multiemployer Plan) that is or was subject to Title IV of ERISA or Section 412 of the Code.

“Trade Control Laws” means any Sanctions Laws, Ex-Im Laws or the anti-boycott Applicable Laws administered by the U.S. Department of Commerce and/or the U.S. Department of Treasury’s Internal Revenue Service.

“Transaction Agreements” shall mean this Agreement, the Unitholder Agreements, the Elliott Voting Agreement, the Stockholders Agreements, the Registration Rights Agreement, the Certificate of Designations, the Warrant Agreements and the Confidentiality Agreement.

“Transaction Expenses” means, in each case whether payable prior to, at or after the Closing, (i) the aggregate fees, costs and expenses incurred by Uniti or Windstream to third parties (including financial advisors, attorneys, accountants and other Representatives) in connection with (a) the contemplated Transactions and the evaluation, preparation, negotiation, documentation, execution and performance of this Agreement and the other Transaction Agreements and (b) any sale process and related activities considered in lieu of the transactions contemplated by this Agreement and the other Transaction Agreements, in each case, whether billed prior to, on or after the Closing Date, (ii) any stay or retention bonus, change in control bonus, transaction bonus, severance or similar compensatory amounts payable to any current or former Uniti Service Providers or Windstream Service Providers that becomes payable by Uniti or Windstream as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements (and any payroll taxes associated with any payments made as a result of, or in connection with the consummation of the transactions contemplated by this Agreement, whether or not otherwise a Transaction Expense) and (iii) any amounts incurred or owing under, any fees, costs, expenses and other liabilities incurred (or that would be incurred or made) as a result of the settlement or termination of, any Windstream Affiliate Transaction, without any Liability to any of Windstream, Uniti, HoldCo or Merger Sub after the Effective Time, in each case in this definition whether paid or unpaid as of the Closing.

“Transactions” means the Merger and the other transactions contemplated by the Transaction Agreements (excluding, for the avoidance of doubt, the approval of the Uniti Organizational Document Amendment and the Uniti Delaware Conversion at the Uniti Stockholders Meeting).

“Transfer Taxes” has the meaning set forth in Section 9.02.

“TRS” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

“Trustee” has the meaning set forth in the definition of “2024 Exchangeable Notes Indenture”.

“Uncertificated Shares” has the meaning set forth in Section 2.05(a).

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“Unitholder Agreements” has the meaning set forth in the Recitals.

“Uniti” has the meaning set forth in the Preamble.

“Uniti Affiliate Transaction” has the meaning set forth in Section 4.26.

“Uniti Balance Sheet” means the consolidated balance sheet of Uniti as of the Uniti Balance Sheet Date and the footnotes thereto set forth in Uniti’s report on Form 10-K for the annual period ended on the Uniti Balance Sheet Date.

“Uniti Balance Sheet Date” means December 31, 2023.

“Uniti Board” has the meaning set forth in the Recitals.

“Uniti Board Recommendation” has the meaning set forth in Section 4.02(b).

“Uniti Common Stock” has the meaning set forth in Section 4.05(a).

“Uniti Communications Licenses” means all material Governmental Authorizations issued by the Communications Regulatory Authorities and held by Uniti and its Subsidiaries as of the date of this Agreement.

“Uniti Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, storage, sharing, distribution, transfer, disclosure, security, protection, destruction, disposal or other processing of Personal Data (whether in electronic or any other form or medium) or privacy, security or security breach notification requirements, in each case applicable to Uniti and its Subsidiaries in relation to the conduct of Uniti’s business: (i) Uniti’s own published or otherwise publicly disclosed rules, policies and procedures; (ii) all Applicable Laws; (iii) binding industry standards applicable to the industry in which Uniti’s business operates; and (iv) Contracts into which Uniti and its Subsidiaries have entered or by which they are otherwise bound.

“Uniti Delaware Conversion” has the meaning set forth in Section 6.02.

“Uniti Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Uniti to Windstream.

“Uniti ESPP” means the Uniti Group Inc. Amended and Restated Employee Stock Purchase Plan.

“Uniti Financial Advisor Opinions” has the meaning set forth in Section 4.23.

“Uniti Financial Statements” has the meaning set forth in Section 4.08.

“Uniti Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by Uniti or any of its Subsidiaries.

“Uniti IT Assets” has the meaning set forth in Section 4.15(e).

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“Uniti Leased Real Property” has the meaning set forth in Section 4.14(b).

“Uniti LLC Conversion” means the conversion of the corporate form of the Surviving Corporation from a corporation to a limited liability company following the Closing.

“Uniti Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect or change that is, or would reasonably be expected, individually or in the aggregate, to have a material adverse effect on (x) the condition (financial or otherwise), assets, business or results of operations of Uniti and its Subsidiaries, taken as a whole, or (y) the ability of Uniti and its Subsidiaries to consummate the Transactions, excluding, solely in the case of clause (x) above, any effect resulting directly or indirectly from (i) changes in GAAP or the official interpretation thereof, (ii) changes in general economic, political or regulatory conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) changes in conditions generally affecting the industries in which Uniti and its Subsidiaries operate, (iv) changes in Applicable Law or the interpretation thereof, (v) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, natural disasters, acts of God, demonstrations, public disaster, epidemics, pandemics or other diseases (including COVID-19 and any COVID-19 Measures), including any deterioration or worsening thereof, (vi) the announcement, pendency, or consummation of the Transactions, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Uniti and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the Transactions), (vii) any failure by Uniti or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Uniti Material Adverse Effect” may be taken into account in determining whether there has been a Uniti Material Adverse Effect), (viii) any actions taken (or omitted to be taken) at the written request of Windstream, HoldCo or Merger Sub), (ix) changes in the price and/or trading volume of the shares of Uniti Common Stock or any other securities of Uniti on Nasdaq or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of Uniti (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Uniti Material Adverse Effect” may be taken into account in determining whether there has been a Uniti Material Adverse Effect) or (x) any actions taken (or omitted to be taken) by Uniti or any of its Subsidiaries that are expressly required to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under Applicable Law for the consummation of the Merger (provided that this clause (x) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement), except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such event

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has had a disproportionate adverse effect on Uniti or any of its Subsidiaries relative to other companies operating in the industry or industries in which Uniti or any of its Subsidiaries conducts business, in which case the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Uniti Material Adverse Effect.

“Uniti Material Contracts” has the meaning set forth in Section 4.20(a).

“Uniti Organizational Document Amendment” has the meaning set forth in Section 6.02.

“Uniti Owned Real Property” has the meaning set forth in Section 4.14(b).

“Uniti Permitted Liens” means (i) Liens disclosed on the Uniti Balance Sheet or notes thereto or securing liabilities reflected on the Uniti Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith and for which adequate reserves have been established on the Uniti Financial Statements in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith, (iv) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Uniti Real Property, which are not currently violated by the use or occupancy of such Uniti Real Property or the operation of the business conducted thereon, (v) any matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially and adversely impair the continued use and operation of the property to which they relate in the business of Uniti and its Subsidiaries as currently conducted, (vi) any Liens or encumbrances on title affecting a lessor’s (or sublessor’s) interest in any of the Uniti Leased Real Property or affecting the interest of a subtenant of Uniti or its Subsidiaries therein, and for which adequate reserves have been established on the Uniti Financial Statements in accordance with GAAP, (vii) Liens constituting non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business, (viii) any state of facts which an accurate survey of the Uniti Real Property would disclose and which, individually or in the aggregate, do not materially and adversely impair the continued use and which are not currently violated by the use or occupancy of such Uniti Real Property or the operation of the business conducted thereon and (ix) Liens disclosed on Section 1.01(vi) of the Uniti Disclosure Schedule.

“Uniti Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or (ii) other employment, equity, incentive or other compensation or benefit plan, program arrangement or agreement, in each case that is sponsored, maintained or contributed to by Uniti or any of its Subsidiaries, or in respect of which Uniti or any of its Subsidiaries has any liability (contingent or otherwise), other than any such plan or agreement that is implemented, administered or operated by any Governmental Authority.

“Uniti Preferred Stock” has the meaning set forth in Section 4.05(a).

“Uniti PSU Award” means an award of performance-based restricted stock units that has been granted under the Uniti Stock Plan.

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“Uniti Real Property” has the meaning set forth in Section 4.14(b).

“Uniti Real Property Lease” has the meaning set forth in Section 4.14(d).

“Uniti Related Parties” has the meaning set forth in Section 12.04(d).

“Uniti Restricted Stock Award” means an award of restricted shares of Uniti Common Stock that has been granted under the Uniti Stock Plan and which, as of the relevant time of determination, remains subject to vesting conditions that have not been satisfied.

“Uniti Ruling” means a private letter ruling from the IRS regarding certain U.S. federal income tax consequences of a deemed liquidation of Uniti after the Merger, including with respect to the ability of Uniti to effect a consent dividend under Section 565 of the Code in connection with such liquidation, and any other U.S. federal income tax issues associated with the Transactions.

“Uniti Ruling Correspondence” has the meaning set forth in Section 9.01(c).

“Uniti SEC Documents” has the meaning set forth in Section 4.07(a).

“Uniti Securities” has the meaning set forth in Section 4.05(c).

“Uniti Service Provider” means an employee, officer, director or other individual service provider of Uniti or any of its Subsidiaries.

“Uniti Stock Plan” means the Uniti Group Inc. 2015 Equity Incentive Plan, as amended and restated effective March 28, 2018.

“Uniti Stockholder Approval” means the approval of the Merger and the other Transactions by the affirmative vote of holders of a majority of the outstanding Uniti Common Stock.

“Uniti Stockholders Meeting” has the meaning set forth in Section 6.02(a).

“Uniti Subsidiary Securities” has the meaning set forth in Section 4.06(b).

“Uniti Tax Group” has the meaning set forth in Section 4.17(i).

“Universal Service Contributions” means any amount owed to a federal or state Universal Service Fund under Applicable Law (or under any forms or instructions related to the payment of such amounts, or any policies, practices or procedures adopted by the Fund Administrators), whether billed or unbilled.

“Universal Service Fund” means a state or the federal mechanism designated by Applicable Law to support the availability of communications services, whether in high cost areas or to specific classes of customers (such as schools and libraries, low income consumers, hospitals or other designated customer classes).

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“Universal Service Subsidies” means any amounts paid from Universal Service Funds to carriers for services that qualify for support under a state or the federal Universal Service Fund.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Applicable Law.

“Warrant Agreement” has the meaning set forth in the definition of “New Uniti Warrant.”

“Willful Breach” has the meaning set forth in Section 11.02.

“Windstream” has the meaning set forth in the Preamble (and shall include any successor entity resulting from the merger of Windstream contemplated by the Pre-Closing Windstream Reorganization).

“Windstream Affiliate Transaction” has the meaning set forth in Section 5.26.

“Windstream Audited Financial Statements” has the meaning set forth in Section 8.02(c).

“Windstream Balance Sheet” means the consolidated balance sheet of Windstream and its consolidated Subsidiaries as of the Windstream Balance Sheet Date.

“Windstream Balance Sheet Date” means December 31, 2022.

“Windstream Change in Control Consideration” means, in respect of each unit of Windstream underlying a Windstream Performance Option, Windstream PSU or a Windstream RSU, either (i) the same number of shares of New Uniti Common Stock and New Uniti Preferred Stock (including associated New Uniti Warrants) and the portion of the Closing Cash Payment that a share of New Uniti Common Stock issued in the Internal Reorg Merger is entitled to receive at the Closing, provided that the Windstream Change in Control Consideration payable in respect of a Windstream Performance Option shall be determined as though such Windstream Performance Option were exercised into Windstream units via “net settlement” or “cashless exercise” based on the difference between the fair market value of a Windstream unit as of immediately prior to the consummation of the Transaction and the exercise price applicable to such Windstream Performance Option), or (ii) an amount in cash equal to the fair market value of the consideration described in clause (i). The form of the Windstream Change in Control Consideration, and the fair market value of the Windstream Change in Control Consideration shall be determined in good faith by the board of directors of Windstream as constituted as of immediately prior to the closing of the Transaction.

“Windstream Communications Licenses” means all material Governmental Authorizations issued by the Communications Regulatory Authorities and held by Windstream and its Subsidiaries as of the date of this Agreement.

“Windstream Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, storage, sharing, distribution, transfer, disclosure, security, protection, destruction, disposal or other processing of Personal Data (whether in electronic or any other form or medium) or privacy, security or security breach notification

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requirements, in each case applicable to Windstream and its Subsidiaries in relation to the conduct of Windstream’s business: (i) Windstream’s own published or otherwise publicly disclosed rules, policies and procedures; (ii) all Applicable Laws; (iii) binding industry standards applicable to the industry in which Windstream’s business operates; and (iv) Contracts into which Windstream and its Subsidiaries have entered or by which they are otherwise bound.

“Windstream Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Windstream to Uniti.

“Windstream F Reorg” has the meaning set forth in the Recitals.

“Windstream Financial Statements” has the meaning set forth in Section 5.07.

“Windstream Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by Windstream or any of its Subsidiaries.

“Windstream IT Assets” has the meaning set forth in Section 5.14(e).

“Windstream Leased Real Property” has the meaning set forth in Section 5.13(b).

“Windstream Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect or change that is, or would reasonably be expected, individually or in the aggregate, to have a material adverse effect on (x) the condition (financial or otherwise), assets, business or results of operations of Windstream and its Subsidiaries, taken as a whole, or (y) the ability of Windstream and its Subsidiaries to consummate the Transactions, excluding, solely in the case of clause (x) above, any effect resulting directly or indirectly from (i) changes in GAAP or the official interpretation thereof, (ii) changes in general economic, political or regulatory conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) changes in conditions generally affecting the industries in which Windstream and its Subsidiaries operate, (iv) changes in Applicable Law or the interpretation thereof, (v) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, natural disasters, acts of God, demonstrations, public disaster, epidemics, pandemics or other diseases (including COVID-19 and any COVID-19 Measures), including any deterioration or worsening thereof, (vi) the announcement, pendency, or consummation of the Transactions, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Windstream and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the Transactions), (vii) any failure by Windstream or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Windstream Material Adverse Effect” may be taken into account in

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determining whether there has been a Windstream Material Adverse Effect), (viii) any actions taken (or omitted to be taken) at the written request of Uniti, or (ix) any actions taken (or omitted to be taken) by Windstream or any of its Subsidiaries, HoldCo or Merger Sub that are expressly required to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under Applicable Law for the consummation of the Merger (provided that this clause (ix) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement), except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such event has had a disproportionate adverse effect on Windstream or any of its Subsidiaries relative to other companies operating in the industry or industries in which Windstream or any of its Subsidiaries conducts business, in which case the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Windstream Material Adverse Effect.

“Windstream Material Contracts” has the meaning set forth in Section 5.19(a).

“Windstream MIP” means the Windstream Holdings II, LLC 2020 Management Incentive Plan, as amended from time to time.

“Windstream MIP Payments” means any cash payments made in respect of Windstream RSUs, Windstream PSUs or Windstream Performance Options outstanding as of the date hereof or granted following the date hereof to the extent permitted hereunder in respect of the holders thereof, including any such payments described in clause (ii) of the definition of Windstream Change in Control Consideration, whether such payments are made prior to the Closing or upon the Closing pursuant to Section 2.10.

“Windstream Owned Real Property” has the meaning set forth in Section 5.13(b).

“Windstream Performance Award” means a Windstream Performance Option or a Windstream PSU.

“Windstream Performance Option” means an award of performance-based options that has been granted under the Windstream MIP.

“Windstream Permitted Liens” means (i) Liens disclosed on the Windstream Balance Sheet or notes thereto or securing liabilities reflected on the Windstream Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith and for which adequate reserves have been established on the Windstream Financial Statements in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith, (iv) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Windstream Real Property, which are not currently violated by the use or occupancy of such Windstream Real Property or the operation of

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the business conducted thereon, (v) any matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially and adversely impair the continued use and operation of the property to which they relate in the business of Windstream and its Subsidiaries as currently conducted, (vi) any Liens or encumbrances on title affecting a lessor’s (or sublessor’s) interest in any of the Windstream Leased Real Property or affecting the interest of a subtenant of Windstream or its Subsidiaries therein, and for which adequate reserves have been established on the Windstream Financial Statements in accordance with GAAP, (vii) Liens constituting non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business, (viii) any state of facts which an accurate survey of the Windstream Real Property would disclose and which, individually or in the aggregate, do not materially and adversely impair the continued use and which are not currently violated by the use or occupancy of such Windstream Real Property or the operation of the business conducted thereon and (ix) Liens disclosed on Section 1.01(ii) of the Windstream Disclosure Schedule.

“Windstream Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or (ii) other employment, equity, incentive or other compensation or benefit plan, program arrangement or agreement, in each case that is sponsored, maintained or contributed to by Windstream or any of its Subsidiaries, or in respect of which Windstream or any of its Subsidiaries has any liability (contingent or otherwise) other than any such plan or agreement that is implemented, administered or operated by any Governmental Authority.

“Windstream PSU” means an award of performance-based restricted units that has been granted under the Windstream MIP.

“Windstream Real Property” has the meaning set forth in Section 5.13(b).

“Windstream Real Property Lease” has the meaning set forth in Section 5.13(b).

“Windstream Related Parties” has the meaning set forth in Section 12.04(d).

“Windstream Revolving Credit Facility” means the Credit Agreement, dated as of September 21, 2020 (as amended or supplemented), among Windstream Services, LLC (f/k/a Windstream Services II, LLC), Windstream, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and each L/C Issuer and each lender from time to time party thereto.

“Windstream RSU” means an award of time-based restricted units that has been granted under the Windstream MIP.

“Windstream Securities” has the meaning set forth in Section 5.05(e).

“Windstream Service Provider” means an employee, officer, director or other individual service provider of Windstream or any of its Subsidiaries.

“Windstream Subsidiary Securities” has the meaning set forth in Section 5.06(b).

“Windstream Tax Group” has the meaning set forth in Section 5.16(i).

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“Windstream Transaction Bonuses” means the transaction bonuses described in Section 7.01(vi)(A) of the Windstream Disclosure Schedule.

Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to “ordinary course of business” (or similar references) shall mean ordinary course of business consistent with past practice. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “transactions contemplated hereby” shall not include approval of the Uniti Organizational Document Amendment or the Uniti Delaware Conversion at the Uniti Stockholders Meeting. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, the period in question will end on the next Business Day; (iii) if any action must be taken on or by a day that is not a Business Day, such action may be validly taken on or by the next day that is a Business Day. Whenever this Agreement requires HoldCo or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Windstream to cause HoldCo and/or Merger Sub to take such action. As the context requires, (x) from and after the completion of the Windstream F Reorg until the effective time of the Internal Reorg Merger, references to Windstream will be deemed to refer to New Windstream LLC and (ii) from and after the effective time of the Internal Reorg Merger, references to Windstream or New Windstream LLC will be deemed to refer to New Uniti. References to one gender shall include all genders. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if

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drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to documents or information “made available” or “provided” to the other party or similar terms shall mean documents or information (i) publicly available on the SEC EDGAR database at least two (2) Business Days prior to the date of this Agreement, (ii) delivered by or on behalf of Uniti to Windstream or Windstream’s Representatives, or vice versa, via e-mail or in hard copy form at least two (2) Business Days prior to the execution of this Agreement or (iii) uploaded and viewable to Windstream or Uniti and such party’s Representatives, as applicable, at least two (2) Business Days prior to the execution of this Agreement in the applicable dataroom hosted on Intralinks or Datasite, as applicable.

Article 2
Pre-Closing Transactions; The Merger

Section 2.01.    Pre-Closing Transactions. Prior to the Closing, the following transactions shall occur:

(a)    Subject to Section 9.02, Windstream shall, and shall cause its applicable Subsidiaries to, cause to be completed the steps contemplated by the Pre-Closing Windstream Reorganization to be completed by them and shall keep Uniti reasonably informed of the status thereof and afford Uniti a reasonable opportunity to review and comment in advance on any documentation in connection therewith (it being agreed that Windstream may reject any such comments in its reasonable discretion); provided that, without the prior written consent of Uniti, Windstream may from time to time amend or modify Exhibit A and the transactions and other actions contemplated thereby so long as no such amendment or modification would, individually or in the aggregate, (i) have an adverse impact in any material respect on Uniti or, after the Closing, New Uniti (or any of their respective Subsidiaries, Affiliates or equityholders) (it being understood that any amendment or modification that results in an Elliott Entity or any of its Affiliates receiving cash in the Rights Offering will be deemed to have such a material adverse impact on Uniti), (ii) impair, impede or delay the consummation of the other transactions contemplated by this Agreement in any material respect or (iii) be reasonably expected to, in any material respect, (A) adversely affect Uniti’s ability to qualify as a REIT prior to or immediately following the Effective Time, (B) adversely affect Uniti’s ability to effect the Uniti LLC Conversion or (C) adversely affect Uniti’s or New Uniti’s ability to rely on the Uniti Ruling. The parties hereby acknowledge and agree that the Pre-Closing Windstream Reorganization includes the Rights Offering, but the consummation of the Rights Offering is not a condition to any Person’s obligation to complete any other step of the Pre-Closing Windstream Reorganization, or to consummate the Closing or the other Transactions, and in no event will any Elliott Entity or its Affiliates be permitted to sell any Windstream Securities in violation of the restrictions contained in the Unitholder Agreements;

(b)    Subject to Section 9.02, Uniti shall, and shall cause its applicable Subsidiaries to, use reasonable best efforts to complete the steps contemplated by the Pre-Closing Uniti Restructuring by the applicable Persons, and shall keep Windstream reasonably informed of the status thereof and afford Windstream a reasonable opportunity to review and comment in advance on any documentation in connection therewith (it being agreed that Uniti may reject any such comments in its reasonable discretion); provided that, without the prior written consent of Windstream, Uniti

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may from time to time amend or modify Exhibit E and the transactions and other actions contemplated thereby so long as no such amendment or modification would, individually or in the aggregate, (i) have an adverse impact in any material respect on Windstream or, after the Closing, New Uniti (or any of their respective Subsidiaries, Affiliates or equityholders), (ii) impair, impede or delay the consummation of the other transactions contemplated by this Agreement in any material respect or (iii) be reasonably expected to, in any material respect, (A) adversely affect Uniti’s ability to qualify as a REIT prior to or immediately following the Effective Time, (B) adversely affect Uniti’s ability to effect the Uniti LLC Conversion or (C) adversely affect Uniti’s or New Uniti’s ability to rely on the Uniti Ruling;

(c)    Windstream and Uniti shall cooperate as reasonably necessary to enable the completion of the transactions contemplated by the Pre-Closing Windstream Reorganization and the Pre-Closing Uniti Restructuring in accordance with the terms of this Agreement;

(d)    Windstream shall cause HoldCo and Merger Sub to execute and deliver to Uniti joinders hereto in substantially the form attached hereto as Exhibit M to become parties to this Agreement promptly following their formation;

(e)    Windstream shall cause New Windstream LLC to execute and deliver to Uniti a joinder in the form attached hereto as Exhibit M (to be subject to the provisions of this Agreement as though it were Windstream hereunder) promptly following the completion of the Windstream F Reorg; provided that in each case, New Windstream Holdings II (as successor to Windstream) shall automatically and without further action by any Person, be fully released from this Agreement and shall have no further obligations or liabilities hereunder and, from and after such release, New Windstream LLC (or New Uniti, as successor to New Windstream LLC following the Internal Reorg Merger) shall assume, perform, discharge and fulfill all of the obligations and liabilities of Windstream hereunder;

(f)    Windstream shall take all actions necessary to cause the certificate of incorporation of New Uniti at the Closing (the “New Uniti Charter”) to be in the form of Exhibit G;

(g)    Windstream shall take all actions necessary to cause the bylaws of New Uniti at the Closing to be in the form of Exhibit H;

(h)    At the effective time of the Internal Reorg Merger, New Uniti shall issue to each holder of common units (or warrants exercisable for common units) of New Windstream LLC, in exchange therefor, such holder’s pro rata portion of (i) shares of New Uniti Common Stock, (ii) the shares of New Uniti Preferred Stock, (iii) the New Uniti Warrants, and (iv) the right to receive, at the Closing, the Closing Cash Payment, in each case as contemplated on Exhibit A hereto; and

(i)    Each of the parties hereto shall take all actions necessary to, effective as of the Effective Time, (i) cause all of the directors of New Uniti immediately prior to the Effective Time to resign as directors, (ii) elect as directors of New Uniti the persons who are members of the Uniti Board immediately prior to the Effective Time and such other directors/observers as Uniti and Windstream shall mutually agree or as otherwise required by the Stockholders Agreement prior to the Closing (who shall be the sole directors of New Uniti immediately after the Effective Time), (iii) except as otherwise indicated by Uniti in writing to Windstream prior to the Effective Time,

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remove the persons who are officers of New Uniti immediately prior to the Effective Time as officers of New Uniti and (iv) except as otherwise indicated by Uniti in writing to Windstream prior to the Effective Time, appoint the persons who are the officers of Uniti immediately prior to the Effective Time as officers holding the same offices of New Uniti.

Section 2.02.    The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing following the completion of the transactions contemplated by Section 2.01, at the Effective Time, Merger Sub shall be merged with and into Uniti (the “Merger”) in accordance with the MGCL and the Maryland Limited Liability Company Act, whereupon the separate existence of Merger Sub shall cease, and Uniti shall be the surviving corporation (the “Surviving Corporation”), a wholly owned direct subsidiary of HoldCo and a wholly owned indirect subsidiary of New Uniti.

(b)    Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 or through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than three (3) Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Windstream and Uniti may mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

(c)    No later than the Closing Date, Uniti and Merger Sub shall file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”), in such form as required by, and executed in accordance with, the MGCL and the Maryland Limited Liability Company Act. The Merger shall become effective at the Effective Time. As used herein, the “Effective Time” shall mean the later of the time the Articles of Merger are accepted for record by the SDAT and such other date and time as Windstream and Uniti shall agree and specify in the Articles of Merger (not to exceed 30 days from the acceptance for record of the Articles of Merger); provided that in no event shall the Effective Time occur prior to 4:00 p.m. Eastern time on the Closing Date.

(d)    From and after the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions of the MGCL and the Maryland Limited Liability Company Act. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Uniti and Merger Sub, all as provided under the MGCL.

(e)    If Uniti elects to change its corporate domicile to Delaware prior to the Closing, then Uniti and Windstream shall cause the Merger to occur in Delaware, and in such case, references in this Section 2.02 to the MGCL shall be deemed to refer to the DGCL, references to the Maryland Limited Liability Company Act shall be deemed to refer to the Delaware Limited Liability Company Act, references to the Articles of Merger shall be deemed to refer to a Certificate of Merger and references to the SDAT shall be deemed to the refer to the Secretary of State for the

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State of Delaware; provided that no such change of corporate domicile shall take effect without Windstream’s written consent (not to be unreasonably withheld, conditioned or delayed) (x) more than three (3) Business Days prior to the Closing Date, (y) if it would have an adverse impact in any material respect on Windstream (or any of its Subsidiaries, Affiliates or equityholders), which shall be deemed to include any adverse change to any of Windstream’s rights or obligations under this Agreement, or (z) if it would impair, impede or delay the consummation of the Closing or the other transactions contemplated by this Agreement in any material respect.

Section 2.03.    Conversion of Shares. (a) Except as otherwise provided in Section 2.03(b) and Section 2.03(c), each share of Uniti Common Stock outstanding immediately prior to the Effective Time (other than Uniti Restricted Stock Awards, which shall be governed solely by Section 2.04) shall be converted into the right to receive a number of shares of New Uniti Common Stock equal to the Exchange Ratio (together with any cash in lieu of fractional shares of New Uniti Common Stock as specified below, the “Merger Consideration”). The “Exchange Ratio” shall be calculated so that each holder of Uniti Common Stock shall receive, in respect of each share of Uniti Common Stock, a number of shares of New Uniti Common Stock equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration Share Number by (ii) the aggregate number of shares of Uniti Common Stock issued and outstanding as of immediately prior to the Effective Time (including in respect of shares of Uniti Common Stock subject to Uniti PSU Awards that have vested but have not yet been settled as of the Effective Time and any shares issued or issuable under any Excess Uniti Equity Award (at target performance, to the extent applicable), but excluding any Uniti Restricted Stock Awards (other than Excess Uniti Equity Awards) and any Uniti Securities issued (or issuable) after the date hereof and prior to the Closing in connection with the Convertible Notes, the Exchangeable Notes, the Call Spread Warrants or the Alternative Financing). As of the Effective Time, all such shares of Uniti Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.08, in each case, to be issued or paid in accordance with Section 2.05, without interest and subject to any withholding of Taxes required by Applicable Law.

(b)    Each share of Uniti Common Stock (i) owned by any Subsidiary of Uniti or (ii) owned by Windstream, HoldCo, Merger Sub or any Subsidiary of Windstream, HoldCo or Merger Sub immediately prior to the Effective Time shall be canceled, and shall cease to exist, and no payment shall be made with respect thereto.

(c)    The membership interests of Merger Sub outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and shall thereafter be converted into a number of shares of common stock of the Surviving Corporation such that HoldCo, as the sole member of Merger Sub immediately prior to the Effective Time, owns all outstanding shares of stock in the Surviving Corporation immediately following the Effective Time.

Section 2.04.    Treatment of Uniti and Windstream Equity Awards; Uniti ESPP.

(a)

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(i)    Each Uniti PSU Award that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by New Uniti and remain subject to the same terms and conditions (including any vesting, forfeiture and dividend equivalent terms) as were applicable to such Uniti PSU Award immediately prior to the Effective Time, but shall be converted into an award with respect to a target number of shares of New Uniti Common Stock (rounded up or down to the nearest whole share) equal to the product of (x) the target number of shares of Uniti Common Stock subject to such Uniti PSU Award and (y) the Exchange Ratio (a “Converted PSU Award”); provided that, solely in the case of any Uniti PSU Award that is vested as of the Effective Time, the corresponding Converted PSU Award shall be with respect to a number of shares of New Uniti Common Stock (rounded up or down to the nearest whole share) equal to the product of (A) the number of shares of Uniti Common Stock subject to such Uniti PSU Award in respect of which such Uniti PSU Award has vested and (B) the Exchange Ratio.

(ii)    Each Uniti Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holders thereof, be assumed by New Uniti and remain subject to the same terms and conditions (including any vesting, forfeiture and dividend terms) as were applicable to such Uniti Restricted Stock Award immediately prior to the Effective Time, but shall be converted into an award with respect to a number of shares of New Uniti Common Stock (rounded up or down to the nearest whole share) equal to the product of (x) the number of shares of Uniti Common Stock subject to such Uniti Restricted Stock Award and (y) the Exchange Ratio (a “Converted Restricted Stock Award”).

(iii)    At the Effective Time, New Uniti shall assume the Uniti ESPP in a manner intended to be consistent with Treasury Regulation Section 1.424-1, so that such assumption will not constitute a “modification” of outstanding options granted under the Uniti ESPP for purposes of Section 424 of the Code. With respect to each “offering period” that would otherwise be in effect as of the Effective Time, Uniti and Windstream shall take action to provide that such “offering period” shall continue following the Effective Time as an offering in respect of shares of New Uniti Common Stock, subject to the terms of the Uniti ESPP.

(iv)    At or prior to the Effective Time, Uniti, the Uniti Board (and the compensation committee of the Uniti Board) and the board of directors of Windstream, as applicable, shall adopt any resolutions and take any other actions that are necessary to effectuate the actions set forth in this Section 2.04.

(v)    New Uniti shall take all actions that are necessary to effectuate the actions set forth in this Section 2.04(a), including the reservation, issuance and listing of New Uniti Common Stock as necessary to effect such treatment. If registration of any shares of New Uniti Common Stock issuable pursuant to interests under the Uniti Stock Plan or the Uniti ESPP following the Effective Time (and giving effect to this Section 2.04(a)) is required under the 1933 Act, New Uniti shall file with the SEC as soon as reasonably practicable on or after the Closing Date a registration statement on Form S-8 with respect to such shares of New Uniti Common Stock, and shall use its reasonable best efforts to maintain

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the effectiveness of such registration statement for so long as the Uniti Stock Plan or the Uniti ESPP, as applicable, remains outstanding or in effect and such registration of interests therein or the shares of New Uniti Common Stock issuable thereunder continues to be required.

(b)

(i)    Each Windstream RSU that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holders thereof, be fully vested and canceled, and converted into the right to receive the Windstream Change in Control Consideration payable in respect thereof pursuant to the terms of the Windstream MIP and the applicable award agreements, on the terms and conditions set forth therein.

(ii)    To the extent some or all of a Windstream Performance Award that is outstanding immediately prior to the Effective Time has met the performance-vesting conditions applicable to such Windstream Performance Award after giving effect to the consummation of the Transactions (as reasonably determined by Windstream’s board of managers as constituted immediately prior to the Effective Time), such vested portion shall, at the Effective Time, automatically and without any action on the part of the holder thereof, be canceled and converted into the right to receive the Windstream Change in Control Consideration pursuant to the terms of the Windstream MIP and the applicable award agreements, on the terms and conditions set forth therein (including deferral of the payment of such amounts in respect of Windstream Performance Awards that have not satisfied their time-vesting criteria). Each Windstream Performance Award (or portion thereof) that is outstanding immediately prior to the Effective Time and for which performance-vesting conditions applicable to such Windstream Performance Award have not been satisfied after giving effect to the consummation of the Transactions (as reasonably determined by Windstream’s board of managers as constituted immediately prior to the Effective Time) shall, at the Effective Time, automatically and without any action on the part of the holder thereof, be canceled for no consideration.

Section 2.05.    Surrender and Payment. (a) Prior to the Effective Time, Uniti shall appoint an agent reasonably acceptable to Uniti (the “Exchange Agent”), and New Windstream LLC shall cause HoldCo to enter into an exchange agent agreement, reasonably acceptable to Uniti, with such agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing shares of Uniti Common Stock (the “Certificates”) or (ii) uncertificated shares of Uniti Common Stock (the “Uncertificated Shares”). Prior to the Effective Time, New Uniti shall contribute to HoldCo, and HoldCo shall deposit with or otherwise make available to the Exchange Agent, the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. As promptly as practicable after the Effective Time (but no later than two Business Days thereafter), New Windstream LLC shall cause HoldCo to send, or shall cause the Exchange Agent to send, to each holder of shares of Uniti Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to Uniti and finalized prior to the Effective Time and which shall specify that the delivery shall be effected, and risk of loss and title

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shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)    Each holder of shares of Uniti Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each share of Uniti Common Stock represented by a Certificate or for each Uncertificated Share (less any applicable withholding). Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent from and after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any such shares of Uniti Common Stock.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    At the Effective Time, the stock transfer books of Uniti shall be closed, and there shall be no further registration of transfers of shares of Uniti Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05 (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Uniti Common Stock 12 months after the Effective Time shall be returned to HoldCo, upon demand, and any such holder who has not exchanged such shares of Uniti Common Stock for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to HoldCo for, and HoldCo shall remain liable for, payment of the Merger Consideration in respect of such shares of Uniti Common Stock without any interest thereon and subject to any withholding of Taxes required by Applicable Law in accordance with this Section 2.05(e). If any Certificate shall not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration will, to the extent permitted by Applicable Law, become the property of HoldCo, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.06.    No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights (or rights of an objecting stockholder under Section 3-201 et seq. of the MGCL or otherwise) shall be available with respect to the Merger or any of the other Transactions.

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Section 2.07.    Adjustments. If, during the period between the date of this Agreement and the Effective Time any change in the equity interests or the outstanding shares of capital stock of Uniti or Windstream shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Uniti Common Stock or the holders of Windstream equity interests, as applicable, the same economic effect as contemplated by this Agreement prior to such event.

Section 2.08.    No Dividends. All shares of New Uniti Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time, and whenever a dividend or other distribution is declared by Windstream in respect of New Uniti Common Stock, the record date for which is at or after the Effective Time, as applicable, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; provided that no dividends or other distributions with respect to New Uniti Common Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.09, will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in Section 2.05 and this Section 2.08. Following such surrender or transfer, there shall be paid, without interest and subject to any withholding of Taxes required by Applicable Law, to the Person in whose name the securities of Windstream have been registered, at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.09 and the amount of all dividends or other distributions with a record date after the Effective Time, as applicable, previously paid or payable on the date of such surrender or transfer with respect to such securities.

Section 2.09.    Fractional Shares. No fractional shares of New Uniti Common Stock shall be issued in the Merger. All fractional shares of New Uniti Common Stock that a holder of Uniti Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest and subject to any withholding of Taxes required by Applicable Law, determined by multiplying the closing sale price of a share of New Uniti Common Stock on Nasdaq on the trading day immediately following the date on which the Effective Time occurs by the fraction of a share of New Uniti Common Stock to which such holder would otherwise have been entitled.

Section 2.10.    Closing Cash Payment and Conversion.

(a)    On the Closing Date and on behalf of New Uniti, (i) Uniti shall pay or cause to be paid to the Exchange Agent (for distribution to the holders of New Uniti Common Stock, determined as of immediately following the Internal Reorg Merger, pro rata based on the number of shares of New Uniti Common Stock held by each such stockholder), an aggregate amount in cash equal to the Closing Cash Payment, and (ii) Uniti shall pay or cause to be paid, on behalf of Windstream, the Windstream Transaction Bonuses and the unpaid portion of the Windstream MIP Payments to each Person who is owed a portion thereof, which payments shall be made through payroll of Windstream or one of its Subsidiaries (and New Uniti shall, and shall cause its Subsidiaries to, assist with the payments described in this Section 2.10).

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(b)    Following the Effective Time, on or promptly following the Closing Date (with such timing to be determined in the sole discretion of Uniti), Uniti may adopt and cause to be filed with the SDAT articles of conversion to effect the Uniti LLC Conversion. Notwithstanding anything to the contrary in this Section 2.10, if, on the Closing Date, Uniti adopts articles of conversion to effect the Uniti LLC Conversion, Uniti shall not be obligated to pay or cause to be paid the cash payments required to be paid pursuant to Section 2.10(a) until after such articles of conversion are adopted; provided that if the Uniti LLC Conversion is not effective on the Closing Date, Uniti shall pay or cause to be paid the cash payments required to be paid pursuant to Section 2.10(a) on the Closing Date.

Section 2.11.    Withholding. Notwithstanding anything to the contrary contained in this Agreement, each of the Exchange Agent, New Uniti, HoldCo, the Surviving Corporation, Merger Sub and any other applicable payor shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Withholding for the Windstream Change in Control Consideration in respect of Windstream RSUs or Windstream Performance Awards shall be effected as cash and net share withholding in proportion to the type of consideration payable to the holder thereof.

Section 2.12.    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Uniti Common Stock represented by such Certificate, as contemplated by this Article 2.

Article 3

The Surviving Corporation

Section 3.01.    Charter. At the Effective Time, as part of the Merger, the charter of the Surviving Corporation shall be amended and restated to be in the form of Exhibit J (with such changes as may be reasonably necessary to reflect that Uniti is a Delaware entity if, on or prior the Closing Date, Uniti effects the Uniti Delaware Conversion) until amended in accordance with Applicable Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.03.

Section 3.02.    Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to be in the form of Exhibit K (with such changes as may be reasonably necessary to reflect that Uniti is a Delaware entity if, on or prior the Closing Date, Uniti effects the Uniti Delaware Conversion) until amended in accordance with Applicable Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.03.

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Section 3.03.    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the parties shall take all actions necessary so that (a) the board of directors of the Surviving Corporation shall be the directors identified in the Articles of Merger and (b) the officers of the Surviving Corporation shall be the officers identified in the Articles of Merger.

Article 4
Representations and Warranties of Uniti

Except (x) as disclosed in any Uniti SEC Document filed or furnished to the SEC on or after the Applicable Date and publicly available prior to the Business Day prior to the date hereof (but excluding any forward-looking disclosures set forth in any “risk factors” section or any disclosures in any “forward-looking statements” section; it being understood that any factual information contained within such sections shall not be excluded) or (y) subject to Section 12.05, as set forth in the Uniti Disclosure Schedule, Uniti represents and warrants to Windstream that:

Section 4.01.    Corporate Existence and Power. (a) Uniti (i) is a corporation, duly incorporated and validly existing, (ii) is in good standing under the laws of the State of Maryland and (iii) has all corporate powers required to own, lease and operate its properties and assets in the manner currently operated and to carry on its business as now conducted and, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect.

(b)    Uniti is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification or licensing, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect. Uniti has made available to Windstream true, correct and complete copies of the charter and bylaws of Uniti in effect as of the date hereof, and Uniti is not in material violation of any of the provisions of its charter and bylaws.

Section 4.02.    Corporate Authorization. (a) The execution, delivery and performance by Uniti of this Agreement and the consummation by Uniti of the Transactions are within Uniti’s corporate powers and, except for the Uniti Stockholder Approval, have been duly authorized by all necessary corporate action on the part of Uniti. The Uniti Stockholder Approval is the only vote of the holders of any of Uniti’s capital stock necessary in connection with the consummation of the Merger. Uniti has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Windstream, this Agreement constitutes a valid and binding agreement of Uniti, enforceable against Uniti in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditor’s rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)    At a meeting duly called and held, the Uniti Board, by resolutions duly adopted, has unanimously (i) determined that the Merger and the other Transactions are in the best interests of

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Uniti and Uniti’s stockholders, (ii) approved this Agreement and declared advisable the Merger and the other Transactions on the terms and conditions of this Agreement, (iii) directed that the approval of the Merger and the other Transactions on the terms and conditions of this Agreement be submitted to Uniti’s stockholders for consideration at the Uniti Stockholders Meeting and (iv) resolved to recommend, subject to Section 6.03(b), the approval of the Merger and the other Transactions to Uniti’s stockholders (such recommendation, the “Uniti Board Recommendation”).

Section 4.03.    Governmental Authorization. The execution, delivery and performance by Uniti of this Agreement and the consummation by Uniti of the Transactions require no action by or in respect of, or filing by Uniti with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any applicable requirements of Communications Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC by New Uniti of the Form S-4, (d) the filing of the Articles of Merger with the SDAT and the acceptance for record by the SDAT of the Articles of Merger pursuant to the MGCL and the Maryland Limited Liability Company Act, (e) the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Uniti is qualified to do business, (f) filings that become applicable solely as a result of matters specifically related to Windstream or any of its Affiliates, (g) compliance with the rules and regulations of Nasdaq and (h) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect.

Section 4.04.    Non-Contravention. The execution, delivery and performance by Uniti of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Uniti Stockholder Approval, the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the charter or bylaws of Uniti, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under (or an event that with notice or lapse of time or both would become a default), or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Uniti or any of its Subsidiaries is entitled under any provision of any agreement, note, bond, mortgage, contract, license, or other instrument binding upon Uniti or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties or assets (including intangible assets) of Uniti or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect.

Section 4.05.    Capitalization. (a) The authorized capital stock of Uniti consists of 500,000,000 shares of common stock, par value $0.0001 per share (“Uniti Common Stock”), and 50,000,000 shares of preferred stock, par value $0.0001 per share (“Uniti Preferred Stock”). As of May 1, 2024, there were outstanding (i) 237,330,505 shares of Uniti Common Stock (excluding in respect of Uniti Restricted Stock Awards), (ii) no shares of Uniti Preferred Stock, (iii) (A) up to 16,899,509 shares of Uniti Common Stock issuable upon exchange of the Exchangeable Notes and (B) up to 50,452,659 shares of Uniti Common Stock issuable upon conversion of the Convertible Notes, (iv) 2,926,950 shares of Uniti Common Stock in respect of Uniti Restricted Stock Awards, (v) 1,412,563 shares of Uniti Common Stock in respect of Uniti PSU Awards (on a target basis),

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(vi) 37,527 shares of Uniti Common Stock issuable upon exchange of the Operating Partnership Units and ~~(vii)~~(vii) 12,754,384 Call Spread Warrants exercisable for up to 25,508,768 shares of Uniti Common Stock. All shares of capital stock of Uniti outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and non-assessable. As of May 1, 2024, other than the items listed in (i) through (vi) of the second sentence of this Section 4.05, there are no issued and outstanding Uniti Securities.

(b)    Except for the Convertible Notes, as of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of Uniti having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Uniti Common Stock may vote.

(c)    Except as set forth in this Section 4.05, as of the date hereof there are no issued, reserved for issuance, existing or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Uniti, (ii) securities of Uniti or its Subsidiaries convertible or exchangeable into or exercisable for shares of capital stock or other voting securities of or ownership interests in Uniti (other than, for the avoidance of doubt, the Convertible Notes, the Exchangeable Notes, the Operating Partnership Units and the Call Spread Warrants), (iii) warrants, calls, options or other rights to acquire from Uniti, or other obligation of Uniti to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in Uniti (other than, for the avoidance of doubt, the Convertible Notes, the Exchangeable Notes, the Operating Partnership Units and the Call Spread Warrants), (iv) stock options, restricted shares, stock appreciation rights, “phantom” stock, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of Uniti (the items in clauses (i) through (iv) being referred to collectively as the “Uniti Securities”) or (v) contractual obligations or commitments of any character relating to any Uniti Securities, including any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Uniti Securities (other than, for the avoidance of doubt, the Notes RRAs). There are no outstanding obligations of Uniti or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Uniti Securities. Uniti does not have a shareholder rights plan in place. Except as set forth in Section 4.05(c) of the Uniti Disclosure Schedule, Uniti has not exempted any person from the “Common Stock Ownership Limit” or the “Aggregate Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the charter of Uniti, which exemption or “Excepted Holder Limit” remains in effect.

(d)    Except as set forth on Section 4.05(d) of the Uniti Disclosure Schedule, there are no voting trusts, proxies or any other contracts or understandings with respect to the voting of the Uniti Common Stock or the Uniti Preferred Stock. Uniti is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Uniti Common Stock or Uniti Preferred Stock. There are no declared or accrued but unpaid dividends or distributions with respect to any Uniti Common Stock or Uniti Preferred Stock.

(e)    None of the Uniti Securities are owned by any Subsidiary of Uniti.

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Section 4.06.    Subsidiaries. (a) Each Subsidiary of Uniti has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect. All material Subsidiaries of Uniti as of the date hereof and their respective jurisdictions of organization are set forth in Section 4.06 of the Uniti Disclosure Schedule.

(b)    All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Uniti is owned by Uniti, directly or indirectly. As of the date hereof, there were no issued, reserved for issuance or outstanding (i) securities of Uniti or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of Uniti, (ii) warrants, calls, options or other rights to acquire from Uniti or any of its Subsidiaries, or other obligations of Uniti or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Uniti or (iii) stock options, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Uniti (the items in clauses (i) through (iii) being referred to collectively as the “Uniti Subsidiary Securities”). There are no outstanding obligations of Uniti or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Uniti Subsidiary Securities.

Section 4.07.    SEC Filings; Internal Control. (a) Uniti has timely filed with or furnished to the SEC all reports, schedules, forms, statements, certifications, prospectuses and other documents (including all exhibits, schedules and other information and supplements thereto) required to be filed with or furnished to the SEC by Uniti since January 1, 2021 (the “Applicable Date”) (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Uniti SEC Documents”).

(b)    As of its filing date, each Uniti SEC Document complied, and each Uniti SEC Document filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002, as the case may be. To the Knowledge of Uniti, no executive officer of Uniti has failed to make the certifications required under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Uniti SEC Document.

(c)    As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Uniti SEC Document filed pursuant to the 1934 Act did not, and each Uniti SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order

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to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)    Each Uniti SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)    As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Uniti SEC Documents and, to the Knowledge of Uniti, none of the Uniti SEC Documents is the subject of any ongoing SEC review, outstanding SEC comments or outstanding SEC investigation. There are no internal investigations or, to the Knowledge of Uniti, inquiries or investigations by the SEC pending or threatened, in each case, regarding any accounting practice of Uniti. Since the Applicable Date, Uniti has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(f)    Uniti and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of Uniti has, in material compliance with Rule 13a-15 or 15d-15, as applicable, under the 1934 Act, (i) reasonably designed disclosure controls and procedures to ensure that material information relating to Uniti, including its consolidated Subsidiaries, is made known to the management of Uniti by others within those entities, and includes policies and procedures that ensure that information required to be disclosed by Uniti in its filings with the SEC under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, (ii) processes designed by, or under the supervision of, Uniti’s principal executive and principal financial officers, or persons performing similar functions, and effected by Uniti’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions, dispositions and assets of Uniti; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets; and (C) provide reasonable assurances that receipts and expenditures are permitted only in accordance with Uniti management’s general or specific authorization; and (iii) disclosed, based on its most recent evaluation prior to the date hereof, to Uniti’s auditors and the audit committee of the Uniti Board (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect Uniti’s ability to record, process, summarize and report financial data and have identified for Uniti’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Uniti’s Internal Controls. Uniti management has completed an assessment of the effectiveness of Uniti’s system of Internal Controls in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and, except as set forth in the Uniti SEC Documents filed prior to the date of this Agreement that assessment concluded that those controls were effective.

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Section 4.08.    Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Uniti (including all notes and schedules thereto) (the “Uniti Financial Statements”) included or incorporated by reference in Uniti SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial condition of Uniti and its consolidated Subsidiaries, as of the dates thereof and their consolidated results of operations, shareholders’ deficit and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, in each case, none of which could reasonably be expected to be material, individually or in the aggregate). Neither Uniti nor any of its Subsidiaries is a party to, or has any commitment to become, a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.09.    Disclosure Documents. The proxy statement of Uniti to be filed as part of the Form S-4 with the SEC in connection with the Merger (the “Proxy Statement”) will, when filed in definitive form, comply as to form in all material respects with the applicable requirements of the 1934 Act. The information supplied by or on behalf of Uniti in writing for inclusion or incorporation by reference in the Form S-4 and Proxy Statement and any amendment or supplement thereto will not, at the time the Form S-4 is declared effective by the SEC (or, with respect to any amendment or supplement, at the time such post-effective amendment or supplement becomes effective) and on the date the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of Uniti and at the time of the Uniti Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Form S-4 or Proxy Statement or any amendment or supplement thereto based upon information supplied by Windstream, HoldCo or Merger Sub or any of their respective Representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10.    Absence of Certain Changes. Since the Uniti Balance Sheet Date through the date of this Agreement (a) there has not been any Uniti Material Adverse Effect, (b) except as set forth on Section 4.10 of the Uniti Disclosure Schedule, the business of Uniti and its Subsidiaries has been conducted in the ordinary course of business in all material respects and (c) without limiting the generality of the foregoing, Uniti has not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of, Windstream under Section 6.01.

Section 4.11.    No Undisclosed Liabilities. There are no liabilities or obligations of Uniti or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations disclosed and provided for in the Uniti Balance Sheet or in the notes thereto; (b) liabilities or obligations incurred in the ordinary course of business since the Uniti Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect; (c) liabilities or obligations incurred in connection with this Agreement and the Transactions; and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect.

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Section 4.12.    Compliance with Laws.

(a)    Uniti and each of its Subsidiaries is, and since the Applicable Date has been, in compliance with, and to the Knowledge of Uniti is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect.

(b)    Except as would not reasonably be expected to be, individually or in the aggregate, material to Uniti and its Subsidiaries, taken as a whole, neither Uniti nor any of its Subsidiaries, nor any of their respective officers, directors or employees (in connection with their activities on behalf of such employer), nor to the Knowledge of Uniti, any agent or other third-party representative acting on behalf of Uniti or any of its Subsidiaries, is currently, or has been since the Applicable Date, a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country or (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country.

(c)    Neither Uniti nor any of its Subsidiaries, nor any of their respective officers, directors or employees (in connection with their activities on behalf of such employer) nor to the Knowledge of Uniti, any agent or other third-party representative acting on behalf of Uniti or any of its Subsidiaries, has since the Applicable Date made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.

(d)    Since the Applicable Date, neither Uniti nor any of its Subsidiaries has, in connection with or relating to the business of Uniti or any of its Subsidiaries, (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority, or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential material violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

Section 4.13.    Litigation. Since the Applicable Date, there has been no Proceeding pending against, or, to the Knowledge of Uniti, threatened by or against, or affecting Uniti or any of its Subsidiaries before (or, in the case of threatened Proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree, writ or ruling of any Governmental Authority outstanding against Uniti or any of its Subsidiaries, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect.

Section 4.14.    Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, Uniti and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets necessary to operate its business, including all property and assets reflected on the Uniti Balance Sheet or acquired after the Uniti Balance Sheet Date, except as have been disposed of since the Uniti Balance Sheet Date in the ordinary course of business.

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(b)    As of the date hereof, Section 4.14(b) of the Uniti Disclosure Schedule sets forth a true and complete list of (i) all real property owned by Uniti with a land area of greater than 100,000 square feet (the “Uniti Owned Real Property”) and (ii) all real property leased by or for the benefit of Uniti or any of its Subsidiaries (excluding any of the foregoing for the lease of fiber infrastructure such as fiber optics or conduit) for which Uniti or its Subsidiaries made gross rental payments to the lessor of at least $300,000 in Uniti’s 2023 fiscal year (the “Uniti Leased Real Property” and, together with the Uniti Owned Real Property, the “Uniti Real Property”). Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, the Uniti Real Property represents all of the real property used or intended to be used in the business of, or otherwise held by, Uniti.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) Uniti has good and marketable indefeasible fee simple title to the Uniti Owned Real Property, free and clear of all Liens other than Uniti Permitted Liens and (ii) neither Uniti nor any of its Subsidiaries leases as lessor any Uniti Owned Real Property (other than leases or licenses to customers of Uniti’s or its Subsidiaries’ services or similar rights granted to customers in the ordinary course of business) and there are no rights of first refusal or rights of first offer to purchase any Uniti Owned Real Property or any portion thereof or interest therein.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) each lease, sublease or license, and all material amendments and modifications thereof as of the date hereof, with respect to the Uniti Leased Real Property (each, a “Uniti Real Property Lease”) is valid, binding, enforceable and in full force and effect with respect to Uniti or one of its Subsidiaries and, to the Knowledge of Uniti, to the counterparty thereto, (ii) neither Uniti nor any of its Subsidiaries, nor to Uniti’s Knowledge any other party to a Uniti Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Uniti Real Property Lease, and neither Uniti nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Uniti Real Property Lease.

(e)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, Uniti has not received any written notice that all or any portion of Uniti Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor and, to the Knowledge of Uniti, no such order is threatened.

(f)    Except for any Uniti Permitted Liens and as set forth in Section 4.14(f) of the Uniti Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) there are no contractual or legal restrictions that prevent Uniti or any of its Subsidiaries from using any Uniti Real Property for its current use and (ii) all structures and other buildings on the Uniti Real Property are in good operating condition sufficient for the operation of Uniti’s business and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.

Section 4.15.    Intellectual Property, Rights and IT Assets.

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(a)    Section 4.15(a) of the Uniti Disclosure Schedule lists each item of Uniti Intellectual Property Rights that is registered and applied-for with a Governmental Authority.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) all Uniti Intellectual Property Rights are valid, subsisting and, to Uniti’s Knowledge, enforceable, (ii) Uniti or its Subsidiaries solely and exclusively own, free and clear of all Liens (other than any Uniti Permitted Liens), all Uniti Intellectual Property Rights and (iii) Uniti or its Subsidiaries own all right, title and interest in, or have a written license or other right to use, all Intellectual Property Rights that are used in, held for use in or necessary for the operation of the business of Uniti and its Subsidiaries.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) the conduct of Uniti’s business as currently conducted by Uniti and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate (and, since the Applicable Date, Uniti and its Subsidiaries have not infringed, misappropriated, diluted or otherwise violated) any Intellectual Property Rights of any Person, (ii) as of the date hereof, there is no claim pending or, to the Knowledge of Uniti, threatened against Uniti or any of its Subsidiaries alleging that Uniti or any of its Subsidiaries have infringed, misappropriated, diluted or otherwise violated any valid and enforceable Intellectual Property Rights of any Person, (iii) to the Knowledge of Uniti, no Person is infringing, misappropriating, diluting or otherwise violating the Uniti Intellectual Property Rights, (iv) none of the Uniti Intellectual Property Rights are subject to any outstanding judgment, injunction, order or decree restricting the use thereof by Uniti or its Subsidiaries, and (v) there are no pending or, to the Knowledge of Uniti, threatened claims or allegations seeking to challenge the validity, enforceability or ownership of Uniti or any of its Subsidiaries’ rights in any Uniti Intellectual Property Rights.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, Uniti and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Uniti Intellectual Property Rights, the value of which to Uniti and its Subsidiaries is contingent upon maintaining the confidentiality thereof and Uniti and its Subsidiaries have not disclosed any confidential Uniti Intellectual Property Rights to any Third Party other than pursuant to a written confidentiality agreement (or equivalent professional obligations of confidentiality) pursuant to which such Third Party agrees to protect such confidential information.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) Uniti or its Subsidiaries possess all necessary rights to use all IT Assets that are currently used in the current operation of the business of Uniti and its Subsidiaries (the “Uniti IT Assets”), (ii) the Uniti IT Assets operate and perform in all material respects in a manner that permits Uniti and its Subsidiaries to conduct their respective businesses as currently conducted, (iii) Uniti and its Subsidiaries and the conduct of Uniti’s business are in compliance with, and have since the Applicable Date been in compliance with, all Uniti Data Security Requirements, (iv) since the Applicable Date through the date hereof, there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Uniti IT Assets, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Data or other notices received by Uniti or any of its Subsidiaries from any Governmental Authorities relating to Uniti Data Security Requirements and (v) there is,

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to Uniti’s Knowledge, no virus, worm, trojan horse or similar disabling code or program in any of the Uniti IT Assets.

Section 4.16.    Regulatory Matters.

(a)    Uniti and its Subsidiaries possess, and since the Applicable Date have possessed all material Governmental Authorizations required under Applicable Law for the ownership, lease, operation, use or maintenance of communications facilities and their business as currently conducted, including all Uniti Communications Licenses and Governmental Authorizations issued by a Governmental Franchising Authority. Section 4.16(a)(i) of the Uniti Disclosure Schedule sets forth a true, correct and complete list and description of each Uniti Communications License, including the (i) description of authorization, (ii) docket, case or similar designation, (iii) certificate number, if any, (iv) date of issuance, and (v) if applicable, the current term thereof. Except as set forth in Section 4.16(a)(ii) of the Uniti Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, since the Applicable Date, Uniti and its Subsidiaries (i) are and have been in material compliance with all Uniti Communications Licenses, Governmental Authorizations, and the Communications Laws, (ii) have not received any written notification or communication from any Governmental Authority asserting that Uniti or one of its Subsidiaries is or was not in compliance with any Uniti Communications License, Governmental Authorization, or Communications Law and (iii) have not been threatened in writing of the suspension, revocation, cancellation or modification of any Uniti Communications License. Uniti and its Subsidiaries have filed all necessary applications to renew or, if applicable, replace such Uniti Communications Licenses, except for any such failure to file that, individually or in the aggregate, would not reasonably be expected to have a Uniti Material Adverse Effect. None of such Uniti Communications Licenses will be subject to revocation, suspension, modification, cancellation, rescission, non-renewal or termination as a result of the execution and delivery of this Agreement or the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Uniti Material Adverse Effect.

(b)    Without limiting the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Uniti Material Adverse Effect, since the Applicable Date, Uniti and its Subsidiaries have filed all required Universal Service Fund reports and all such filings were, when made, true, correct and complete and in accordance with existing precedent of the relevant Governmental Authority. Except as set forth in Section 4.16(b) of the Uniti Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) since the Applicable Date, none of Uniti or its Subsidiaries has been the subject of any enforcement, Proceeding, fine, penalty or interest related to Universal Service Subsidies or Universal Service Contributions and, to the Knowledge of Uniti and its Subsidiaries, no such enforcement, Proceeding, fine, penalty or interests is threatened, (ii) to the Knowledge of Uniti and its Subsidiaries, there is no audit, examination, investigation or similar Proceeding currently in progress or pending with respect to Universal Service Subsidies or Universal Service Contributions of Uniti or its Subsidiaries and (iii) none of Uniti or its Subsidiaries has received any written or, to the Knowledge of Uniti and its Subsidiaries, other notice indicating any intent to open an audit (or other review) or request for information related to Universal Service Subsidies or Universal Service Contributions from any Fund Administrator or other Governmental Authority.

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Section 4.17.    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect:

(a)    All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Uniti or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct, and complete in all respects and have been prepared in substantial compliance with all Applicable Law.

(b)    Uniti and each of its Subsidiaries has timely paid in full to the appropriate Taxing Authority all Taxes due and payable by each of them (whether or not shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established on the financial statements of Uniti in accordance with GAAP. Uniti and each of its Subsidiaries has timely withheld and remitted to the appropriate Taxing Authority all Taxes required to be so withheld and remitted with respect to any amounts paid or owing to any employee, creditor, independent contractor or other third party under Applicable Law and has and have complied in all material respects with Applicable Laws relating to the payment, collection, reporting, withholding, and collection of Taxes or remittance thereof.

(c)    As of the date hereof, there is no Proceeding, examination or investigation now pending or otherwise in process, to Uniti’s Knowledge, threatened in writing against or with respect to Uniti or its Subsidiaries in respect of any Tax or Tax Return. No Taxing Authority has asserted by written notice to Uniti or its Subsidiaries any deficiency, assessment, adjustment, proposed adjustment, or claim for any Taxes that has not been paid or otherwise resolved in full.

(d)    There are no Liens for Taxes upon the assets of Uniti and its Subsidiaries except for Uniti Permitted Liens.

(e)    None of Uniti or its Subsidiaries has been granted any currently effective waiver of any statute of limitations with respect to, or any extension of period for the assessment or collection of, any income or other material Tax (other than any routine extension granted in the ordinary course of business), nor is any request from any Taxing Authority for any such waiver or extension currently outstanding.

(f)    No claim has been made in writing by any Taxing Authority in a jurisdiction where Uniti or one of its Subsidiaries does not file Tax Returns that Uniti or any of its Subsidiaries is or may be subject to Tax by or is or may be required to file (or be included in) a Tax Return in that jurisdiction. Neither Uniti nor any Subsidiary of Uniti has, nor has ever had, a permanent establishment (as defined in any applicable Tax treaty or convention between the United States and such country) or other taxable presence in any country other than its country of incorporation.

(g)    Neither Uniti nor any Subsidiary of Uniti is or, with respect to any period for which the statute of limitations remains open, has ever been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of U.S. state or local or non-U.S. law).

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(h)    During the two-year period ending on the date of this Agreement, neither Uniti nor any Subsidiary of Uniti has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 (or so much of Code Section 356 as relates to Code Section 355).

(i)    Neither Uniti nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code Section 1504(a)) or other combined, consolidated, unitary, or other similar group for Tax purposes (other than a group the common parent of which is or was Uniti or a Subsidiary of Uniti) (a “Uniti Tax Group”), (ii) has any liability for the Taxes of any Person (other than a member of the Uniti Tax Group) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of U.S. state or local or non-U.S. law), as a transferee or successor, by operation of Applicable Law, or otherwise, or (iii) is a party to or bound by, nor does it have any obligation under, any Tax allocation, Tax sharing, Tax indemnity, Tax gross-up, or other similar contract or arrangement with any Person (other than pursuant to (x) contracts solely among Uniti and its Subsidiaries, (y) the customary provisions of a commercial contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes, including leases, licenses or credit agreements or (z) the Transaction Agreements).

(j)    Neither Uniti nor any of its Subsidiaries is required to include any amounts in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(k)    Uniti (i) for all taxable years commencing with Uniti’s taxable year ended December 31, 2015 and through Uniti’s taxable year ended December 31, 2023, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (ii) has been organized and operated in conformity for qualification and taxation as a REIT for such period, (iii) has operated, and will continue to operate, in such a manner so as to enable it to qualify as a REIT through the Effective Time (except for the distribution requirements set forth in Section 857(a) of the Code with respect to taxable periods beginning after December 31, 2023), and (iv) has not taken, or failed to take, any action, which action or failure to act would reasonably be expected to result in the failure of Uniti to qualify as a REIT, and no challenge to Uniti’s status or qualification as a REIT is pending, or to the Knowledge of Uniti, threatened. Each Subsidiary of Uniti has been, since the later of its date of formation or the date on which Uniti acquired an interest in such Subsidiary, and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership or disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a REIT, (iii) a QRS or (iv) a TRS.

(l)    Section 4.17(l) of the Uniti Disclosure Schedule sets forth a true and complete list of each of Uniti’s Subsidiaries and the U.S. federal income tax classification of such Subsidiary as a partnership, disregarded entity, QRS, REIT or TRS.

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(m)    Since the Applicable Date, neither Uniti nor any of its Subsidiaries has incurred any liability for Taxes under Code Sections 857(b), 857(f), 860(c) or 4981 or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7. Uniti (i) has not engaged at any time in any “prohibited transactions” within the meaning of Code Section 857(b)(6), non-arm’s-length transactions or any transaction that would give rise to “redetermined rents,” “redetermined deductions” or “excess interest” described in Code Section 857(b)(7) and (ii) does not hold directly or indirectly any asset, the disposition of which would be subject to rules similar to Code Section 1374 by reason of Treasury Regulation Section 1.337(d)-7.

(n)    Uniti’s dividends paid deduction, within the meaning of Code Section 561, for all taxable years commencing with Uniti’s taxable year ended December 31, 2015 and through Uniti’s taxable year ended December 31, 2023, taking into account any dividends subject to Code Sections 857(b)(9) or 858, 857(b)(2), has not been less than the sum of (i) Uniti’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) Uniti’s net capital gain for such year (to the extent not covered in clause (i)).

(o)    Neither Uniti nor any of its Subsidiaries (other than TRSs) currently has or, as of December 31 of any taxable year through and including the taxable year ended December 31 immediately prior to the Effective Time, has had any earnings and profits attributable to such entity or any other corporation in a non-REIT year within the meaning of Section 857 of the Code.

Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.17 and in Sections 4.07, 4.08, 4.09 and 4.18 (in each case, to the extent expressly relating to Taxes or Tax matters) are the sole and exclusive representations of Uniti with respect to Taxes and Tax matters.

Section 4.18.    Employees and Employee Benefit Plans.

(a)    Section 4.18(a) of the Uniti Disclosure Schedule lists each material Uniti Plan. Uniti has made available to Windstream complete and accurate copies of each material Uniti Plan (or a description of all material terms, if such plan is not written). Except as, individually or in the aggregate, would not reasonably be expected to have a Uniti Material Adverse Effect, each Uniti Plan has been operated, maintained, funded and administered in accordance with its terms and in accordance with Applicable Law.

(b)    Neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) would reasonably be expected to (i) entitle any current or former Uniti Service Provider to any payment or benefit payable by Uniti or its Subsidiaries or (ii) accelerate the time of payment, vesting or funding of any compensation or benefits, or increase the amount payable, to any current or former Uniti Service Provider by Uniti or its Subsidiaries or (iii) result in any payments or benefits that would be nondeductible by reason of Section 280G of the Code.

(c)    Neither Uniti nor any of its Subsidiaries has any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or with respect to: (1) a Multiemployer Plan; (2) a Title IV Plan; (3) a multiple employer plan (as described in Section

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413(c) of the Code); or (4) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d)    Each Uniti Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and no circumstances exist that would reasonably be expected to result in any such letter being revoked.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Uniti Material Adverse Effect, each Uniti Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in material operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

(f)    No Uniti Plan provides or is reasonably expected to have any liability with respect to any post-employment or post-termination health, life or other welfare benefits to any Person, other than as required by COBRA or other Applicable Law.

(g)    Neither Uniti nor any of its Subsidiaries is a party to or bound by, or is currently negotiating in connection with entering into, any collective bargaining or similar agreement. There is no material labor strike, slowdown or stoppage pending or, to Uniti’s Knowledge, threatened against or affecting Uniti or any of its Subsidiaries.

(h)    Neither Uniti nor its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Uniti Service Provider for any Tax incurred by such Uniti Service Provider.

(i)    Except as would not, individually or in the aggregate, reasonably be expected to have a Uniti Material Adverse Effect, (i) no Proceeding or investigation (other than routine claims for benefits) is pending against or involves or, to Uniti’s Knowledge, is threatened against or threatened to involve, any Uniti Plan before any Governmental Authority and (ii) there is no charge, complaint or proceeding pending, threatened in writing or to Uniti’s Knowledge, threatened orally, nor has there been a charge, complaint or proceeding since the Applicable Date, against Uniti or any of its Subsidiaries alleging unlawful discrimination in employment practices before any Governmental Authority, and there is no charge of or proceeding pending, threatened in writing, or to Uniti’s Knowledge, threatened orally, nor has there been a charge or proceeding since the Applicable Date, with regard to any unfair labor practice against Uniti or any of its Subsidiaries pending before the National Labor Relations Board or any Governmental Authority.

(j)    Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, Uniti and its Subsidiaries are, and since the Applicable Date have been, in compliance with all Applicable Laws relating to labor, and employment, including those relating to labor management relations, terms and conditions of employment, health and safety, workers’ compensation, wages, hours, overtime, independent contractor classification, exempt status classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health continuation coverage under group health plans.

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(k)    Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, Uniti and its Subsidiaries are, and since the Applicable Date have been, in compliance with WARN and have no liabilities or other obligations thereunder.

(l)    Since the Applicable Date, (i) to Uniti’s Knowledge, no formal allegations of sexual harassment have been made against any director or executive officer of Uniti and (ii) neither Uniti nor its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any such Person.

Section 4.19.    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, and except as set forth on Section 4.19 of the Uniti Disclosure Schedule:

(a)    no written notice, demand, request for information, citation, summons, order, complaint, or penalty has been received by Uniti or any of its Subsidiaries arising out of any Environmental Laws that is currently unresolved, and there are no judicial, administrative or other Proceedings pending or, to Uniti’s Knowledge, threatened in writing, against Uniti or any Subsidiary, in each case which relate to or arise out of any liability of Uniti or any of its Subsidiaries under, or violation by Uniti or any of its Subsidiaries of, any Environmental Laws;

(b)    Uniti and each of its Subsidiaries have obtained and maintained all permits, licenses, authorizations, certifications, and registrations required under Environmental Laws and necessary for their operations or the occupancy of the Uniti Owned Real Property or Uniti Leased Real Property to comply with all Environmental Laws and are in compliance with such permits;

(c)    the operations of Uniti and each of its Subsidiaries are in compliance with all the terms of applicable Environmental Laws; and

(d)    neither Uniti nor its Subsidiaries have released any Hazardous Substances at any Uniti Real Property, in each case so as to give rise to any liabilities pursuant to Environmental Laws.

Section 4.20.    Material Contracts. (a) Section 4.20 of the Uniti Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each contract described below (the “Uniti Material Contracts”) in this Section 4.20 under which Uniti or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise):

(i)    purporting to limit in any material respect any line of business, industry or geographical area in which Uniti or its Subsidiaries may operate, including any non-compete or exclusivity provision that is material to Uniti and its Subsidiaries, taken as a whole;

(ii)    (A) that is a standstill or restrictive covenant agreement or that contains any standstill or similar agreement pursuant to which Uniti or any of its Subsidiaries has agreed not to acquire or to other limitations with respect to assets or securities of another Person, (B) contains any non-solicitation, no hire or similar provision that restricts Uniti or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing a third party’s

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current or former employees, in each case, other than confidentiality agreements entered into in the ordinary course of business that is material to Uniti and its Subsidiaries, taken as a whole or (C) grants any third party rights of first refusal, rights of first option, rights of first offer or similar rights or options to purchase, offer to purchase or otherwise acquire any interest in any of the properties or assets (other than Uniti Intellectual Property Rights) owned by Uniti or any of its Subsidiaries, in the case of this clause (C) that is material to Uniti and its Subsidiaries, taken as a whole;

(iii)    any Contract that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (including properties or capital stock) that (A) is pending for aggregate consideration in excess of $10,000,000 or (B) pursuant to which Uniti or its Subsidiaries has continuing material obligations including any “earn-out” or other contingent payment obligations;

(iv)    pursuant to which Uniti or any of its Subsidiaries has potential indemnification obligations to any Person in excess of $25,000,000, except for ordinary course vendor and sales agreements;

(v)    any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project contract that is material to Uniti and its Subsidiaries, taken as a whole;

(vi)    each Contract relating to indebtedness of Uniti or any of its Subsidiaries for borrowed money or any financial guaranty thereof with an outstanding principal amount in excess of $50,000,000, other than (A) Contracts among Uniti and its Subsidiaries and (B) financial guarantees entered into in the ordinary course of business;

(vii)    any Contract (excluding licenses for commercial off-the-shelf computer Software with annual payments of less than $2,500,000, open source licenses and non-exclusive licenses granted in the ordinary course of business) to which Uniti or any of its Subsidiaries is a party pursuant to which Uniti or any of its Subsidiaries (A) is granted any license or right to use, or covenant not to sue with respect to, any Intellectual Property Rights of a Third Party or (B) other than in the ordinary course, has granted to a Third Party any license or right to use, or covenant not to sue with respect to, any material Uniti Intellectual Property Rights;

(viii)    any Contract that obligates Uniti or any of its Subsidiaries to make any net capital expenditures in excess of $25,000,000;

(ix)    any stockholders, investors rights or registration rights agreement;

(x)    containing any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever that is material to Uniti and its Subsidiaries, taken as a whole;

(xi)    any Contract that involves the settlement of any pending or threatened Proceeding that (A) requires payment obligations after the date hereof in excess of

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$10,000,000 or (B) imposes any continuing material non-monetary obligations on Uniti or any of its Subsidiaries; and

(xii)    any other Contract, arrangement, commitment or understanding that would be required to be filed by Uniti as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)    Uniti has made available to Windstream a true and complete copy of each Contract set forth in Section 4.20(a) of the Uniti Disclosure Schedule. Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, as of the date hereof (i) each contract set forth in Section 4.20(a) of the Uniti Disclosure Schedule is valid and in full force and effect with respect to Uniti and its Subsidiaries party thereto and, to Uniti’s Knowledge, each other party thereto (except insofar as such enforceability may be limited by the Enforceability Exceptions) and (ii) neither Uniti nor any of its Subsidiaries nor to Uniti’s Knowledge any other party to any such contract, is in or alleged to be in violation of any provision thereof.

Section 4.21.    Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Uniti Material Adverse Effect, (a) Uniti and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (b) all insurance policies of Uniti and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither Uniti nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.22.    Finders’ Fees. Except for fees in the amounts (of which, for each such fee, a good faith estimate was provided in writing to Windstream prior to the date hereof) due and payable (assuming the Closing occurs) to those Persons set forth on Section 4.22(a) of the Uniti Disclosure Schedule, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Uniti or any of its Subsidiaries (a) who is or may be entitled to any brokerage fee, finder’s fee, commission or other similar fee from Uniti or any of its Affiliates or (b) to whom Uniti or any of its Affiliates owes any other material obligations following the Closing (other than customary indemnification obligations), in each case, in connection with the Transactions based upon arrangements made by and on behalf of Uniti.

Section 4.23.    Opinion of Financial Advisor. The Uniti Board has received the opinions of J.P. Morgan Securities LLC and Stephens Inc. (the “Uniti Financial Advisor Opinions”), financial advisors to Uniti, to the effect that, as of the date of such opinion, and based on and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to holders of Uniti Common Stock.

Section 4.24.    Takeover Statutes. No “control share acquisition,” “fair price,” “moratorium” or other takeover laws enacted under U.S. state or federal laws (including the restrictions on business combinations with an interested stockholder contained in Subtitle 6 of Title 3 of the MGCL and the restrictions on control share acquisitions contained in Subtitle 7 of Title 3

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of the MGCL) apply to this Agreement, the Merger or any of the other Transactions with respect to Uniti and its Subsidiaries.

Section 4.25.    Transaction Expenses. Except for (a) as set forth on Section 4.25 of the Uniti Disclosure Schedule and (b) any fees otherwise disclosed under Section 4.22, as of the date of this Agreement, neither Uniti nor its Subsidiaries have incurred, or have entered into an agreement to incur, any material Transaction Expenses.

Section 4.26.    Affiliate Transactions. Except as set forth on Section 4.26 of the Uniti Disclosure Schedule, no Affiliate of Uniti (other than Subsidiaries of Uniti or its Subsidiaries) (i) is a party to any material Contract or other transaction, agreement or binding arrangement or understanding with, has provided services to or has received services from Uniti or any of its Subsidiaries (including any monitoring, management or similar agreement), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or, to the Knowledge of Uniti, is currently contemplated to be, used by Uniti or any of its Subsidiaries, (iii) licenses Intellectual Property Rights (either to or from Uniti or any of its Subsidiaries), or (iv) is indebted to or a lender to Uniti or any of its Subsidiaries (any arrangement set forth or required to be set forth on Section 4.26 of the Uniti Disclosure Schedule, a “Uniti Affiliate Transaction”).

Section 4.27.    Financial Capability. Uniti has delivered to Windstream true, complete and correct copies of the executed commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto, and as amended, supplemented, replaced or otherwise modified from time to time after the date hereof in compliance with Section 6.06(b), the “Debt Commitment Letter”), with fee amounts redacted in a customary manner, pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to provide to Uniti debt financing in the amounts set forth therein (the “Debt Financing”) and (y) the related fee letter referenced in the Debt Commitment Letter (with fee amounts and other commercially sensitive information not affecting conditionality redacted in a customary manner) (the “Fee Letter”). As of the date hereof, the Debt Commitment Letter has not been amended, modified, terminated or withdrawn. As of the date hereof, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Uniti and, to the knowledge of Uniti, the other parties thereto, in each case, except insofar as such enforceability may be limited by the Enforceability Exceptions. As of the date hereof, the Debt Commitment Letter has not been withdrawn or terminated, or otherwise amended, supplemented or modified in any respect and no such withdrawal, termination, amendment, supplement or modification is contemplated, other than with respect to amendments, supplements or modifications to add lenders, lead arrangers, syndication agents or other Debt Financing Sources in accordance with Section 6.06(b) hereof or in connection with any Alternative Financing in the form of debt securities contemplated by the terms thereof. There are no other agreements, side letters or arrangements relating to the Debt Financing to which Uniti is a party (other than the Debt Commitment Letter and the Fee Letter) that would reduce, restrict or limit the total amount of the Debt Financing. The funding of the full amount of the Debt Financing is subject to no conditions precedent other than those set forth in the Debt Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach by Uniti or, to the knowledge of Uniti, any other party thereto, under the Debt Commitment Letter. Assuming the funding in full of the Debt Financing on or before the Closing

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Date, Uniti will have on the Closing Date sufficient funds to satisfy the Financing Requirement. Uniti or one of its Affiliates has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date hereof.

Section 4.28.    Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in this Agreement, as qualified by the Windstream Disclosure Schedule, or any certificate delivered pursuant to this Agreement, and the representations and warranties set forth in the other Transaction Agreements (as applicable), Uniti acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Windstream, New Windstream LLC, New Uniti, HoldCo or Merger Sub to Uniti or any of its Representatives or Affiliates in connection with the Transactions, and Uniti hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Windstream, New Windstream LLC, New Uniti, HoldCo or Merger Sub. Uniti also acknowledges and agrees that Windstream, New Windstream LLC, HoldCo and Merger Sub make no representation or warranty with respect to any projections or forecasts or forward-looking estimates, including with respect to future revenues or future cash flows of Windstream or any of its Subsidiaries, in each case, heretofore or hereafter delivered to or made available to Uniti or its Representatives or Affiliates.

Article 5
Representations and Warranties of Windstream

Except as set forth in the Windstream Disclosure Schedule, Windstream (and, as applicable, certain other Persons as set forth in this Article 5) represents and warrants to Uniti that:

Section 5.01.    Existence and Power.

(a)    Windstream (i) is duly formed, incorporated or organized, as applicable and validly existing, (ii) is in good standing under the laws of its jurisdiction of formation, incorporation or organization, as applicable and (iii) has all corporate or similar powers required to own, lease and operate its properties and assets in the manner currently operated and to carry on its business as now conducted and, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect. Upon becoming a party to this Agreement, each of New Uniti, New Windstream LLC, HoldCo and Merger Sub, shall be deemed to have repeated the representations and warranties set forth in this Section 5.01(a), as to itself.

(b)    Windstream is duly qualified or licensed to do business as a foreign corporation, limited liability company or limited partnership, as applicable and is in good standing in each jurisdiction where the conduct of its businesses in such jurisdiction, as currently conducted, require such qualification or licensing, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect. Windstream has made available to Uniti true, correct and complete copies of the charter, bylaws or other similar organizational documents of Windstream in effect as of the date hereof, and Windstream is not in material violation of any of the provisions of such organizational documents. Upon becoming a party to this Agreement, each of New Uniti,

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New Windstream LLC, HoldCo and Merger Sub shall be deemed to have repeated the representations and warranties set forth in this Section 5.01(b), as to itself.

(c)    From the date of its formation or incorporation, none of New Uniti, New Windstream LLC, HoldCo or Merger Sub will have engaged in any activities other than in connection with or as contemplated by this Agreement. As of the date of their formation or incorporation, New Uniti, New Windstream LLC, HoldCo and Merger Sub will be formed or incorporated solely for the purpose of consummating the Transactions. From the date of its formation or incorporation, all of the outstanding equity interests of HoldCo and Merger Sub will have been validly issued, will be fully paid and non-assessable and will be owned by, and at the Effective Time will be owned by, New Uniti, indirectly, free and clear of all Liens, other than generally applicable restrictions on transfer under applicable securities laws.

Section 5.02.    Corporate Authorization. The execution, delivery and performance by Windstream of this Agreement and the consummation by Windstream of the Transactions are within the corporate, limited partnership, limited liability company or similar powers of Windstream and have been duly authorized by all necessary corporate, limited partnership, limited liability company or other similar action, as applicable, on the part of Windstream. No further limited liability company or other similar actions of Windstream are necessary to authorize the execution, delivery or performance of this Agreement, and no vote of any equityholder of Windstream is necessary to authorize the execution, delivery or performance of this Agreement. Windstream has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Uniti, this Agreement constitutes a valid and binding agreement of Windstream, enforceable against Windstream in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions). Upon becoming a party to this Agreement, each of New Uniti, New Windstream LLC, HoldCo and Merger Sub shall be deemed to have repeated the representations and warranties set forth in this Section 5.02, as to itself.

Section 5.03.    Governmental Authorization. The execution, delivery and performance by Windstream of this Agreement and the consummation by Windstream of the Transactions require no action by or in respect of, or filing by Windstream, with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any applicable requirements of Communications Laws, including (i) the Pre-Closing Windstream Reorganization Regulatory Approvals and (ii) the FCC Approvals and State PUC Approvals in connection with the Merger, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Form S-4, (d) the filing of the Articles of Merger with the SDAT and the acceptance for record by the SDAT of the Articles of Merger pursuant to the MGCL, (e) the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Windstream is qualified to do business, (f) filings that become applicable solely as a result of matters specifically related to Uniti or any of its Affiliates, (g) compliance with the rules and regulations of Nasdaq and (h) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect. Upon becoming a party to this Agreement, each of New Uniti, New Windstream LLC, HoldCo and Merger Sub shall be deemed to have repeated the representations and warranties set forth in this Section 5.03, as to itself.

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Section 5.04.    Non-Contravention. The execution, delivery and performance by Windstream of this Agreement and, assuming compliance with the matters referred to in Section 5.03, the consummation by Windstream of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Windstream, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under (or an event that with notice or lapse of time or both would become a default), or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Windstream or any of its Subsidiaries is entitled under any provision of any agreement, note, bond, mortgage, contract, license, or other instrument binding upon Windstream or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties or assets (including intangible assets) of Windstream or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect. Upon becoming a party to this Agreement, each of New Uniti, New Windstream LLC, HoldCo and Merger Sub shall be deemed to have repeated the representations and warranties set forth in this Section 5.04, as to itself.

Section 5.05.    Capitalization. (a) As of the date hereof, the outstanding equity interests of Windstream are set forth on Section 5.05(a) of the Windstream Disclosure Schedule. Section 5.05(a) of the Windstream Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the record and beneficial owners of the outstanding Windstream units, together with the number of such units held of record and beneficially by each such Person. All Windstream units outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, other than the items listed in (i) through (iv) of this Section 5.05(a), there are no issued and outstanding Windstream Securities. Each Windstream Performance Option has an exercise price per unit equal to or greater than the fair market value of a unit of Windstream on the date of such grant, as determined in accordance with Section 409A of the Code.

(b)    As of the date Merger Sub executes and delivers a joinder to this Agreement, all of the issued and outstanding equity interests of, and other voting, beneficial or ownership interests in, HoldCo will be held of record and beneficially owned by New Windstream LLC or one of its Subsidiaries.

(c)    As of the date HoldCo executes and delivers a joinder to this Agreement, all of the issued and outstanding equity interests of, and other voting, beneficial or ownership interests in, Merger Sub will be held of record and beneficially owned solely by HoldCo.

(d)    As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of Windstream having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which equityholders of Windstream may vote. Upon becoming a party to this Agreement, each of New Uniti, New Windstream LLC, HoldCo and Merger Sub shall be deemed to have repeated the representations and warranties set forth in this Section 5.05(d), as to itself.

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(e)    As of the date hereof there are no issued, reserved for issuance, existing or outstanding (i) equity interests or other voting securities in Windstream, (ii) securities of Windstream or its Subsidiaries convertible or exchangeable into or exercisable for equity interests or other voting securities of Windstream, (iii) warrants, calls, options or other rights to acquire from Windstream, or other obligation of Windstream to issue, any equity interests or other voting securities in or any securities convertible into or exchangeable for equity interests or other voting securities in Windstream, (iv) equity equivalents, equity appreciation rights, “phantom” equity, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity interests or voting securities of Windstream (the items in clauses (i) through (iv) being referred to collectively as the “Windstream Securities”) or (v) contractual obligations or commitments of any character relating to any Windstream Securities, including any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Windstream Securities. There are no outstanding obligations of Windstream or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Windstream Securities.

(f)    Except as set forth on  Section 5.05(f) of the Windstream Disclosure Schedule, there are no voting trusts, proxies or any other contracts or understandings with respect to the voting of Windstream equity interests. Windstream is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Windstream equity interests. There are no declared or accrued but unpaid dividends or distributions with respect to any Windstream equity interests.

(g)    None of the Windstream Securities are owned by any Subsidiary of Windstream.

(h)    The New Uniti Common Stock to be issued as part of the Merger Consideration will be, as of the Effective Time, duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right. Upon becoming a party to this Agreement, New Uniti shall be deemed to have repeated the representations and warranties set forth in this Section 5.05(h), as to itself.

(i)    As of immediately prior to the Effective Time, the capitalization of New Uniti shall consist of New Uniti Common Stock, the New Uniti Preferred Stock and the New Uniti Warrants, and there shall be no other equity securities of New Uniti issued or outstanding.

Section 5.06.    Subsidiaries. (a) Each Subsidiary of Windstream has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect. All material Subsidiaries of Windstream as of the date

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hereof and their respective jurisdictions of organization are set forth in  Section 5.06 of the Windstream Disclosure Schedule.

(b)    All of the outstanding equity interests or other voting securities of, or ownership interests in, each Subsidiary of Windstream is owned by Windstream, directly or indirectly. As of the date hereof, there were no issued, reserved for issuance or outstanding (i) securities of Windstream or any of its Subsidiaries convertible into, or exchangeable for, equity interests or other voting securities of, or ownership interests in, any Subsidiary of Windstream, (ii) warrants, calls, options or other rights to acquire from Windstream or any of its Subsidiaries, or other obligations of Windstream or any of its Subsidiaries to issue, any equity interests or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any equity interests or other voting securities of, or ownership interests in, any Subsidiary of Windstream or (iii) equity equivalents, equity appreciation rights, performance units, contingent value rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity interests or other voting securities of, or ownership interests in, any Subsidiary of Windstream (the items in clauses (i) through (iii) being referred to collectively as the “Windstream Subsidiary Securities”). There are no outstanding obligations of Windstream or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Windstream Subsidiary Securities.

Section 5.07.    Financial Statements. Section 5.07 of the Windstream Disclosure Schedule contains true, accurate and complete copies of (i) the unaudited interim consolidated balance sheet of Windstream and its consolidated Subsidiaries as of March 31, 2024 and the related unaudited interim consolidated statement of operations of Windstream and its consolidated Subsidiaries for the three months then ended and (ii) the audited consolidated financial statements of Windstream and its consolidated Subsidiaries for the years ended December 31, 2023 and December 31, 2022, which include the audited consolidated balance sheet of Windstream and its consolidated Subsidiaries as of December 31, 2023, December 31, 2022 and December 31, 2021 and the related audited consolidated statements of comprehensive income (loss) of Windstream and its consolidated Subsidiaries for the years then ended (the financial statements described in the foregoing clauses (i) and (ii), collectively, the “Windstream Financial Statements”). Except as set forth in the notes thereto, the Windstream Financial Statements fairly present, in all material respects, in conformity with GAAP applied on a consistent basis, the consolidated financial condition of Windstream and its consolidated Subsidiaries as of the dates thereof and its consolidated results of operations (and, when delivered pursuant to Section 7.08, shareholders’ equity and cash flows) for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, in each case, none of which could reasonably be expected to be material, individually or in the aggregate).

Section 5.08.    Disclosure Documents. At the time the Form S-4 or any amendment or supplement thereto is declared effective by the SEC, the Form S-4, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by or on behalf of New Uniti, New Windstream LLC, Windstream, HoldCo or Merger Sub in writing for inclusion or incorporation by reference in the Form S-4 and Proxy Statement or any amendment or supplement thereto shall not, at the time the Form S-4 is declared effective by the SEC (or, with

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respect to any amendment or supplement, at the time such post-effective amendment or supplement becomes effective) and on the date the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of Uniti and at the time of the Uniti Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.08 do not apply to statements or omissions included or incorporated by reference in the Form S-4 or Proxy Statement or any amendment or supplement thereto based upon information supplied by Uniti or any of its Representatives or advisors specifically for use or incorporation by reference therein.

Section 5.09.    Absence of Certain Changes. Since the Windstream Balance Sheet Date through the date of this Agreement (a) there has not been any Windstream Material Adverse Effect, (b) except as set forth on Section 5.09 of the Windstream Disclosure Schedule, the business of Windstream and its Subsidiaries has been conducted in the ordinary course of business in all material respects and (c) without limiting the generality of the foregoing, Windstream has not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of, Uniti under Section 7.01.

Section 5.10.    No Undisclosed Liabilities. There are no liabilities or obligations of Windstream or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations disclosed and provided for in the Windstream Balance Sheet or in the notes thereto; (b) liabilities or obligations incurred in the ordinary course of business since the Windstream Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect; (c) liabilities or obligations incurred in connection with this Agreement and the Transactions; and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect.

Section 5.11.    Compliance with Laws.

(a)    Windstream and each of its Subsidiaries is, and since the Applicable Date has been, in compliance with, and to the Knowledge of Windstream is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect.

(b)    Except as would not reasonably be expected to be, individually or in the aggregate, material to Windstream and its Subsidiaries, taken as a whole, neither Windstream nor any of its Subsidiaries, nor any of their respective officers, directors, managers or employees (in connection with their activities on behalf of such employer), nor to the Knowledge of Windstream, any agent or other third-party representative acting on behalf of Windstream or any of its Subsidiaries, is currently, or has been since the Applicable Date, a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country or (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country.

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(c)    Neither Windstream nor any of its Subsidiaries, nor any of their respective officers, directors, managers or employees (in connection with their activities on behalf of such employer) nor to the Knowledge of Windstream, any agent or other third-party representative acting on behalf of Windstream or any of its Subsidiaries, has since the Applicable Date made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.

(d)    Since the Applicable Date, neither Windstream nor any of its Subsidiaries has, in connection with or relating to the business of Windstream or any of its Subsidiaries, (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential material violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

Section 5.12.    Litigation. Since the Applicable Date, there has been no Proceeding pending against or, to the Knowledge of Windstream, threatened by or against, or affecting Windstream or any of its Subsidiaries before (or, in the case of threatened Proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree, writ or ruling of any Governmental Authority outstanding against Windstream or any of its Subsidiaries, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect.

Section 5.13.    Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, Windstream and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets necessary to operate its business, including all property and assets reflected on the Windstream Balance Sheet or acquired after the Windstream Balance Sheet Date, except as have been disposed of since the Windstream Balance Sheet Date in the ordinary course of business.

(b)    As of the date hereof,  Section 5.13(b) of the Windstream Disclosure Schedule sets forth a true and complete list of (i) all real property owned by Windstream with a land area of greater than 100,000 square feet (the “Windstream Owned Real Property”) and (ii) all real property leased by or for the benefit of Windstream or any of its Subsidiaries (excluding any of the foregoing for the lease of fiber infrastructure such as fiber optics or conduit) for which Windstream or its Subsidiaries made gross rental payments to the lessor of at least $250,000 in Windstream’s 2023 fiscal year (the “Windstream Leased Real Property” and, together with the Windstream Owned Real Property, the “Windstream Real Property”). Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, the Windstream Real Property represents all of the real property used or intended to be used in the business of, or otherwise held by, Windstream. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, Windstream has delivered or made available to Uniti true and complete copies of all leases, subleases, or licenses, and all material amendments and modifications thereof as of the date hereof, with respect to the Windstream Leased Real Property (each, a “Windstream Real Property Lease”).

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(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) Windstream has good and marketable indefeasible fee simple title to the Windstream Owned Real Property, free and clear of all Liens other than Windstream Permitted Liens and (ii) neither Windstream nor any of its Subsidiaries leases as lessor any Windstream Owned Real Property (other than leases or licenses to customers of Windstream’s and its wholly owned Subsidiaries’ services or similar rights granted to customers in the ordinary course of business) and there are no rights of first refusal or rights of first offer to purchase any Windstream Owned Real Property or any portion thereof or interest therein.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) each Windstream Real Property Lease is valid, binding, enforceable and in full force and effect with respect to Windstream or one of its Subsidiaries and, to the Knowledge of Windstream, to the counterparty thereto, and (ii) neither Windstream nor any of its Subsidiaries, nor to Windstream’s Knowledge any other party to a Windstream Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Windstream Real Property Lease, and neither Windstream nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Windstream Real Property Lease.

(e)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, Windstream has not received any written notice that all or any portion of Windstream Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor and, to the Knowledge of Windstream, no such order is threatened.

(f)    Except for any Windstream Permitted Liens and as set forth in Section 5.13(f) of the Windstream Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) there are no contractual or legal restrictions that prevent Windstream or any of its Subsidiaries from using any Windstream Real Property for its current use and (ii) all structures and other buildings on the Windstream Real Property are in good operating condition sufficient for the operation of Windstream’s business and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.

Section 5.14.    Intellectual Property, Rights and IT Assets.

(a)    Section 5.14(a) of the Windstream Disclosure Schedule lists each item of Windstream Intellectual Property Rights that is registered and applied-for with a Governmental Authority.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) all Windstream Intellectual Property Rights are valid, subsisting and, to Windstream’s Knowledge, enforceable, (ii) Windstream or its Subsidiaries solely and exclusively own, free and clear of all Liens (other than any Windstream Permitted Liens), all Windstream Intellectual Property Rights, and (iii) Windstream or its Subsidiaries own all right, title and interest in, or have a written license or other right to use, all Intellectual Property

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Rights that are used in, held for use in or necessary for the operation of the business of Windstream and its Subsidiaries.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) the conduct of Windstream’s business as currently conducted by Windstream and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate (and, since the Applicable Date, Windstream and its Subsidiaries have not infringed, misappropriated, diluted or otherwise violated) any Intellectual Property Rights of any Person, (ii) as of the date hereof, there is no claim pending or, to the Knowledge of Windstream, threatened against Windstream or any of its Subsidiaries alleging that Windstream or any of its Subsidiaries have infringed, misappropriated, diluted or otherwise violated any valid and enforceable Intellectual Property Rights of any Person, (iii) to the Knowledge of Windstream, no Person is infringing, misappropriating, diluting or otherwise violating the Windstream Intellectual Property Rights, (iv) none of the Windstream Intellectual Property Rights are subject to any outstanding judgment, injunction, order or decree restricting the use thereof by Windstream or its Subsidiaries, and (v) there are no pending or, to the Knowledge of Windstream, threatened claims or allegations seeking to challenge the validity, enforceability or ownership of Windstream or any of its Subsidiaries’ rights in any Windstream Intellectual Property Rights.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, Windstream and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Windstream Intellectual Property Rights, the value of which to Windstream and its Subsidiaries is contingent upon maintaining the confidentiality thereof and Windstream and its Subsidiaries have not disclosed any confidential Windstream Intellectual Property Rights to any Third Party other than pursuant to a written confidentiality agreement (or equivalent professional obligations of confidentiality) pursuant to which such Third Party agrees to protect such confidential information.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) Windstream or its Subsidiaries possess all necessary rights to use all IT Assets that are currently used in the current operation of the business of Windstream and its Subsidiaries (the “Windstream IT Assets”), (ii) the Windstream IT Assets operate and perform in all material respects in a manner that permits Windstream and its Subsidiaries to conduct their respective businesses as currently conducted, (iii) Windstream and its Subsidiaries and the conduct of Windstream’s business are in compliance with, and have since the Applicable Date been in compliance with, all Windstream Data Security Requirements, (iv) since the Applicable Date through the date hereof, there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Windstream IT Assets, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Data or other notices received by Windstream or any of its Subsidiaries from any Governmental Authorities relating to Windstream Data Security Requirements and (v) there is, to Windstream’s Knowledge, no virus, worm, trojan horse or similar disabling code or program in any of the Windstream IT Assets.

Section 5.15.    Regulatory Matters.

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(a)    Windstream and its Subsidiaries possess, and since the Applicable Date have possessed all material Governmental Authorizations required under Applicable Law for the ownership, lease, operation, use or maintenance of communications facilities and their business as currently conducted, including all Windstream Communications Licenses and Governmental Authorizations issued by a Governmental Franchising Authority. Section 5.15(a)(i) of the Windstream Disclosure Schedule sets forth a true, correct and complete list and description of each Windstream Communications License as reflected in FCC and State PUC public records as of the date hereof, including the (i) identity of the Windstream Subsidiary holding such license and (ii) description of authorization; and, with respect to wireless licenses held by Windstream, the (iii) call sign, (iv) number and channel block, if any, and (v) if applicable, the expiration date thereof. Except as set forth in Section 5.15(a)(i) of the Windstream Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, or since the Applicable Date, Windstream and its Subsidiaries (i) are and have been in material compliance with all Windstream Communications Licenses, Governmental Authorizations, and the Communications Laws, (ii) have not received any written notification or communication from any Governmental Authority asserting that Windstream or one of its Subsidiaries is or was not in compliance with any Windstream Communications License, Governmental Authorizations, or Communications Laws and (iii) have not been threatened in writing of the suspension, revocation, cancellation or modification of any Windstream Communications License or Governmental Authorization. Windstream and its Subsidiaries have filed all necessary applications to renew or, if applicable, replace such Windstream Communications Licenses, except for any such failure to file that, individually or in the aggregate, would not reasonably be expected to have a Windstream Material Adverse Effect. None of such Windstream Communications Licenses will be subject to revocation, suspension, modification, cancellation, rescission, non-renewal or termination as a result of the execution and delivery of this Agreement or the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Windstream Material Adverse Effect.

(b)    Without limiting the foregoing, since the Applicable Date, Windstream and its Subsidiaries have filed all required Universal Service Fund reports and all such filings were, when made, true, correct and complete and in accordance with existing precedent of the relevant Governmental Authority. Except as set forth in  Section 5.15(b) of the Windstream Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) since the Applicable Date, none of Windstream or its Subsidiaries has been the subject of any enforcement, Proceeding, fine, penalty or interest related to Universal Service Subsidies or Universal Service Contributions and, to the Knowledge of Windstream and its Subsidiaries, no such enforcement, Proceeding, fine, penalty or interests is threatened, (ii) to the Knowledge of Windstream and its Subsidiaries, there is no audit, examination, investigation or similar Proceeding currently in progress or pending with respect to Universal Service Subsidies or Universal Service Contributions of Windstream or its Subsidiaries and (iii) none of Windstream or its Subsidiaries has received any written or, to the Knowledge of Windstream and its Subsidiaries, other notice indicating any intent to open an audit (or other review) or request for information related to Universal Service Subsidies or Universal Service Contributions from any Fund Administrator or other Governmental Authority.

(c)    Without limiting the foregoing, since the Applicable Date, Windstream and its Subsidiaries have been in compliance in all material respects with the FCC’s requirements,

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including but not limited to meeting all applicable broadband deployment milestones, related to Connect America Cost Model (CACM/CAFII).

(d)    Except as set forth in  Section 5.15(d) of the Windstream Disclosure Schedule, Windstream and its Subsidiaries are and, since the Applicable Date (or the duration of time since being authorized to receive support under the applicable program) have been, in compliance in all material respects with any Connect America Fund Phase II or 904 Rural Digital Opportunity Fund and, with respect to such awards, have not been found in default for which a forfeiture amount or proposed forfeiture amount remains outstanding, have not notified or reasonably expect to notify the FCC of a default, or have not been threatened in writing that there was a default.

(e)    Windstream and its Subsidiaries are in material compliance with that Letter of Agreement, dated January 18, 2023, from Windstream Holdings II, LLC to the U.S. Department of Justice, the U.S. Department of Homeland Security and the U.S. Department of Defense.

Section 5.16.    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect:

(a)    All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Windstream or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct, and complete in all respects and have been prepared in substantial compliance with all Applicable Law.

(b)    Each of Windstream and its Subsidiaries has timely paid in full to the appropriate Taxing Authority all Taxes due and payable by each of them (whether or not shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established on the financial statements of Windstream in accordance with GAAP. Each of Windstream and its Subsidiaries has timely withheld and remitted to the appropriate Taxing Authority all Taxes required to be so withheld and remitted with respect to any amounts paid or owing to any employee, creditor, independent contractor or other third party under Applicable Law and has and have complied in all material respects with Applicable Laws relating to the payment, collection, reporting, withholding, and collection of Taxes or remittance thereof.

(c)    As of the date hereof, there is no Proceeding, examination or investigation now pending or otherwise in process, to Windstream’s Knowledge, threatened in writing against or with respect to Windstream or its Subsidiaries in respect of any Tax or Tax Return. No Taxing Authority has asserted by written notice to Windstream or its Subsidiaries any deficiency, assessment, adjustment, proposed adjustment, or claim for any Taxes that has not been paid or otherwise resolved in full.

(d)    There are no Liens for Taxes upon the assets of Windstream or its Subsidiaries except for Windstream Permitted Liens.

(e)    None of Windstream or its Subsidiaries has been granted any currently effective waiver of any statute of limitations with respect to, or any extension of period for the assessment or collection of, any income or other material Tax (other than any routine extension granted in the

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ordinary course of business), nor is any request from any Taxing Authority for any such waiver or extension currently outstanding.

(f)    No claim has been made in writing by any Taxing Authority in a jurisdiction where Windstream, Merger Sub or one of their respective Subsidiaries does not file Tax Returns that Windstream, Merger Sub or any of their respective Subsidiaries is or may be subject to Tax by or is or may be required to file (or be included in) a Tax Return in that jurisdiction. None of Windstream or its Subsidiaries has, nor has ever had, a permanent establishment (as defined in any applicable Tax treaty or convention between the United States and such country) or other taxable presence in any country other than its country of incorporation.

(g)    None of Windstream or its Subsidiaries has or, with respect to any period for which the statute of limitations remains open, has ever been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of U.S. state or local or non-U.S. law).

(h)    During the two-year period ending on the date of this Agreement, none of Windstream, or its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 (or so much of Code Section 356 as relates to Code Section 355).

(i)    None of Windstream or its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code Section 1504(a)) or other combined, consolidated, unitary, or other similar group for Tax purposes (other than a group the common parent of which is or was Windstream or a Subsidiary of Windstream) (a “Windstream Tax Group”), (ii) has any liability for the Taxes of any Person (other than a member of a Windstream Tax Group) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of U.S. state or local or non-U.S. law), as a transferee or successor, by operation of Applicable Law, or otherwise, or (iii) is a party to or bound by, nor does it have any obligation under, any Tax allocation, Tax sharing, Tax indemnity, Tax gross-up, or other similar contract or arrangement with any Person (other than pursuant to (x) contracts solely among Windstream and its Subsidiaries, (y) the customary provisions of a commercial contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes, including leases, licenses or credit agreements or (z) the Transaction Agreements).

(j)    None of Windstream or its Subsidiaries is required to include any amounts in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(k)    Section 5.16(k) of the Windstream Disclosure Schedule sets forth a true and complete list of each of Windstream's Subsidiaries and the U.S. federal income tax classification of such Subsidiary as a corporation, partnership or disregarded entity.

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Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 5.16 and in Sections 5.07, 5.08 and 5.17 (in each case, to the extent expressly relating to Taxes or Tax matters) are the sole and exclusive representations of Windstream with respect to Taxes and Tax matters.

Section 5.17.    Employees and Employee Benefit Plans.

(a)     Section 5.17(a) of the Windstream Disclosure Schedule lists each material Windstream Plan. Windstream has made available to Uniti complete and accurate copies of each material Windstream Plan (or a description of all material terms, if such plan is not written). Except as, individually or in the aggregate, would not reasonably be expected to have a Windstream Material Adverse Effect, each Windstream Plan has been operated, maintained, funded and administered in accordance with its terms and in accordance with Applicable Law.

(b)    Neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) would reasonably be expected to (i) entitle any current or former Windstream Service Provider to any payment or benefit payable by Windstream or its Subsidiaries or (ii) accelerate the time of payment, vesting or funding of any compensation or benefits, or increase the amount payable, to any current or former Windstream Service Provider by Windstream or its Subsidiaries or (iii) result in any payments or benefits that would be nondeductible by reason of Section 280G of the Code.

(c)    Neither Windstream nor any of its Subsidiaries has any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or with respect to: (1) a Multiemployer Plan; (2) a Title IV Plan; (3) a multiple employer plan (as described in Section 413(c) of the Code); or (4) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d)    Each Windstream Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and no circumstances exist that would reasonably be expected to result in any such letter being revoked. Except as would not, individually or in the aggregate, reasonably be expected to have a Windstream Material Adverse Effect, each Windstream Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in material operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

(e)    No Windstream Plan provides or is reasonably expected to have any liability with respect to any post-employment or post-termination health, life or other welfare benefits to any Person, other than as required by COBRA or other Applicable Law.

(f)    Neither Windstream nor any of its Subsidiaries is a party to or bound by, or is currently negotiating in connection with entering into, any collective bargaining or similar agreement. There is no material labor strike, slowdown or stoppage pending or, to Windstream’s Knowledge, threatened against or affecting Windstream or any of its Subsidiaries.

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(g)    Neither Windstream nor its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Windstream Service Provider for any Tax incurred by such Windstream Service Provider.

(h)    Except as would not, individually or in the aggregate, reasonably be expected to have a Windstream Material Adverse Effect, (i) no Proceeding or investigation (other than routine claims for benefits) is pending against or involves or, to Windstream’s Knowledge, is threatened against or threatened to involve, any Windstream Plan before any Governmental Authority and (ii) there is no charge, complaint or proceeding pending, threatened in writing or to Windstream’s Knowledge, threatened orally, nor has there been a charge, complaint or proceeding since the Applicable Date, against Windstream or any of its Subsidiaries alleging unlawful discrimination in employment practices before any Governmental Authority, and there is no charge of or proceeding pending, threatened in writing, or to Windstream’s Knowledge, threatened orally, nor has there been a charge or proceeding since the Applicable Date, with regard to any unfair labor practice against Windstream or any of its Subsidiaries pending before the National Labor Relations Board or any Governmental Authority.

(i)    Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, Windstream and its Subsidiaries are, and since the Applicable Date have been, in compliance with all Applicable Laws relating to labor, and employment, including those relating to labor management relations, terms and conditions of employment, health and safety, workers’ compensation, wages, hours, overtime, independent contractor classification, exempt status classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health continuation coverage under group health plans.

(j)    Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, Windstream and its Subsidiaries are, and since the Applicable Date have been, in compliance with WARN and have no liabilities or other obligations thereunder.

(k)    Since the Applicable Date, (i) to Windstream’s Knowledge, no formal allegations of sexual harassment have been made against any director or executive officer of Windstream and (ii) neither Windstream nor its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any such Person.

Section 5.18.    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, and except as set forth on  Section 5.18 of the Windstream Disclosure Schedule:

(a)    no written notice, demand, request for information, citation, summons, order, complaint, or penalty has been received by Windstream or any of its Subsidiaries arising out of any Environmental Laws that is currently unresolved, and there are no judicial, administrative or other Proceedings pending or, to Windstream’s Knowledge, threatened in writing, against Windstream or any Subsidiary, in each case which relate to or arise out of any liability of Windstream or any of its Subsidiaries under, or violation by Windstream or any of its Subsidiaries of, any Environmental Laws;

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(b)    Windstream and each of its Subsidiaries have obtained and maintained all permits, licenses, authorizations, certifications, and registrations required under Environmental Laws and necessary for their operations or the occupancy of the Windstream Owned Real Property or Windstream Leased Real Property to comply with all Environmental Laws and are in compliance with such permits;

(c)    the operations of Windstream and each of its Subsidiaries are in compliance with all the terms of applicable Environmental Laws; and

(d)    neither Windstream nor its Subsidiaries have released any Hazardous Substances at any Windstream Real Property, in each case so as to give rise to any liabilities pursuant to Environmental Laws.

Section 5.19.    Material Contracts. (a)  Section 5.19(a) of the Windstream Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each contract described below (the “Windstream Material Contracts”) in this Section 5.19 under which Windstream or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise):

(i)    purporting to limit in any material respect any line of business, industry or geographical area in which Windstream or its Subsidiaries may operate, including any non-compete or exclusivity provision that is material to Windstream and its Subsidiaries, taken as a whole;

(ii)    (A) that is a standstill or restrictive covenant agreement or that contains any standstill or similar agreement pursuant to which Windstream or any of its Subsidiaries has agreed not to acquire or to other limitations with respect to assets or securities of another Person, (B) contains any non-solicitation, no hire or similar provision that restricts Windstream or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing a third party’s current or former employees, in each case, other than confidentiality agreements entered into in the ordinary course of business that is material to Windstream and its Subsidiaries, taken as a whole or (C) grants any third party rights of first refusal, rights of first option, rights of first offer or similar rights or options to purchase, offer to purchase or otherwise acquire any interest in any of the properties or assets (other than Windstream Intellectual Property Rights) owned by Windstream or any of its Subsidiaries, in the case of this clause (C) that is material to Windstream and its Subsidiaries, taken as a whole;

(iii)    any Contract that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (including properties or capital stock) that (A) is pending for aggregate consideration in excess of $10,000,000 or (b) pursuant to which Windstream or its Subsidiaries has continuing material obligations including any “earn-out” or other contingent payment obligations;

(iv)    pursuant to which Windstream or any of its Subsidiaries has potential indemnification obligations to any Person in excess of $25,000,000, except for ordinary course vendor and sales agreements;

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(v)    any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project contract that is material to Windstream and its Subsidiaries, taken as a whole;

(vi)    each Contract relating to indebtedness of Windstream or any of its Subsidiaries for borrowed money or any financial guaranty thereof with an outstanding principal amount in excess of $50,000,000, other than (A) Contracts among Windstream and its wholly owned Subsidiaries and (B) financial guarantees entered into in the ordinary course of business;

(vii)    any Contract (excluding licenses for commercial off-the-shelf computer Software with annual payments of less than $2,500,000, open source licenses and non-exclusive licenses granted in the ordinary course of business) to which Windstream or any of its Subsidiaries is a party pursuant to which Windstream or any of its Subsidiaries (A) is granted any license or right to use, or covenant not to sue with respect to, any Intellectual Property Rights of a Third Party or (B) other than in the ordinary course, has granted to a Third Party any license or right to use, or covenant not to sue with respect to, any Windstream Intellectual Property Rights;

(viii)    any Contract that obligates Windstream or any of its Subsidiaries to make any net capital expenditures in excess of $25,000,000;

(ix)    any stockholders, investors rights or registration rights agreement;

(x)    containing any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever that is material to Windstream and its Subsidiaries, taken as a whole;

(xi)    any Contract that involves the settlement of any pending or threatened Proceeding that (A) requires payment obligations after the date hereof in excess of $10,000,000 or (B) imposes any continuing material non-monetary obligations on Windstream or any of its Subsidiaries; and

(xii)    any other Contract, arrangement, commitment or understanding that would be required to be filed by Windstream as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) if Windstream were a reporting company under the 1934 Act.

(b)    Windstream has made available to Uniti a true and complete copy of each Contract set forth in Section 5.19(a) of the Windstream Disclosure Schedule. Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, as of the date hereof (i) each contract set forth in Section 5.19 of the Windstream Disclosure Schedule is valid and in full force and effect with respect to Windstream and its Subsidiaries party thereto and, to Windstream’s Knowledge, each other party thereto (except insofar as such enforceability may be limited by the Enforceability Exceptions) and (ii) neither Windstream nor

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any of its Subsidiaries, nor to Windstream’s Knowledge any other party to any such contract, is in violation of or alleged to be in violation of any provision thereof.

Section 5.20.    Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Windstream Material Adverse Effect, (a) Windstream and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (b) all insurance policies of Windstream and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither Windstream nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 5.21.    Finders’ Fees. Except for fees in the amounts (of which, for each such fee, a good faith estimate was provided in writing to Uniti prior to the date hereof) due and payable (assuming the Closing occurs) to those Persons set forth on Section 5.21(a) of the Windstream Disclosure Schedule, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Windstream or its Subsidiaries (a) who is or may be entitled to any brokerage fee, finder’s fee, commission or other similar fee or from Windstream any of its Affiliates or (b) to whom Windstream or any of its Affiliates owes any other material obligations following the Closing (other than customary indemnification obligations), in each case, in connection with the Transactions based upon arrangements made by and on behalf of Windstream.

Section 5.22.    Ownership of Common Stock. Neither Windstream nor any of its Subsidiaries (excluding any pension or benefit plan sponsored, managed or advised by Windstream or its employees) are, or at any time during the last two years have been, the beneficial owner (within the meaning of Section 13 of the 1934 Act) of any shares of Uniti Common Stock or other Uniti Securities, or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any shares of the Uniti Common Stock or other Uniti Securities.

Section 5.23.    Management Agreements. Other than the Transaction Agreements, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Windstream or any of its controlled Affiliates (or, to Knowledge of Windstream, any of its non-controlled Affiliates), on the one hand, and any member of Uniti’s management or the Uniti Board, on the other hand, relating in any way to the Transactions or the operations of Uniti after the Effective Time.

Section 5.24.    Solvency. Assuming (a) the satisfaction of the conditions to Windstream’s obligation to consummate the Merger, (b) the accuracy and completeness of the representations and warranties of Uniti set forth in  Article 4 of this Agreement and (c) immediately prior to the Effective Time, Uniti and its Subsidiaries, on a consolidated basis, are Solvent, then, after giving effect to the Transactions and the Financing, including the payment of the aggregate Merger Consideration and Closing Cash Payment and the payment of all related fees and expenses, Windstream on a consolidated basis will be Solvent as of the Effective Time and immediately thereafter. For purposes of this Agreement, “Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of

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such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.25.    Transaction Expenses. Except for (a) as set forth on Section 5.25 of the Windstream Disclosure Schedule and (b) any fees otherwise disclosed under Section 5.21, as of the date of this Agreement, none of Windstream or its Subsidiaries have incurred, or have entered into an agreement to incur, any material Transaction Expenses.

Section 5.26.    Affiliate Transactions. Except as set forth on Section 5.26 of the Windstream Disclosure Schedule, no Affiliate of Windstream (other than wholly owned Subsidiaries of Windstream or its Subsidiaries) (i) is a party to any material Contract or other transaction, agreement or binding arrangement or understanding with, has provided services to or has received services from Windstream or any of its Subsidiaries (including any monitoring, management or similar agreement), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or, to the Knowledge of Windstream, is currently contemplated to be used by Windstream or any of its Subsidiaries, (iii) licenses Intellectual Property Rights (either to or from Windstream or any of its Subsidiaries), or (iv) is indebted to or a lender to Windstream or any of its Subsidiaries (any arrangement set forth or required to be set forth on Section 5.26 of the Windstream Disclosure Schedule, a “Windstream Affiliate Transaction”).

Section 5.27.    No Operations. As of the date hereof, New Windstream LLC is a direct, wholly owned subsidiary of Windstream and New Uniti is a direct, wholly owned subsidiary of New Windstream LLC. Neither New Windstream LLC nor New Uniti (a) has ever had any liabilities except (i) liabilities incident to its limited liability company or corporate existence, as applicable, and the maintenance thereof, none of which are material, (ii) liabilities in connection with this Agreement and the other Transaction Agreements and (iii) only if the Effective Time does not occur during 2024, as of the Effective Time, liabilities for income and franchise Taxes for the year ending December 31 of the year immediately preceding the year during which the Effective Time occurs, (b) has ever had any employees, (c) has ever had any material assets or properties or (d) has ever engaged in any business activity, other than its ownership of equity interests to the extent consistent with the Pre-Closing Windstream Reorganization.

Section 5.28.    Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in this Agreement, as qualified by the Uniti Disclosure Schedule, or any certificate delivered pursuant to this Agreement, and the representations and warranties set forth in the other Transaction Agreements (as applicable), Windstream acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Uniti to Windstream, or any of its Representatives or Affiliates in connection with the Transactions, and Windstream hereby disclaims reliance on any such other representation or warranty, whether by

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or on behalf of Uniti. Windstream also acknowledges and agrees that Uniti makes no representation or warranty with respect to any projections or forecasts or forward-looking estimates, including with respect to future revenues or future cash flows of Uniti or any of its Subsidiaries, in each case, heretofore or hereafter delivered to or made available to Windstream or its Representatives or Affiliates. Upon becoming a party to this Agreement, each of New Uniti, New Windstream LLC, HoldCo and Merger Sub shall be deemed to have repeated the representations and warranties set forth in this Section 5.28, as to itself.

Article 6
Covenants of Uniti

Uniti agrees that:

Section 6.01.    Conduct of Uniti. Except (v) with the prior written consent of Windstream (which consent shall not be unreasonably withheld, conditioned or delayed), (w) as expressly required or expressly contemplated by the Transaction Agreements, (x) as reasonably required to effect the Pre-Closing Uniti Restructuring, (y) as set forth in Section 6.01 of the Uniti Disclosure Schedule or (z) as required by Applicable Law, Uniti (a) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course (provided that in the case of this clause (a), no action with respect to the matters addressed by any subclause of the following clause (b) shall constitute a breach of this clause (a) unless such action would constitute a breach of such subclause of the following clause (b)), and (b) shall not, and shall not permit any of its Subsidiaries to:

(i)    amend the charter, bylaws or other similar organizational documents of Uniti, other than in immaterial respects;

(ii)    (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (1) dividends or other such distributions reasonably required for Uniti or any of its Subsidiaries to maintain its status as a REIT or to avoid the payment or imposition of income or excise Tax, (2) as required by the terms of any Uniti Plan and (3) dividends or other such distributions by any of its Subsidiaries to Uniti or another Subsidiary of Uniti or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Uniti Securities, except as required by the terms of (or to satisfy ordinary course of business Tax withholding under) any Uniti Plan or for de minimis amounts in the ordinary course of business consistent with past practice;

(iii)    (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Uniti Securities or Uniti Subsidiary Securities, other than the issuance or grant of (1) any Uniti Subsidiary Securities to Uniti or any other Subsidiary of Uniti, (2) (x) any annual or off-cycle equity awards pursuant to the Uniti Stock Plan that are made in the ordinary course of business consistent with past practice but not to exceed $15,000,000 in aggregate grant date value, (y) any options to participate in the Uniti ESPP pursuant to the ordinary course operation of the Uniti ESPP or (z) any Uniti Securities as required by the terms of any Uniti Plan as in effect on the date hereof or adopted or amended in

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accordance with the terms of this Agreement (for the avoidance of doubt, Uniti shall be entitled to file or amend a registration statement on Form S-8 to register issuance or grants made pursuant to this clause), (3) any Uniti Common Stock issuable upon conversion or exchange, as the case may be, of the Convertible Notes or the Exchangeable Notes or (4) any Uniti Common Stock issuable upon exercise or termination of the Call Spread Warrants, or (B) amend any term of any Uniti Security or any Uniti Subsidiary Security, except as required by the terms of any Uniti Plan in effect on the date hereof;

(iv)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities or businesses, or enter into any partnership, joint venture or strategic alliance, in each case with a value in excess of $10,000,000 in any individual transaction and $20,000,000 in the aggregate for all such transactions, except, in each case, in the ordinary course of business;

(v)    sell, assign, lease, license, convey or otherwise transfer or dispose of any of its assets (including any material Uniti Intellectual Property Rights), securities, properties, interests or businesses that have a fair market value in excess of $10,000,000 in any individual transaction and $20,000,000 in the aggregate for all such transactions, in each case, other than (A) such actions for fair consideration in the ordinary course of business, (B) non-exclusive licenses of Uniti Intellectual Property Rights granted in the ordinary course of business, (C) for the purpose of disposing of obsolete or worthless assets or in connection with the normal repair and replacement of assets and (D) any termination of the Bond Hedge Transactions and/or the Capped Call Transactions;

(vi)    except (x) as required by the terms of any Uniti Plan as in effect on the date of this Agreement or adopted or amended in accordance with the terms of this Agreement or (y) in the ordinary course of business, (A) increase or change the compensation or benefits payable to any current or former Uniti Service Provider (other than increases in base compensation of up to 4% annually in the aggregate (and corresponding increases in target bonus amounts) for current employees), (B) accelerate the vesting of any compensation or benefits of any current or former Uniti Service Provider, (C) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Uniti Service Provider, (D) terminate, enter into, adopt, materially amend, materially modify or renew any material Uniti Plan, (E) (x) hire any employees with annual base compensation of greater than $270,000 or (y) terminate the employment of any employees with annual base compensation of more than $270,000, other than for cause, (F) establish, adopt, enter into or amend any collective bargaining or similar agreement or (G) recognize any labor union or any other organization seeking to represent any employees of Uniti;

(vii)    make or authorize any capital expenditure other than any capital expenditures that: (A) are substantially consistent with the applicable amounts set forth in Uniti’s capital expense budget set forth on Section 6.01(b)(vii) of the Uniti Disclosure Schedule (but in no event in excess of the aggregate amount set forth therein); or (B) when added to all other capital expenditures made on behalf of Uniti and its Subsidiaries in any given fiscal quarter but not provided for in such capital expense budget, do not exceed

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$12,500,000 in the aggregate during any fiscal quarter (provided that such amount shall be pro-rated for the remainder of the fiscal quarter in effect as of the date hereof) or $50,000,000 in the aggregate during any fiscal year;

(viii)    other than in connection with actions permitted by Section 6.01(b)(iii), make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) advances of business expenses to employees in the ordinary course of business, (B) trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business and (C) loans or advances among Uniti and any of its Subsidiaries and capital contributions to or investments in its Subsidiaries);

(ix)    incur, assume or otherwise become liable for any indebtedness for borrowed money (or guarantees thereof) or issue any debt securities or assume or guarantee the obligations of any other Person in excess of $100,000,000, other than (A) pursuant to Uniti and its Subsidiaries’ credit facilities in effect as of the date hereof, or (B) indebtedness incurred between Uniti and any of its Subsidiaries or between any of such Subsidiaries or guarantees by Uniti of indebtedness of any Subsidiary of Uniti; provided that, the interest rate applicable to any indebtedness permitted to be incurred pursuant to this clause (ix) (including, for the avoidance of doubt, any indebtedness described in the applicable section of Section 6.01 of the Uniti Disclosure Schedule) shall not exceed the Maximum Debt Financing Interest Rate;

(x)    (A) amend or modify in any material respect, terminate (other than any termination in accordance with the terms of an existing Uniti Material Contract) or waive any of its material rights or claims under any Uniti Material Contract or any Uniti Real Property Lease, or (B) enter into any Contract that would, if entered into prior to the date hereof, constitute a Uniti Material Contract or Uniti Real Property Lease, in each case, other than in the ordinary course of business;

(xi)    other than in connection with any stockholder or derivative litigation, which is the subject of Section 8.08, settle, release, waive, discharge or compromise (or offer to do any of the foregoing) any Proceeding involving or against Uniti or any of its Subsidiaries, other than settlements that (A) do not require monetary payments by Uniti or any of its Subsidiaries in excess of $5,000,000 individually or $20,000,000 in the aggregate (in each case net of insurance proceeds from Third Parties) and (B) do not involve injunctive relief against Uniti or any of its Subsidiaries, admission of guilt or wrongdoing or other restrictions that could be expected to materially limit Uniti or any of its Subsidiaries in the conduct of their business, assets or operations;

(xii)    change Uniti’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(xiii)    (A) make, change, revoke, rescind, or otherwise modify any material Tax election, (B) file any amended or otherwise modify any income or other material Tax Return; (C) adopt, change, or otherwise modify any Tax accounting period or any material Tax accounting method, principles, or practices, (D) settle, consent to, or compromise (in

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whole or in part) any material Proceeding, assessment, audit, examination or other litigation related to income or other material Taxes; (E) surrender any right to claim a material Tax refund, offset, or other reduction in liability; (F) consent to any extension or waiver of the limitation period applicable to any income or other material Tax claim or assessment (other than any routine extension granted in the ordinary course of business); (G) enter into any closing agreement pursuant to Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law); or (H) take any action that could, or fail to take any action the failure of which could, reasonably be expected to cause (i) Uniti to fail to qualify as a REIT or (ii) a change in the entity classification of a Uniti Subsidiary for U.S. federal income tax purposes; provided that, for the avoidance of doubt, nothing in this Agreement shall preclude Uniti or any of its Subsidiaries from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code;

(xiv)    liquidate, dissolve, recapitalize, reorganize or otherwise wind up the business or operations of Uniti (excluding, for the avoidance of doubt, any of its Subsidiaries), or adopt a plan with respect thereto, or fail to maintain Uniti’s existence; or

(xv)    agree, resolve or commit to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Uniti or any of its Subsidiaries from taking or causing to be taken any action (including the authorization, declaration and payment of dividends or other distributions), at any time or from time to time, that in the good faith judgment of Uniti is reasonably necessary or appropriate for Uniti to maintain its qualification as a REIT, to preserve the status of any of its Subsidiaries as a partnership, disregarded entity, QRS, REIT, or TRS, as applicable, for U.S. federal income tax purposes, or to avoid or reduce the payment or imposition of any income or excise Tax.

Section 6.02.    Uniti Stockholders Meeting. Uniti shall (a) as soon as reasonably practicable after the Form S-4 is declared effective under the 1933 Act, establish a record date for, promptly and duly call and give notice of, and, as promptly as practicable after the effectiveness of the Form S-4, commence mailing of the Proxy Statement to the holders of Uniti Common Stock as of the record date established for a meeting of holders of the shares of Uniti Common Stock (the “Uniti Stockholders Meeting”) for purposes of (i) seeking the Uniti Stockholder Approval and any other stockholder approvals required by Applicable Law in connection with the Transactions and (ii) at Uniti’s sole discretion, the approval or adoption by Uniti’s stockholders of (A) an amendment to the charter of Uniti, in substantially the form attached hereto as Exhibit L, designating Uniti as the agent of stockholders of Uniti for the purpose of enforcing such stockholders’ rights as contemplated by Section 12.06(a)(iii) (such amendment, the “Uniti Organizational Document Amendment”) (it being understood that in no event shall the Closing be conditioned on approval by Uniti’s stockholders of the Uniti Organizational Document Amendment) and/or (B) Uniti converting to a Delaware entity and taking any and all actions reasonably necessary in connection therewith, including adopting and filing new organizational documents (the “Uniti Delaware Conversion”) (it being understood that in no event shall the Closing be conditioned on approval by Uniti’s stockholders of the Uniti Delaware Conversion), (b) initiate a “broker search” in accordance with Rule 14a-13 of the 1934 Act as necessary to cause Uniti to comply with its obligations set forth in the foregoing clause (a), and (c) as soon as

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reasonably practicable following the commencement of the first mailing of the Proxy Statement, and no later than the 40th day following the first mailing of the Proxy Statement, pursuant to the foregoing clause (a), convene and hold the Uniti Stockholders Meeting, provided that Uniti may adjourn or recess the Uniti Stockholders Meeting to a later date with Windstream’s consent or to the extent, after reasonable consultation with Windstream, Uniti believes in good faith that such adjournment or recess is reasonably necessary to (A) ensure that any required supplement or amendment to the Proxy Statement that the Uniti Board has determined in good faith to be necessary under Applicable Law after consultation with, and taking into account the advice of, outside legal counsel, is provided to the holders of shares of Uniti Common Stock within a reasonable amount of time in advance of the Uniti Stockholders Meeting, (B) allow reasonable additional time to solicit additional proxies necessary to obtain the Uniti Stockholder Approval (including after commencement of an Acquisition Proposal that is a tender offer or exchange offer) or (C) ensure that there are sufficient shares of Uniti Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Uniti Stockholders Meeting (in which case, Uniti shall use its reasonable best efforts to obtain such a quorum as promptly as practicable); provided, however, that the Uniti Stockholders Meeting shall not be adjourned or recessed to a date that is more than 20 calendar days after the date for which the Uniti Stockholders Meeting was originally scheduled without the prior written consent of Windstream (not to be unreasonably withheld, conditioned or delayed). Uniti shall provide updates to Windstream with respect to the proxy solicitation for the Uniti Stockholders Meeting (including interim results) as reasonably requested by Windstream. Subject to  Section 6.03(a), (1) the Uniti Board shall recommend that the holders of shares of Uniti Common Stock approve the Merger and the other Transactions, and Uniti shall include such Uniti Board Recommendation and the Uniti Financial Advisor Opinions in the Proxy Statement, (2) Uniti shall use its reasonable best efforts to obtain the Uniti Stockholder Approval and (3) Uniti shall otherwise comply in all material respects with all legal requirements applicable to the Uniti Stockholders Meeting. Uniti, in consultation with Windstream, may take all actions reasonably necessary to (x) render the Uniti Organizational Document Amendment effective and enforceable, including submitting any necessary filings in connection therewith and (y) effect the Uniti Delaware Conversion.

Section 6.03.    No Solicitation; Other Offers.

(a)    No-Shop. Except as otherwise expressly permitted by the remainder of this Section 6.03, until the earliest to occur of the termination of this Agreement in accordance with the terms of Article 11 and the Effective Time, Uniti shall not and shall cause its Subsidiaries not to, and shall instruct its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or take any action to knowingly assist, facilitate or encourage (including by way of furnishing information) the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into or knowingly participate in any substantive discussions with or negotiations with, furnish any material nonpublic information relating to Uniti or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of Uniti or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in connection with any Acquisition Proposal, (iii) (A) withdraw or withhold (or qualify or modify in a manner adverse to Windstream), or publicly announce its intention to do the same, the Uniti Board Recommendation, or fail to include the Uniti Board Recommendation in the Proxy Statement in accordance with Section 6.02, (B) other than with respect to a tender offer or exchange offer that is the subject of the following clause (C), within 10 Business Days of

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Windstream’s written request, fail to publicly make or reaffirm the Uniti Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or broadly sent or given to the stockholders of Uniti (provided that Windstream shall be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and for each material modification to such Acquisition Proposal), or (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation D promulgated under the 1934 Act within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer (any of the foregoing in clauses (A) through (C), an “Adverse Recommendation Change”), (iv) enter into any an amendment, grant any waiver or release or terminate any provision under any standstill, confidentiality or other similar agreement; provided that the foregoing shall not prohibit Uniti or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of Uniti or any of its Subsidiaries, in each case, if the Uniti Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, that, based on the information then available, the failure to do so would reasonably be expected to be inconsistent with the standard of conduct of the members of the Uniti Board under Applicable Law, (v) enter into any agreement in principle, letter of intent, memorandum of understanding, acquisition agreement or other Contract providing for or relating to an Acquisition Proposal other than an Acceptable Confidentiality Agreement (any of the foregoing, an “Alternative Acquisition Agreement”), or (vi) resolve, authorize, propose or agree to do any of the foregoing. Promptly after the date hereof, Uniti shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to (1) cease any solicitations, discussions or negotiations with any other Person in connection with an Acquisition Proposal (other than Windstream and its Affiliates), (2) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to Uniti all nonpublic information heretofore furnished by or on behalf of Uniti, its Subsidiaries or any of its or their respective Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (3) terminate access to any physical or electronic data rooms previously granted to such Persons in each case previously provided or granted in connection with a possible Acquisition Proposal.

(b)    Exceptions. Notwithstanding anything contained in this Agreement to the contrary, but subject to compliance with the remainder of this Article 6, at any time prior to receipt of the Uniti Stockholder Approval:

(i)    Uniti, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide written Acquisition Proposal after the date hereof that was not solicited in breach of Section 6.03(a) and (B) furnish to such Third Party or its Representatives nonpublic information relating to Uniti or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of Uniti or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, in each case, if the Uniti Board, after consultation with its outside legal counsel and its financial advisor prior to taking the actions described in clauses (A) or (B) above, determines in good faith that such written Acquisition Proposal constitutes or would reasonably be expected to lead to, a Superior Proposal, and that failure to take such action would reasonably be expected to be

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inconsistent with the standard of conduct applicable to the members of the Uniti Board under Applicable Law; provided that, to the extent that any material nonpublic information relating to Uniti or its Subsidiaries is provided to any such Third Party or any such Third Party is given material access which was not previously provided to or made available to Windstream, such material nonpublic information or access is provided or made available to Windstream substantially contemporaneously with (or within 24 hours following) the time it is provided to such Third Party; and

(ii)    subject to compliance with Section 6.03(d), the Uniti Board may, (A) in response to a bona fide written Acquisition Proposal made after the date hereof that did not result from a breach of Section 6.03(a), (x) make an Adverse Recommendation Change and/or (y) terminate this Agreement pursuant to and in accordance with Section 11.01(d)(i) and in compliance with Section 12.04(b) in order to substantially concurrently enter into a written definitive agreement for such Superior Proposal, in each case, if the Uniti Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, and that failure to take the action described in the foregoing clause (x) or (y), as the case may be, would reasonably be expected to be inconsistent with the standard of conduct applicable to the members of the Uniti Board under Applicable Law; or (B) in response to an Intervening Event, make an Adverse Recommendation Change if, prior to making such Adverse Recommendation Change, the Uniti Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with standard of conduct of the members of the Uniti Board under Applicable Law.

In addition, nothing contained in this Agreement shall prevent Uniti or the Uniti Board (or any committee thereof) from (A) taking and disclosing to Uniti’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the Transactions or an Acquisition Proposal (provided that neither Uniti nor the Uniti Board may make an Adverse Recommendation Change unless permitted by this Section 6.03(b)), (B) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (C) contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal after the date hereof solely for the purpose of clarifying such Acquisition Proposal and the terms thereof or informing such Third Party of the restrictions imposed by this Section 6.03.

(c)    Required Notices. From and after the date hereof, Uniti shall notify Windstream in writing promptly (and in any event within 24 hours) (A) of the receipt by Uniti of any Acquisition Proposal or any material amendment or modification to the material terms of any Acquisition Proposal and such notice shall include, to the extent then known to Uniti, the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (along with unredacted copies of such Acquisition Proposal and all proposed transaction agreements and other material documents provided in connection therewith), (B) of any request for material nonpublic information relating to Uniti, or for access to the business, properties, assets, books or records or personnel of Uniti, by any Third Party in connection with an Acquisition Proposal and (C) keep

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Windstream informed on a reasonably current basis of any material changes to the status and material terms and conditions of any Acquisition Proposal. Uniti agrees that it shall not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits Uniti from providing information to Windstream in accordance with this Section 6.03(c).

(d)    Last Look. Neither the Uniti Board nor Uniti shall take any of the actions referred to in Section 6.03(b)(ii) unless: (i) Uniti shall have notified Windstream, in writing and at least four Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and attaching (A) an unredacted copy of the Superior Proposal and any proposed agreements relating to such Superior Proposal, or (B) in the case of an Intervening Event a reasonably detailed description of such Intervening Event, (ii) during such four Business Day period following the date on which such notice is received by Windstream, Uniti shall have negotiated with Windstream in good faith (to the extent Windstream wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Windstream may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Uniti Board shall have, as a condition to effecting an Adverse Recommendation Change, considered in good faith any revisions to the terms of this Agreement proposed in writing by Windstream and any other information offered by Windstream in response to the notice from Uniti and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal and failure to take such action would reasonably be expected to be inconsistent with the standard of conduct applicable to the members of the Uniti Board under Applicable Law and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, Uniti shall, in each case, have delivered to Windstream an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be three (3) Business Days) during which time Uniti shall be required to comply with the requirements of this Section 6.03(d) anew with respect to such additional notice, including clauses (i) through (iii) above.

(e)    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Superior Proposal” means a bona fide, written Acquisition Proposal (but substituting “more than 50%” for all references to “25%” in the definition of such term) that did not result from a breach of Section 6.03(a) on terms that the Uniti Board determines in good faith, after consultation with its outside legal counsel and financial advisors, considering all relevant legal, regulatory and financing aspects of such Acquisition Proposal is more favorable (including from a financial point of view) to Uniti’s stockholders than the Merger, in each case, taking into consideration (A) all relevant factors (including the identity of the counterparty, the terms and conditions of such Acquisition Proposal (including the transaction consideration, conditionality, timing, certainty of financing and regulatory approvals and the expected timing and likelihood of consummation, and such other factors determined by the Uniti Board in good faith to be relevant)) and (B) if applicable, any changes to the terms of this Agreement proposed by

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Windstream pursuant to Section 6.03(d) that, if accepted by Uniti, would be binding upon Windstream, Holdco and Merger Sub.

(ii)    “Intervening Event” means any event, fact, circumstance, development or occurrence that (A) was not known to or reasonably foreseeable by the Uniti Board as of the date of this Agreement, which event or circumstance becomes known to or by the Uniti Board prior to receipt of the Uniti Stockholder Approval or (B) was known to or reasonably foreseeable by the Uniti Board as of the date of this Agreement, but the consequences of which (or the magnitude thereof) were not, and, in each case, does not relate to an Acquisition Proposal or Superior Proposal; provided that in no event shall the fact that Uniti meets or exceeds any internal or published projections, forecasts or estimates or other financial performance or results of operations for any period or changes in the credit rating, market price or trading volume of any securities of Uniti or its subsidiaries in and of itself constitute an Intervening Event, provided that in the case of the facts described in the foregoing proviso, the underlying causes of such facts may be considered and taken into account in determining whether there has been an Intervening Event.

Section 6.04.    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, Uniti shall cooperate with Windstream and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to Applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Uniti Common Stock from Nasdaq as promptly as practicable after the Effective Time and (b) the deregistration of the Uniti Common Stock pursuant to the 1934 Act as promptly as practicable after such delisting.

Section 6.05.    Transaction Expenses. Prior to the Closing, Uniti shall not, and shall cause its Subsidiaries not to, incur any material Transaction Expenses other than Transaction Expenses incurred in connection with obtaining the Financing and those listed on Section 6.05 of the Uniti Disclosure Schedule without the prior written consent of Windstream.

Section 6.06.    Financing.

(a)    Uniti shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or advisable to arrange, as promptly as practicable following the date of this Agreement, the Debt Financing or, at Uniti’s option, the Alternative Financing in compliance with the then-existing credit agreement and indentures governing indebtedness issued by Uniti and its Subsidiaries (in each case as the same may be amended, supplemented, waived or otherwise modified from time to time), in an amount sufficient, when taken together with other available cash at Uniti (but not taking into account any cash or borrowing capacity available to Windstream), to pay all Transaction Expenses of Uniti and the Closing Cash Payment (assuming it is equal to $425 million) on the Closing Date (the “Financing Requirement” and, any such financing, the “Financing”), including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter (subject to Uniti’s right to replace, restate, supplement, modify, assign, substitute, waive, amend or terminate the Debt Commitment Letter in accordance herewith) until the Financing is consummated, (ii) enter into definitive Debt Financing Documents on terms and conditions no less favorable to Uniti than those contained in the Debt Commitment Letter and the Fee Letter, (iii) satisfy on a timely basis or obtain the waiver of all

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conditions applicable to Uniti contained in the Debt Commitment Letter, (iv) consummate the Debt Financing prior to, or substantially concurrently with, the Closing and (v) subject to the satisfaction of the conditions set forth in the Debt Commitment Letter, cause the Debt Financing Sources providing the Debt Financing contemplated thereby to fund, on or before the Closing Date, such Debt Financing. Except as expressly set forth in this Section 6.06, Uniti, in its sole discretion, may obtain the Financing in any manner that it elects to pursue, including any form of Alternative Financing. Uniti shall keep Windstream informed upon request on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall provide to Windstream, upon its request, copies of the definitive agreements in respect of the Debt Financing (it being understood that any fee amounts and other commercially sensitive information not affecting conditionality may be redacted in a customary manner). Uniti shall give Windstream prompt written notice (in any event within two (2) Business Days) after the occurrence of any of the following: (x) any material breach of the Debt Commitment Letter by any other party to the Debt Commitment Letter or any uncurable event or circumstance that makes a condition precedent to the Debt Financing unable to be satisfied, in each case, of which Uniti becomes aware, or any termination of all or a portion of the Debt Financing, (y) the receipt of any notice or other communication from any Debt Financing Source party thereto with respect to any (A) actual breach or default, termination or repudiation by any other party to the Debt Commitment Letter of any provisions of the Debt Commitment Letter of which Uniti becomes aware or (B) material dispute between or among any parties to the Debt Commitment Letter with respect to the obligation to fund any portion of the Debt Financing and (z) if at any time for any reason (other than consummation of a debt securities offering constituting an Alternative Financing) Uniti determines in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms contemplated by the Debt Commitment Letter, in each case to the extent that Uniti would not be able to satisfy the Financing Requirement on the Closing Date. As soon as reasonably practicable, but in any event within two (2) Business Days following the date that Windstream delivers to Uniti a written request, Uniti shall use reasonable best efforts to provide any information reasonably requested by Windstream relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence. Subject to the foregoing, with the consent of Windstream (which consent shall not be unreasonably withheld, conditioned or delayed) upon reasonable written request from Uniti to Windstream (which request shall be delivered no less than five (5) Business Days prior to the Closing Date and shall include a representation that Uniti has cash and other readily available sources of capital to satisfy the Financing Requirement), the Closing Cash Payment may be made in part by using up to $100,000,000 of available cash or borrowing capacity available to Windstream under the Windstream Revolving Credit Facility.

(b)    Other than as a result of the issuance of the “Notes” and termination of the Debt Commitment Letter in accordance with its terms in connection therewith, prior to the Closing, Uniti shall not, without the prior written consent of Windstream, replace, amend, supplement, modify or waive any provision of the Debt Commitment Letter to the extent such replacement, amendment, supplement, modification or waiver would (i) reduce the aggregate amount of the Debt Financing such that Uniti would not be able to satisfy the Financing Requirement on the Closing Date or (ii) impose new or additional conditions, or otherwise replace, amend, supplement or modify any provision of the Debt Commitment Letter in a manner that would reasonably be expected to (A) make the funding of the Debt Financing (or the satisfaction of the conditions to obtaining the Debt Financing) less likely to occur, (B) delay or prevent the Closing or (C) adversely impact the ability of Uniti to enforce its rights against the other parties to the Debt Commitment

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Letter, the ability of Uniti to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Uniti may amend, replace, supplement, modify or effect a waiver to the Debt Commitment Letter to add lenders, lead arrangers, syndication agents or other Debt Financing Sources or similar entities of similar creditworthiness as the Debt Financing Sources that have executed the Debt Commitment Letter as of the date hereof if the addition of such additional parties, (x) individually or in the aggregate, would not be reasonably expected to delay or prevent the Closing and (y) does not (A) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (or payment of fees having similar effect)) such that Uniti would not be able to satisfy the Financing Requirement, (B) increase the interest rate applicable the Debt Financing above the Maximum Debt Financing Interest Rate or (C) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to delay or prevent the Closing. Uniti shall (i) notify Windstream in writing of any such replacement, amendment, supplement or other modification of, or waiver of any of its rights under, the Debt Commitment Letter reasonably promptly after the time such replacement, amendment, supplement, modification or waiver is effective in writing and (ii) deliver copies of the definitive documentation governing any such replacement, amendment, supplement, modification or waiver reasonably promptly after the time such replacement, amendment, supplement, modification or waiver is effective in writing (it being understood that any fee amounts and other commercially sensitive information not affecting conditionality may be redacted in a customary manner). Upon any such replacement, amendment, supplement or other modification of, or waiver under, the Debt Commitment Letter in accordance with this Section 6.06(b), the term “Debt Commitment Letter”, as applicable thereto (and consequently the term “Debt Financing” shall mean the Debt Financing contemplated by the Debt Commitment Letter as so replaced, amended, supplemented, modified or waived), shall mean the Debt Commitment Letter as so replaced, amended, supplemented, modified or waived.

(c)    If all or any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter and the Fee Letter, or if Uniti elects to replace all or a portion of the Debt Financing with Alternative Financing, Uniti shall promptly notify Windstream thereof, and use its reasonable best efforts to arrange and obtain the Alternative Financing. Uniti shall deliver to Windstream complete and correct copies of agreements and other documents pursuant to which any Alternative Financing shall be made available to Uniti reasonably promptly after the time such agreements or documents are effective in writing (it being understood that any fee amounts and other commercially sensitive information not affecting conditionality may be redacted in a customary manner). In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any such Alternative Financing, and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include the commitment letter or any equivalent thereof with respect to such Alternative Financing. In furtherance of, and not in limitation of, the foregoing, in the event that any Alternative Financing in lieu of all or a portion of the Debt Financing becomes unavailable, to the extent that Uniti would not be able to satisfy the Financing Requirement as a result thereof, regardless of the reason therefor, but any bridge facilities contemplated by the Debt Commitment Letter (or bridge facilities obtained under any Alternative Financing) are available on the terms and conditions described in or contemplated by the Debt Commitment Letter (or replacements thereof), then Uniti shall cause the proceeds of such bridge financing to be funded no later than the Closing.

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(d)    Uniti acknowledges and agrees that the obtaining by Uniti of the Debt Financing is not a condition to Uniti’s obligations in respect of the Closing.

(e)    Uniti Group LP shall not make any dividend, distribution or other restricted payment (including from the proceeds of the Debt Financing) unless it has concluded, in good faith, that such payments will not adversely affect in any material respect Uniti’s ability to satisfy the Financing Requirement on the Closing Date.

(f)    If any portion of the Financing consists of preferred equity of New Uniti, then Windstream, New Windstream LLC and New Uniti shall reasonably cooperate with Uniti, at Uniti’s sole cost and expense, to the extent reasonably requested by Uniti, in connection with arranging and consummating such preferred financing; provided that the issuance of any such preferred equity shall be contingent on the consummation of the Closing. For the avoidance of doubt, the Financing shall not include the issuance of any additional shares of New Uniti Preferred Stock. Uniti shall provide or cause to be provided a copy of any agreement or other documents setting forth the terms of such preferred equity to the holder or holders of a majority of the New Uniti Preferred Stock that would be issued at the closing of the Internal Reorg Merger, and such majority holders may elect to receive, on behalf of the holders of New Uniti Preferred Stock, shares of such preferred equity in lieu of shares of New Uniti Preferred Stock by written notice to Uniti within ten (10) days of receipt thereof (and the Certificate of Designations shall be amended or modified accordingly).

(g)    Notwithstanding anything to the contrary in this Section 6.06, the covenants in (i) this Section 6.06 with respect to the Alternative Financing and (ii) the covenant in Section 6.06(e) shall not require Uniti to take (or cause to be taken) any action, or fail to take (or cause to fail to be taken) any action, which action or failure could be reasonably expected to (x) adversely affect Uniti’s ability to qualify as a REIT prior to or immediately after the Effective Time or (y) adversely affect Uniti’s ability to effect the Uniti LLC Conversion.

(h)    If, prior to the Expiration Date (as defined in the Debt Commitment Letter), Uniti has not consummated an Alternative Financing sufficient to satisfy the Financing Requirement, Uniti shall use reasonable best efforts to obtain and borrow the Bridge Facility (as defined in the Debt Commitment Letter) upon the terms set forth in the Debt Commitment Letter.

Section 6.07.    Revolving Credit Facility Consent. Uniti shall use reasonable best efforts to (x) obtain, within ninety (90) days following the date hereof, a consent or amendment under its Credit Agreement, dated as of April 24, 2015 (as most recently amended by that certain eighth amendment, dated as of March 24, 2023) by and among Uniti, Uniti Group LP, Uniti Group Finance 2019 Inc., CSL CAPITAL, LLC, the lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent, to waive or otherwise amend the covenant contained therein requiring Uniti to maintain its qualification as a REIT (the “Revolving Credit Facility Consent”) and (y) provide Windstream with a draft copy of such consent within thirty (30) days following the date hereof.

Section 6.08.    Open Window. Prior to the Closing Date, Uniti shall use reasonable best efforts to promptly (but, in any event, at least two (2) Business Days prior to such date) notify Windstream in writing that an Open Window Period will commence or, to the extent such notice

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is practicable under the circumstances, will end. Uniti further agrees that it will, upon Windstream’s written request, as promptly as reasonably practicable (and within no more than two Business Days) after such request whether Uniti is in and Open Window Period. The term “Open Window Period” shall mean any period when Uniti (x) permits its directors to trade in securities of Uniti or (y) buys, sells or offers to sell securities of Uniti in the public markets.

Article 7

Covenants of Windstream

Windstream agrees that:

Section 7.01.    Conduct of Windstream. Except (v) with the prior written consent of Uniti (which consent shall not be unreasonably withheld, conditioned or delayed), (w) as expressly required or expressly contemplated by the Transaction Agreements, (x) as reasonably required to effect the Pre-Closing Windstream Reorganization, (y) as set forth in  Section 7.01 of the Windstream Disclosure Schedule or (z) as required by Applicable Law, Windstream (a) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course (provided that in the case of this clause (a), no action with respect to the matters addressed by any subclause of the following clause (b) shall constitute a breach of this clause (a) unless such action would constitute a breach of such subclause of the following clause (b), and (b) shall not, and shall not permit any of its Subsidiaries to:

(i)    amend its certificate of incorporation, bylaws, limited liability company agreement or other similar organizational documents of Windstream, other than in immaterial respects;

(ii)    (A) split, combine or reclassify any equity interests, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, except for dividends or other such distributions by any of its wholly owned Subsidiaries or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Windstream Securities, except as required by the terms of any Windstream Plan or for de minimis amounts in the ordinary course of business consistent with past practice;

(iii)    (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Windstream Securities or Windstream Subsidiary Securities, other than the issuance of any Windstream Subsidiary Securities to Windstream or any other Subsidiary of Windstream or (B) amend any term of any Windstream Security or any Windstream Subsidiary Security, except as required by the terms of any Windstream Plan in effect on the date hereof or adopted or amended in accordance with the terms of this Agreement;

(iv)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities or businesses, or enter into any partnership, joint venture or strategic alliance, in each case with a value in excess of $10,000,000 in any individual transaction and $20,000,000 in the aggregate for all such transactions, except, in each case, in the ordinary course of business;

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(v)    sell, assign, lease, license, convey or otherwise transfer or dispose of any of its assets (including any material Windstream Intellectual Property Rights), securities, properties, interests or businesses that have a fair market value in excess of $10,000,000 in any individual transaction and $20,000,000 in the aggregate for all such transactions, in each case, other than (A) such actions for fair consideration in the ordinary course of business, (B)  non-exclusive licenses of Windstream Intellectual Property Rights granted in the ordinary course of business and (C) for the purpose of disposing of obsolete or worthless assets or in connection with the normal repair and replacement of assets;

(vi)    except (x) as required by the terms of any Windstream Plan as in effect on the date of this Agreement or adopted or amended in accordance with the terms of this Agreement or (y) in the ordinary course of business, (A) increase or change the compensation or benefits payable to any current or former Windstream Service Provider (other than increases in base compensation of up to 4% annually in the aggregate (and corresponding increases in target bonus amounts) for current employees), (B) accelerate the vesting of any compensation or benefits of any current or former Windstream Service Provider, (C) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Windstream Service Provider, (D) terminate, enter into, adopt, materially amend, materially modify or renew any material Windstream Plan, (E) (x) hire any employees with annual base compensation of greater than $270,000 or (y) terminate the employment of any employees with annual base compensation of more than $270,000, other than for cause, (F) establish, adopt, enter into or amend any collective bargaining or similar agreement or (G) recognize any labor union or any other organization seeking to represent any employees of Windstream;

(vii)    make or authorize any capital expenditure other than any capital expenditures that: (A) are substantially consistent with the applicable amounts set forth in Windstream’s capital expense budget set forth on Section 7.01(b)(vii) of the Windstream Disclosure Schedule (but in no event in excess of the aggregate amount set forth therein), (B) when added to all other capital expenditures made on behalf of Windstream and its Subsidiaries in any given fiscal year but not provided for in such capital expense budget, do not exceed $50,000,000 in the aggregate during any fiscal year (excluding any BEAD Commitments made on or prior to the date of the Uniti Stockholder Approval, or (C) are BEAD Commitments made from the date hereof until (and including) the date of the Uniti Stockholder Approval that do not exceed $250,000,000 in the aggregate; for purposes of this subsection (vii), BEAD Commitments shall be measured based on cost to pass and not cost to connect;

(viii)    make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) advances of business expenses to employees in the ordinary course of business, (B) trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business, and (C) loans or advances among Windstream and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries);

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(ix)    incur, assume or otherwise become liable for any indebtedness for borrowed money (or guarantees thereof) or issue any debt securities or assume or guarantee the obligations of any other Person in excess of $100,000,000 other than (A) pursuant to Windstream and its Subsidiaries’ credit facilities in effect as of the date hereof, or (B) indebtedness incurred between Windstream and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by Windstream of indebtedness of any wholly owned Subsidiary of Windstream;

(x)    (A) amend or modify in any material respect, terminate (other than any termination in accordance with the terms of an existing Windstream Material Contract) or waive any of its material rights or claims under any Windstream Material Contract or any Windstream Real Property Lease, or (B) enter into any Contract that would, if entered into prior to the date hereof, constitute a Windstream Material Contract or Windstream Real Property Lease, in each case, other than in the ordinary course of business; provided that notwithstanding the foregoing, in no event shall Windstream take any action described in clauses (A) or (B) with respect to any Contract that is or would constitute a Windstream Affiliate Transaction hereunder;

(xi)    settle, release, waive, discharge or compromise (or offer to do any of the foregoing) any Proceeding involving or against Windstream or any of its Subsidiaries, other than settlements that (i) do not require monetary payments by Windstream or any of its Subsidiaries in excess of $5,000,000 individually or $20,000,000 in the aggregate (in each case net of insurance proceeds from Third Parties) and (ii) do not involve injunctive relief against Windstream or any of its Subsidiaries, admission of guilt or wrongdoing or other restrictions that could be expected to materially limit Windstream or any of its Subsidiaries in the conduct of their business, assets or operations;

(xii)    change Windstream’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(xiii)    (A) make, change, revoke, rescind, or otherwise modify any material Tax election, (B) file any amended or otherwise modify any income or other material Tax Return; (C) adopt, change, or otherwise modify any Tax accounting period or any material Tax accounting method, principles, or practices, (D) settle, consent to, or compromise (in whole or in part) any material Proceeding, assessment, audit, examination or other litigation related to income or other material Taxes; (E) surrender any right to claim a material Tax refund, offset, or other reduction in liability; (F) consent to any extension or waiver of the limitation period applicable to any income or other material Tax claim or assessment (other than any routine extension granted in the ordinary course of business); (G) enter into any closing agreement pursuant to Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law); (H) take any action that could, or fail to take any action the failure of which could, reasonably be expected to cause a change in the entity classification of a Windstream Subsidiary for U.S. federal income tax purposes; or (I) take any action that could, or fail to take any action the failure of which could, reasonably be expected to cause any Subsidiary that leased property from Uniti or any of

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its Subsidiaries to cease to be an entity disregarded as separate from Windstream for U.S. federal income tax purposes;

(xiv)    liquidate, dissolve, recapitalize, reorganize or otherwise wind up the business or operations of Windstream (excluding, for the avoidance of doubt, any of its Subsidiaries), or adopt a plan with respect thereto, or fail to maintain Windstream’s existence; or

(xv)    agree, resolve or commit to do any of the foregoing.

(c)    Windstream shall, upon Uniti’s request, keep Uniti reasonably informed regarding Windstream’s strategic planning, proposed capital expenditure and financing commitments, and progress on projects with respect to BEAD, on at least a bi-weekly basis (i.e. every 2 weeks), and will, to the extent permitted by Applicable Law, offer Uniti a reasonable opportunity to (i) review and comment on such planning, proposed capital expenditure and financing commitments and progress and (ii) review and comment in advance on any proposed applications with respect to BEAD (other than immaterial amendments or supplements thereto), financing commitments related to such applications and other material transaction documentation in connection therewith; provided that, notwithstanding anything in this Agreement to the contrary, in no event shall Uniti have the right to affirmatively require Windstream or its Subsidiaries to participate in any particular BEAD market, process or project or to spend, or commit to spend (or to increase any commitment to spend), funds in any particular BEAD process or market or on any particular BEAD project.

Section 7.02.    Obligations of New Uniti, New Windstream LLC, HoldCo and Merger Sub. Windstream shall take all actions necessary to cause New Uniti, New Windstream LLC, HoldCo and Merger Sub to perform their obligations under this Agreement, and shall be liable for all obligations of such Persons set forth in this Agreement or contemplated by any Transaction Agreement or the Transactions. Promptly following HoldCo’s formation, Windstream shall cause HoldCo, as the sole member of Merger Sub, to execute and deliver a written consent approving the Merger and the other Transactions in accordance with the MGCL and the Maryland Limited Liability Company Act and its organizational documents and provide a copy of such written consent to Uniti. Thereafter, none of HoldCo, Windstream or any of its Subsidiaries shall take any action to amend, modify or withdraw such consent.

Section 7.03.    Director and Officer Liability. Windstream shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)    For six years after the Effective Time, Windstream shall, and shall cause each of Windstream and the Surviving Corporation to, indemnify and hold harmless the present and former directors, managers, officers, employees, fiduciaries and agents of Windstream, Uniti and their respective Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at Windstream’s, Uniti’s or its Subsidiaries request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to

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the fullest extent permitted by the DGCL, MGCL or any other Applicable Law or provided under Windstream’s or its Subsidiaries’ organizational documents or Uniti’s charter and bylaws or other organizational documents of Uniti or any of its Subsidiaries in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. If any Indemnified Person is made party to any Proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Windstream shall, and shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Proceeding or investigation, in each case, on the same terms as provided in the applicable organizational documents in effect on the date hereof; provided that any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 7.03, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 7.03 except to the extent such failure materially prejudices such party’s position with respect to such claims).

(b)    For six years after the Effective Time, Windstream shall cause to be maintained in effect provisions in the charter, bylaws or other organizational documents of Windstream, the Surviving Corporation and their respective Subsidiaries (or in such documents of any successor to the business of Windstream, the Surviving Corporation or any such Subsidiary) regarding limitation of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)    From and after the Effective Time, Windstream shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person prior to the date hereof, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d)    Prior to the Effective Time, Windstream shall, and shall cause the Surviving Corporation, as of the Effective Time to, obtain and fully pay the premiums for the non-cancellable extension of the directors’ and officers’ liability coverage of Windstream and Uniti’s existing directors’ and officers’ insurance policies and Windstream and Uniti’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time; (ii) be from an insurance carrier with the same or better credit rating as Windstream or Uniti’s respective current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are, in the aggregate, no less favorable than the coverage provided under Windstream and Uniti’s, as applicable, existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions or actions contemplated hereby); provided that Windstream shall provide Uniti a reasonable opportunity to participate in the selection of such tail policy and the cost of any such tail policy shall not exceed 300% of the aggregate annual premium paid by the applicable party in

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respect of the D&O Insurance (which amount is set forth in Section 7.03(d) of the Uniti Disclosure Schedule); provided further, that if the aggregate premium of such tail policy exceeds such amount, Windstream shall or shall cause the Surviving Corporation to, as applicable, obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)    If Windstream, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Windstream or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(f)    The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the organizational documents of Windstream, the charter or bylaws of Uniti or the organizational documents of any of their respective Subsidiaries, under the DGCL, MGCL or any other Applicable Law or under any agreement of any Indemnified Person with Windstream, New Windstream LLC, New Uniti, Uniti or any of their respective Subsidiaries that is set forth in Section 7.03(c) of the Uniti Disclosure Schedule. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by each Indemnified Person.

(g)    Trading Policies. The trading policies of New Uniti following the Effective Time will be no more restrictive than the trading policies of Uniti in effect as of the date of this Agreement (except as required to comply with Applicable Law).

Section 7.04.    Voting of Shares. Windstream shall vote all shares of Uniti Common Stock beneficially owned by it or any of its Subsidiaries in favor of the Merger and the other Transactions at the Uniti Stockholders Meeting.

Section 7.05.    Transaction Expenses. Prior to the Effective Time, Windstream shall not, and shall cause its Subsidiaries not to, incur any material Transaction Expenses other than those reasonably incurred in satisfaction of its obligations under Section 7.07 and those listed on Section 7.05 of the Windstream Disclosure Schedule without the prior written consent of Uniti.

Section 7.06.    Termination of Windstream Affiliate Transactions. Except as set forth on Section 7.06 of the Windstream Disclosure Schedule, prior to the Closing, Windstream shall, and shall cause its Subsidiaries to, pay, settle or discharge all account balances owed from Windstream or any of its Subsidiaries to any of Windstream’s Affiliates (other than to Windstream or its wholly owned Subsidiaries) and terminate all Windstream Affiliate Transactions, in each case without any continuing liability of Windstream or its Subsidiaries thereunder; provided that Windstream shall notify Uniti in writing prior to terminating any such arrangement not set forth in Section 5.26 of the Windstream Disclosure Schedule. Prior to the Closing, Windstream shall deliver to Uniti written evidence reasonably satisfactory to Uniti of each such termination.

Section 7.07.    Financing Cooperation.

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(a)    Prior to the Closing, Windstream, New Uniti, New Windstream LLC, HoldCo and Merger Sub agree to use its reasonable best efforts to provide, and shall cause their respective Subsidiaries and representatives to use reasonable best efforts to provide, customary cooperation in connection with (x) the arrangement and consummation of the Financing (including the Debt Financing) or (y) any other financing or filing of any registration statement which Uniti, in its sole discretion, elects to pursue to the extent that such financing or filing is permitted pursuant to Section 6.01 (any financing or filing described in this clause (y), collectively, a “Permitted Transaction”), in each case as may be reasonably requested by Uniti, at Uniti’s sole cost and expense, including:

(i)    taking all actions reasonably necessary to consummate common equity financing issued by New Uniti (solely in the event that Uniti elects to consummate the Financing in such a manner), including by causing New Uniti to issue equity securities, or agree to issue equity securities; provided that New Uniti shall not be obligated to take any such action that is not conditioned upon the occurrence of Closing;

(ii)    solely in connection with a registered offering or offering made in reliance on Rule 144A of the 1933 Act (a “Rule 144A Offering”) of equity securities or securities convertible into equity securities, furnishing Uniti and/or the Debt Financing Sources, as applicable, as promptly as reasonably practicable, with audited and interim financial statements (subject to their completion and availability) and any other financial data and information of the type required by Regulation S-X and Regulation S-K under the Securities Act or of the type and form customarily included in documents for the Financing or any Permitted Transaction, excluding, for the avoidance of doubt, any pro forma financing statements;

(iii)    solely in connection with a registered offering or Rule 144A Offering of equity securities or securities convertible into equity securities, other documents and information regarding Windstream and its Subsidiaries required or reasonably requested in connection with the delivery of any customary negative assurance opinion,

(iv)    (x) participating in a reasonable number of meetings (including customary one-on-one meetings with the prospective purchasers and underwriters, representatives or other agents of Uniti), presentations, road shows, due diligence sessions and sessions with prospective lenders, investors and ratings agencies that are customary for financings of a type similar to the Debt Financing, and making available members of senior management and representatives of Windstream with appropriate seniority and expertise therefor, and (y) providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors;

(v)    assisting in the preparation of any customary offering documents, private placement memoranda, lender presentations, bank information memoranda, rating agency presentations, offering memoranda, prospectuses and similar documents reasonably requested by Uniti in connection with the Financing or any Permitted Transaction;

(vi)    solely in connection with a registered offering or Rule 144A Offering of equity securities or securities convertible into equity securities, causing Windstream’s auditors to deliver drafts of customary comfort letters, including as to customary negative assurances and change period, confirming that such auditors are prepared to issue any such comfort letter reasonably requested in connection with the Financing or any Permitted Transaction, and obtaining consents of Windstream’s

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auditors for use of their reports in any materials relating to the Financing or any Permitted Transaction and to be named as experts in connection with any filings made by Uniti pursuant to the 1933 Act or the 1934 Act where any of the Windstream Audited Financial Statements or any other financial data and information are included or incorporated by reference; and

(vii)    reasonably cooperating with the marketing efforts of Uniti and its Debt Financing Sources or other financing sources for the Financing or any Permitted Transaction, including ensuring that any syndication efforts benefit materially from the existing lending and investment banking relationships of Windstream.

(b)    Notwithstanding the foregoing, nothing shall require such cooperation to the extent it would (i) unreasonably disrupt or interfere with the business or operations of Windstream and its Subsidiaries or obligate Windstream to provide, to produce or prepare financial information that is not reasonably available or prepared by Windstream in the ordinary course of business, (ii) conflict with or violate the organizational documents of any of Windstream or any of its Subsidiaries or any Applicable Law or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any contract to which any of Windstream or any of its Subsidiaries is a party, (iii) cause Windstream or any of its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement or (iv) require Windstream or any of its Subsidiaries to (x) agree to pay any fees or reimburse any expenses prior to the Effective Time unless such fees and expenses are subject to the expense reimbursement provisions set forth in the penultimate sentence of this paragraph below or to incur any other liabilities that are effective prior to the Effective Time (except to the extent such liabilities are subject to the indemnity set forth in the final sentence of this paragraph below), (y) give any indemnities that are effective prior to the Effective Time (except to the extent such indemnities are subject to the indemnity set forth in the final sentence of this paragraph below), or (z) deliver any certificate or take any other action that would reasonably be expected to result in personal liability to a director, officer or other personnel (other than customary representation letters delivered to Windstream’s auditors in connection with the delivery of a comfort letter or consent from such auditor), deliver any legal opinion or otherwise provide any information or take any action to the extent it could result in (A) a loss or waiver of any privilege or (B) the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation; provided that Windstream shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Windstream shall, to the extent permitted by such confidentiality obligations, notify Uniti if any such information that Uniti has specifically identified and requested is being withheld as a result of any such obligation of confidentiality. Uniti shall, promptly after written request by Windstream, reimburse Windstream and its Subsidiaries for all costs and expenses (including, to the extent incurred at the request or consent of Uniti, reasonable attorneys’ fees) incurred by Windstream or any of its Subsidiaries prior to the Effective Time in connection with the Financing or any Permitted Transaction, including the cooperation contemplated by this Section 7.07. Uniti shall indemnify Windstream, its Subsidiaries and their respective Representatives from, against and in respect of

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all losses, damages, claims, costs or expenses (including reasonable attorneys’ fees) actually suffered or incurred by any of them in connection with the Financing and any Permitted Transaction (including any offering memorandum, offering circular, registration statement, prospectus or other disclosure or offering document in connection with the Financing) to the fullest extent permitted by Applicable Law, except to the extent that any of the foregoing arises from statements or omissions made in the Financing or any Permitted Transaction in reliance upon and in conformity with written information furnished by Windstream to Uniti used in connection therewith or the gross negligence or willful misconduct of, or material breach of this Agreement by, Windstream, its Subsidiaries, or any of their respective pre-Closing Representatives, as applicable.

(c)    Windstream consents to the use of its logos in connection with the Financing and any Permitted Transaction; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage Windstream. Notwithstanding any other provision set forth herein or in any other agreement between Uniti or any of its Affiliates and Windstream or any of its Affiliates, Uniti may, upon reasonable request and with the written consent of Windstream (such consent not to be unreasonably withheld, delayed or conditioned) share non-public or confidential information regarding Windstream and its businesses with the Debt Financing Sources, and Uniti, its Affiliates and the Debt Financing Sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) in connection with the Financing; provided, however, that Uniti shall use its best efforts to assure confidential treatment of such information.

(d)    Notwithstanding anything in this Agreement to the contrary, Windstream, New Uniti, New Windstream LLC, HoldCo and Merger Sub shall be deemed to have complied with Section 7.07(a) as it applies to any Permitted Transaction unless (i) Windstream, New Uniti, New Windstream LLC, HoldCo and Merger Sub have willfully and materially breached Section 7.07(a), (b) Uniti has notified Windstream in writing of such breach with reasonably sufficient time to cure such breach and (c) Windstream, New Uniti, New Windstream LLC, HoldCo and/or Merger Sub, as applicable, has failed to cure such breach reasonably promptly following receipt of the notice referred to in clause (b) above, and, in each case, such failure to cure is the proximate cause of Uniti not consummating such Permitted Transaction, as applicable.

Section 7.08.    Interim Financials. Windstream shall deliver to Uniti, on or prior to May 10, 2024, statements of shareholders’ equity and cash flows of Windstream and its consolidated Subsidiaries for the three months ended March 31, 2024.

Article 8
Covenants of Uniti, Windstream, HoldCo and Merger Sub

The parties hereto agree that:

Section 8.01.    Regulatory Undertakings; Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by Uniti permitted under Section 6.02 or Section 6.03), Uniti and Windstream shall use their reasonable best efforts to take, or cause to be taken (including by causing their respective controlled Affiliates to take (and, in the case of Windstream, New Windstream LLC, New Uniti and its Subsidiaries to

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take), all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions (including the Pre-Closing Windstream Reorganization Regulatory Approvals) as soon as practicable (and, in any event, at least 10 Business Days prior to the End Date), including using such reasonable best efforts in connection with (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations required or advisable to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions as soon as practicable (and, in any event, at least 10 Business Days prior to the End Date). Uniti and Windstream shall bear equally all costs and expenses incurred in seeking or obtaining any of the approvals, consents, registrations, permits, authorizations and other confirmations contemplated by this Section 8.01.

(b)    In furtherance and not in limitation of the foregoing, each of Uniti and Windstream shall (and shall cause their respective controlled Affiliates to) (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) on the 150th day after the date hereof, (ii) make the appropriate initial filings to obtain the FCC Approvals as promptly as practicable and in any event within fifteen (15) Business Days after the date hereof, (iii) make the appropriate initial filings to obtain State PUC Approval as promptly as practicable and in any event within twenty five (25) Business Days after the date hereof; (iv) in the case of Windstream, make the appropriate initial filings for the Pre-Closing Windstream Reorganization Regulatory Approvals as promptly as practicable and in any event within twenty-five (25) Business Days after the date hereof; and (v) make all Other Regulatory Filings as promptly as practicable after the date hereof, and furnish to the other party or its outside counsel as promptly as practicable all information within its (or its Affiliates’) control reasonably requested by such other party and required or advisable for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the Transactions. Each of Windstream and Uniti (A) shall make an appropriate response as promptly as reasonably practicable to any inquiries received from any Governmental Authority for additional information or documentary material that may be requested or required pursuant to the HSR Act or pursuant to Applicable Law (including any Competition Laws); (B) and shall promptly use reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any equivalent period pursuant to the Applicable Law (including any Competition Laws), in the jurisdictions identified in Section 5.03(a) of the Uniti Disclosure Schedule as promptly as practicable, and (C) shall use reasonable best efforts not to extend any waiting period under the HSR Act or equivalent period under any other Applicable Law (including any Competition Laws), or enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the Transactions, except with the prior written consent of the other parties hereto. Notwithstanding the foregoing, (1) each of Windstream and Uniti may designate any nonpublic information that is competitively sensitive provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other party without approval of the party providing the nonpublic, sensitive information, and (2) materials may be redacted as necessary to

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comply with contractual arrangements and (1) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)    If any objections are asserted with respect to the Transactions under the HSR Act or any other Applicable Law (including any Competition Laws or Communications Laws), or if any Proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the Transactions as violative of the HSR Act or any other Competition Laws, Communications Laws or other Applicable Laws, Uniti and Windstream shall consult and cooperate with the other party and use (including causing their respective controlled Affiliates (which includes, in the case of Windstream, for the avoidance of doubt, New Uniti, New Windstream LLC and New Windstream Holdings II) to use) reasonable best efforts to promptly resolve such objections, which the parties hereto agree shall include the following actions in order to obtain clearances or approval under or resolve a Proceeding involving the HSR Act, any Competition Laws, any Communications Laws or other Applicable Laws: (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, transfer or license of any assets, properties, products, rights, services or businesses of any party or any of its controlled Affiliates, or any interest therein, or agreeing to any other structural or conduct remedy, including its spectrum or Uniti Communications Licenses or Windstream Communications Licenses, as applicable, or Governmental Authorizations; (ii) discontinuing, or causing any of its Subsidiaries to discontinue, offering any product or service, or committing to cause Windstream or any of its Subsidiaries after giving effect to the Closing to discontinue offering any product or service; (iii) making, or causing any of its Subsidiaries to make, or accepting any condition, limitation, obligation, commitment or requirement, or committing to cause Windstream or any of its Subsidiaries after giving effect to the Closing to make or accept any condition, limitation, obligation, commitment or requirement (to any Governmental Authority, Communications Regulatory Authority, or otherwise) regarding its future operations or the future operations of Windstream or any of its Subsidiaries after giving effect to the Closing; (iv) agreeing to any other prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership of any asset or business; (v) conducting its businesses or, after giving effect to the Closing, Windstream’s or any of its Subsidiaries’ businesses in a specified manner, or proposing, agreeing or permitting to conduct any of such businesses in a specified manner, or committing to make capital expenditures or other expenditures in their respective service areas, including, in each case, by agreeing to undertakings required by a Governmental Authority or Communications Regulatory Authority, (vi) expending or paying funds or giving any other consideration in order to obtain any FCC Approval, State PUC Approval or Pre-Closing Windstream Reorganization Approval, (vii) otherwise taking or committing to take any actions that would limit any party’s, or any party’s controlled Affiliates’, freedom of action with respect to, or its or their ability to retain, any assets, properties, products, rights, services or businesses of such Person, or any interest or interests therein; or (viii) agreeing to do any of the foregoing, except that neither party shall be obligated to take any such action (A) that is not conditioned upon the occurrence of Closing or (B) to the extent it would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of New Uniti and its Subsidiaries (including Uniti, Windstream and their respective Subsidiaries), taken as a whole after giving effect to the Closing (a “Burdensome Condition”).

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(d)    In addition, and not to be limited by or in limitation of the foregoing, Uniti and Windstream shall use their reasonable best efforts to take, or cause to be taken (including by causing their respective controlled Affiliates to take, or cause to be taken), all actions that are customarily undertaken to obtain consent or approval from Team Telecom so as to enable the Closing to occur, including providing all such assurances as may be customarily necessary to address national security (including entering into a mitigation agreement, letter of assurance, national security agreement, or other similar arrangement or agreement), law enforcement, and public safety interests in relation to any services offered by the parties or facilities owned by the parties.

(e)    Each party shall, subject to Applicable Law, (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General, any other Governmental Authority or private party regarding this Agreement or the Transactions (provided that, in the case of substantive communications from a private party, solely to the extent such communication is related to the matters covered by Section 8.01(b) or Section 8.01(c)) and, subject to Applicable Law, permit the other parties and their outside counsel to review in advance, and consider in good faith the other party’s reasonable comments, to any proposed substantive written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other Transactions unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties or their outside counsel promptly with copies of all substantive correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their controlled Affiliates and their controlled respective Representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any Applicable Law (including any Competition Laws) in connection with this Agreement; provided that such material may be designated as restricted to “outside counsel” or redacted as described in Section 8.01(b).

(f)    Uniti shall, upon consultation with Windstream and in consideration of Windstream’s views in good faith, have primary responsibility for preparing and filing any submissions to (provided that Windstream may be responsible for executing or providing its signatures for such submissions), and shall be entitled to direct the defense of this Agreement and the Transactions before any Governmental Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities, in each case, under the HSR Act or other Competition Laws; provided, however, that Uniti shall afford Windstream a reasonable opportunity to review, comment and participate therein.

(g)    Windstream shall, upon consultation with Uniti and in consideration of Uniti’s views in good faith, have primary responsibility for preparing and filing any submissions to (provided that Uniti may be responsible for executing or providing its signatures for such submissions), and shall be entitled to direct the defense of this Agreement and the Transactions before, and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, any Communications Regulatory Authority or Governmental Franchising

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Authority in connection with the Merger or the other Transactions; provided, however, that Windstream shall afford Uniti a reasonable opportunity to review, comment and participate therein.

Section 8.02.    Certain Filings.

(a)    As promptly as reasonably practicable after the date of this Agreement, New Uniti shall prepare and file a registration statement on Form S-4, of which the Proxy Statement shall form a part (the “Form S-4”), in form and substance reasonably acceptable to Uniti with respect to the issuance of New Uniti Common Stock in the Merger and the solicitation of the vote of Uniti’s stockholders through the Proxy Statement. Uniti and Windstream shall, and Windstream shall cause New Uniti to, use reasonable best efforts to have the Form S-4 declared effective and the Proxy Statement cleared by the SEC as promptly as reasonably practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the Transactions.

(b)    Uniti and Windstream shall each cooperate with each other and use their reasonable best efforts to furnish the information required to be included in the Form S-4 and the Proxy Statement, and each party shall, as promptly as reasonably practicable, provide the other with any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as reasonably practicable to any such comments made by the SEC or its staff with respect to the Form S-4, shall give the other party and its counsel a reasonable opportunity to review and comment on the Form S-4 each time before it is filed with the SEC and shall give reasonable and good-faith consideration to any comments thereon made by the other party and its counsel. Uniti shall cause the Proxy Statement in definitive form to be mailed to Uniti’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the 1933 Act. Windstream shall use its reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of New Uniti Common Stock in the Merger. Each of Uniti and Windstream shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Uniti, Windstream or any of their respective Subsidiaries, to the SEC or Nasdaq in connection with the Form S-4 and the Proxy Statement. If at any time prior to receipt of the Uniti Stockholder Approval, any information relating to Uniti or Windstream, or any of their respective Affiliates, officers or directors, should be discovered by Uniti or Windstream that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, not misleading, the party that discovers such information shall as promptly as reasonably practicable notify the other party hereto and an appropriate amendment or supplement describing such information shall as promptly as reasonably practicable be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of each of Uniti and Windstream.

(c)    Windstream shall prepare and deliver to Uniti (i) as promptly as reasonably practicable after the date of this Agreement (and in any event no later than July 31, 2024; provided that Windstream may extend such date by 30 days with written communication (email being

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sufficient) to Uniti’s chief financial officer prior to July 31, 2024), the audited consolidated balance sheets of Windstream as of December 31, 2023 and 2022, and consolidated statement of comprehensive income, statement of shareholders’ equity and consolidated statements of cash flows of Windstream for each of the three years in the period ended December 31, 2023, audited in accordance with the standards of the PCAOB and containing an unqualified report of Windstream’s auditors (the “Windstream Audited Financial Statements”) and (ii) as promptly as reasonably practicable after the end of any fiscal quarter other than the fourth quarter of any fiscal year, an unaudited consolidated balance sheet of Windstream and consolidated statement of comprehensive income, statement of shareholders’ equity and consolidated statements of cash flows of Windstream as of and for a year-to-date period ended as of the end such fiscal quarter to the extent required to be included in the Form S-4, Proxy Statement and any other filings to be made by New Uniti, Windstream or Uniti with the SEC in connection with the Transactions. All such financial statements, together with any unaudited consolidated balance sheet and the related statements of comprehensive income, shareholders’ equity and cash flows of Windstream as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Form S-4, Proxy Statement and any other filings to be made by New Uniti, Windstream or Uniti with the SEC in connection with the Transactions, (A) will be prepared in conformity with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the consolidated financial condition of Windstream and its consolidated Subsidiaries as of the date thereof and for the period indicated therein and its consolidated results of operations, shareholders’ equity and cash flows, except as otherwise specifically noted therein, and (C) will, in the case of the Windstream Audited Financial Statements, have been audited in accordance with the standards of the PCAOB.

(d)    The auditor engaged to audit the Windstream Audited Financial Statements and to review the unaudited financial statements is an independent registered public accounting firm with respect to Windstream within the meaning of the 1934 Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.

(e)    In connection with the filing of the Form S-4, the Proxy Statement and any other SEC filings requiring such information, Uniti shall, as promptly as reasonably practicable after the receipt from Windstream of the Windstream Audited Financial Statements and other financial information set forth in Section 8.02(c), prepare pro forma financial statements (as required by the SEC and Applicable Law) that comply with the rules and regulations of the SEC to the extent required for the Form S-4 and the Proxy Statement, including the requirements of Article 11 of Regulation S-X. Windstream shall use its reasonable best efforts to cooperate with Uniti with respect to the foregoing.

Section 8.03.    Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed by Windstream and Uniti. Except as set forth in, and in compliance with, Section 6.03(a), or in connection with any Proceeding brought by a party to this Agreement against any other party hereto regarding this Agreement, the Merger or the other Transactions, Windstream and Uniti shall consult with each other before issuing any further press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement and the Transactions (other than any press release,

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communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement and the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally) and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, such disclosing party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public statement or press release, and will consider in good faith any reasonable comments of the other party thereto), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the Transactions beyond the scope of the disclosure included in and as materially consistent with, the press release or public statement with respect to which the other party had been consulted. No press release by Uniti shall include the name of any direct or indirect equityholder (or any of their respective Affiliates) of Windstream, New Windstream LLC (following the Windstream F Reorg) or New Uniti (following the Internal Reorg Merger) without the prior written consent of Windstream, except (a) in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, Uniti will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to Windstream to review and comment upon such public statement or press release, and will consider in good faith any reasonable comments of the other party thereto) or (b) after the issuance of any press release with respect to which such consent was obtained, Uniti may issue additional press releases without any consent of Windstream so long as such additional press releases are materially consistent with the press release with respect to which Windstream had consented.

Section 8.04.    Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of shares of Uniti Common Stock (including derivative securities with respect to such Uniti Common Stock) or acquisitions of shares of New Uniti Common Stock (including derivative securities with respect to such New Uniti Common Stock) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Uniti to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.05.    Notices of Certain Events. Each of Uniti and Windstream shall promptly notify the other of any of the following: (a) any written notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any written notice or other written communication from any Governmental Authority in connection with the Transactions; (c) any Proceedings or investigations commenced or threatened in writing or, to its Knowledge, threatened verbally against, relating to or involving or otherwise affecting Uniti or any of its Subsidiaries or Windstream or any of its Subsidiaries, as the case may be, that relate to the Transactions; (d) Knowledge of any inaccuracy of any representation or warranty made by such party in this Agreement, or any other fact, event or

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circumstance, that would reasonably be expected to cause any condition to the Merger to not be satisfied; and (e) Knowledge of any failure of such party to comply with or satisfy any covenant, condition or agreement that would reasonably be expected to cause any condition to the Merger not to be satisfied; provided that a party’s good faith failure to comply with this Section 8.05 shall not provide any other party the right not to effect, or the right to terminate, the Transactions, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.06.    No Control of the Other Party’s Business. The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Windstream, HoldCo or Merger Sub, on the one hand, or Uniti, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Windstream and Uniti will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its and its subsidiaries’ respective business and operations.

Section 8.07.    Access to Information. (a) From the date hereof until the Effective Time, to the extent not prohibited by Applicable Law, each of Uniti and Windstream shall (and shall cause their respective Subsidiaries to), including with respect to integration planning, the expanded “fiber to the home” construction plan and investor relations matters, (i) give the other party and its Representatives, upon reasonable notice, reasonable access during normal business hours to the Representatives, offices, personnel, properties, work papers (to the extent the other party has executed a customary release or access letter in a form reasonably satisfactory to such party’s auditors), books and records (including Tax Returns and Contracts) and other documents of it and its Subsidiaries, (ii) furnish to the other party and its Representatives such financial and operating data and other information as such Persons may reasonably request within a reasonable time of such request, including copies of such information and (iii) instruct its Representatives to reasonably cooperate with the other party in its investigation of itself and its Subsidiaries. Any investigation pursuant to this Section 8.07 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Uniti or Windstream, as applicable, and their respective Subsidiaries. Nothing in this Section 8.07 shall require Uniti or Windstream to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and, as applicable, Uniti Data Security Requirements or Windstream Data Security Requirements), (B) that would waive the protection afforded by attorney-client privilege or (C) that would unreasonably interfere with Uniti or Windstream’s or their respective Subsidiaries’ business operations; provided that the withholding party shall give notice to the requesting party of the fact that it is withholding such information or documents and thereafter the withholding party shall reasonably cooperate with the requesting party to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate clause (A) or (B). The parties may designate competitively sensitive material as “outside counsel only material” or with similar restrictions, which materials shall be given only to the outside legal counsel of the receiving party. Notwithstanding anything to the contrary, none of Uniti, Windstream or their Representatives shall be provided access to any offices or properties of the other party or its Subsidiaries to conduct any invasive or intrusive sampling of any building materials, indoor or outdoor air, water, soil, sediments or other environmental media.

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(b)    All information exchanged pursuant to Section 8.07 shall be subject to the Confidentiality Agreement by and among Uniti, Windstream and Elliott, dated as of December 6, 2023, as such agreement may be amended from time to time (the “Confidentiality Agreement”). Notwithstanding anything to the contrary set forth in this Agreement or in the Confidentiality Agreement, Uniti and its Representatives may disclose information of Windstream and its Affiliates to the Debt Financing Sources and the Debt Financing Source Related Parties without an obligation on the part of the Debt Financing Sources or the Debt Financing Source Related Parties to comply with the terms of the Confidentiality Agreement, subject to the execution of customary confidentiality undertakings by such Debt Financing Sources (including with respect to their Debt Financing Source Related Parties) that are directly enforceable by Windstream (it being agreed that execution of the Debt Commitment Letter shall satisfy the requirement for execution of such customary confidentiality undertakings). For the avoidance of doubt, the immediately preceding sentence shall apply only to lenders or other Debt Financing Sources or Debt Financing Sources Related Parties with respect to debt financing, and not to any investor in, subscriber for, or purchaser of, any equity financing, in each case, in their capacities as such.

Section 8.08.    Transaction Litigation. Uniti shall control the defense or settlement of any litigation or other Proceedings against itself or any of its directors relating to this Agreement or the Transactions; provided that, other than Proceedings between or among the parties hereto (or their Affiliates), Uniti shall give Windstream the opportunity to consult with Uniti prior to the Effective Time and keep Windstream reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any litigation or other Proceedings against Uniti or any of its directors relating to this Agreement or the Transactions, including by giving Windstream an opportunity to participate, at Windstream’s expense, in such litigation or other Proceedings; and provided, further, that, other than Proceedings between or among the parties hereto, Uniti agrees that it shall not settle any such litigation or other Proceedings without the prior written consent of Windstream, which shall not be unreasonably withheld, delayed or conditioned.

Section 8.09.    Nasdaq Listing; Name and Ticker. (a) Windstream shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Law and the rules and policies of Nasdaq and the SEC to enable the listing of New Uniti on Nasdaq as the successor to Uniti prior to the Effective Time, subject to official notice of issuance, of (a) the New Uniti Common Stock being issued in the Merger and (b) the New Uniti Common Stock held by the stockholders of Windstream immediately prior to the Closing Date. Uniti shall use its reasonable best efforts to cooperate with Windstream with respect to the foregoing.

(b)    Windstream and Uniti shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Law and the rules and policies of Nasdaq and the SEC such that, effective as of the Closing or as promptly as reasonably practicable thereafter, New Uniti’s name and ticker symbol are Uniti Group Inc. and UNIT, respectively, unless a different name and/or ticker symbol are otherwise mutually agreed upon by Windstream and Uniti prior to the Closing.

Section 8.10.    State Takeover Statutes. Each of Uniti, Windstream, HoldCo and Merger Sub shall (a) take all actions legally permissible and necessary so that no “control share acquisition,” “fair price,” “moratorium” or other takeover laws, regulations or provisions enacted

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under U.S. state or federal laws (including the restrictions on business combinations with an interested stockholder contained in Subtitle 6 of Title 3 of the MGCL and the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL) is or becomes applicable to this Agreement, the Merger or any of the Transactions contemplated hereby or by the Transaction Agreements, and (b) if any such takeover law, regulation or provision is or becomes applicable to this Agreement, the Merger or any of the other Transactions contemplated hereby or by the Transaction Agreements, cooperate and grant such approvals and take such actions as are legally permissible and reasonably necessary so that this Agreement, the Merger or any of the other Transactions contemplated hereby and by the Transaction Agreements may be consummated as promptly as practicable on the terms contemplated hereby and by the Transaction Agreements and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions and by the Transaction Agreements, including the Merger.

Section 8.11.    Employee Matters.

(a)    For a period of one year following the Closing Date (or such shorter period of employment, as the case may be), the Surviving Corporation shall cause each individual who is employed by Windstream or a Subsidiary of Windstream on the Closing Date (each, a “Covered Employee”) who is not covered by a collective bargaining agreement to be provided with: (i) base salary, short-term cash incentive opportunities and long-term incentive opportunities that are no less favorable in the aggregate than the base salary, short-term cash incentive opportunities and long-term incentive opportunities in effect immediately prior to the Closing Date (excluding, in each case, transaction based bonus opportunities or other similar extraordinary compensation arrangements under the Windstream Plans) provided, that (A) no Covered Employee’s base salary or short-term cash incentive opportunities may be reduced during such period, and (B) long-term incentive opportunities do not need to be provided in the same form or mix of cash and/or equity as were provided by Windstream or a Subsidiary of Windstream, and (ii) employee benefits (excluding equity and long-term incentives, defined benefit pension and retiree health and welfare benefits (other than retiree health and welfare benefits for which premium costs are solely borne by the retiree)) that are substantially comparable in the aggregate to those provided to each such Covered Employee as of immediately prior to the Effective Time. The employment terms and conditions of each Covered Employee whose employment is covered by collective bargaining agreement shall be governed by the applicable collective bargaining agreement.

(b)    The Surviving Corporation shall provide each Covered Employee who incurs a qualifying termination of employment during the one year period following the Closing Date with severance payments and benefits that are no less favorable than the severance payments and benefits as to which such Covered Employee would have been entitled with respect to such termination under the applicable severance plan set forth on Section 8.11(b) of the Windstream Disclosure Schedule; provided, that the foregoing shall not apply to the extent a Covered Employee is entitled to, and actually receives, severance payments and benefits pursuant to an individual Contract that otherwise provides for severance benefits.

(c)    With respect to any employee benefit plan of the Surviving Corporation or any of its Subsidiaries in which any Covered Employee becomes a participant following the Closing, such Covered Employee shall receive full credit for such employee’s service with Windstream or a Subsidiary of Windstream to the same extent that such service was recognized under an analogous

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Windstream Plan in which such Covered Employee participated as of immediately prior to the Effective Time for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

(d)    In the event of any change in the welfare benefits provided to a Covered Employee following the Closing Date, the Surviving Corporation shall, or shall cause its Subsidiaries to, use reasonable best efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Covered Employee under any welfare benefit plan in which a Covered Employee is eligible to participate on or after the Closing Date to the same extent as such conditions and waiting periods have been waived under the applicable Windstream Plans prior to the Closing Date and (ii) credit each Covered Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Closing Date under the terms of any corresponding Windstream Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Closing Date occurs under any welfare benefit plan in which the Covered Employee participates on and after the Closing Date.

(e)    From and after the Closing, the Surviving Corporation shall, or shall cause one of its Subsidiaries to, be bound by, and to comply with the terms of, the collective bargaining agreements of Windstream and its Subsidiaries as in effect as of the Closing Date until the Surviving Corporation or one of its Subsidiaries negotiate a new collective bargaining agreement. Notwithstanding anything to the contrary in this Section 8.11, the Surviving Corporation further agrees that the provisions of this Section 8.11 shall be subject to any applicable provisions of the applicable collective bargaining agreement in respect of Covered Employees, to the extent such provisions are inconsistent with or otherwise in conflict with the provisions of any such collective bargaining agreement as in effect as of the date of this Agreement.

(f)    Nothing in this Section 8.11 shall (i) be treated as an amendment of, or undertaking to amend, any Windstream Plan or any Uniti Plan, (ii) prohibit the Surviving Corporation or any of its Subsidiaries from amending any Windstream Plan or any Uniti Plan, (iii) require the Surviving Corporation or any of its Subsidiaries to continue the employment of any Covered Employee for any period of time or, subject to any applicable arrangement covering such employee, to provide such employee with any payments or benefits upon any termination of such employee’s employment or (iv) confer any rights or benefits on any Person other than the parties to this Agreement.

Section 8.12.    Debt and Derivatives Instruments. Prior to the Effective Time, each party shall cooperate in good faith to mutually determine, and use reasonable best efforts to implement, any necessary, appropriate or desirable elections under, or amendments, adjustments, or waivers to, the Convertible Notes, the Exchangeable Notes, the Bond Hedge Transactions, the Capped Call Transactions and the Call Spread Warrants, in each case in connection with the execution of this Agreement and the consummation of the Merger, in order to allow the Convertible Notes, the Exchangeable Notes, the Bond Hedge Transactions, the Capped Call Transactions and the Call Spread Warrants to remain outstanding (to the extent still outstanding at such time) following the Closing (but exercisable, convertible or exchangeable, as the case may be, for shares of New Uniti Common Stock) (subject to the rights of the counterparties thereto); provided, that nothing in this

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Section 8.12 shall require any party to (A) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Convertible Notes, the Exchangeable Notes, the Bond Hedge Transactions, the Capped Call Transactions or the Call Spread Warrants prior to the occurrence of the Effective Time or (B) agree to any election, amendment, adjustment, waiver or any other change or modification to any instrument or agreement in connection with the Convertible Notes, the Exchangeable Notes, the Bond Hedge Transactions, the Capped Call Transactions or the Call Spread Warrants that is effective prior to the occurrence of the Effective Time.

Article 9
Tax Matters

Section 9.01.    Intended Tax Treatment.

(a)    The parties hereto agree not to take any position on any Tax Return that is inconsistent with the Intended Tax Treatment for all U.S. federal (and, if applicable, state and local) income tax purposes, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to ensure the Intended Tax Treatment is respected and shall not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Intended Tax Treatment.

(b)    Without limitation of the foregoing, Windstream (i) shall cause each of New Uniti and New Windstream LLC (x) prior to the relevant F Reorganization Completion Date, not to hold any assets or incur any liabilities, except (A) for a de minimis amount of assets to facilitate its organization or maintain its legal existence, (B) liabilities in connection with this Agreement and the other Transaction Agreements and, only if the Effective Time does not occur during 2024, as of the Effective Time, liabilities for franchise Taxes for the year ending December 31 of the year immediately preceding the year during which the Effective Time occurs or (C) as otherwise contemplated by the Pre-Closing Windstream Reorganization, and (ii) shall use reasonable best efforts to not take any action or fail to take any action, and shall not cause or permit New Uniti, New Windstream LLC, or any other Affiliate of Windstream to take any action or fail to take any action, in each case which action or failure to act could prevent the Intended F Reorganization Treatment.

(c)    Uniti shall use reasonable best efforts to provide promptly to Windstream copies of all submission materials and material notices and communications that Uniti or any of its Subsidiaries receives from the IRS in connection with the Uniti Ruling, shall promptly advise Windstream of the substance of material discussions with the IRS in connection with the Uniti Ruling, and otherwise shall keep Windstream promptly and reasonably advised of the progress of and developments with respect to the Uniti Ruling. Uniti shall use reasonable best efforts to (i) provide Windstream with a draft copy of any material submission, filing, or other material correspondence to be submitted by Uniti in connection with the Uniti Ruling (“Uniti Ruling Correspondence”) and a reasonable opportunity to comment thereon (including considering in good faith all changes or comments made by Windstream), (ii) provide final copies of all Uniti Ruling Correspondence to Windstream, and (iii) provide Windstream with notice reasonably in

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advance of any meetings or conferences with the IRS with respect thereto and consult in good faith with Windstream in advance of any such meetings or conferences.

Section 9.02.    Alternative Structure. Notwithstanding anything to the contrary in this Agreement, by no later than 14 days prior to the Closing and after consulting Windstream in good faith, Uniti may elect, in its sole discretion, by written notice to Windstream to require that the structure of the transactions contemplated hereby (other than the Rights Offering, the Windstream F Reorg and the Internal Reorg Merger) be altered such that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Code to Uniti and Uniti’s shareholders (such election, the “Alternative Structure Election”); provided that such reorganization shall not (x) have any adverse impact (other than loss of step-up) in any material respect on Windstream (or any of its Subsidiaries, Affiliates or equityholders), which shall be deemed to include any adverse change to any of Windstream’s rights or obligations under this Agreement, (y) require any additional filings with or consents from any Governmental Authority or other third party or (z) impair, impede or delay the consummation of the Closing or the other transactions contemplated by this Agreement in any material respect. In the event that Uniti makes the Alternative Structure Election, the parties shall cooperate with each other to (i) prepare such documents as are reasonably necessary or appropriate to give effect to and implement such change in structure, including amendments to this Agreement, Exhibit A and Exhibit E, and the parties shall execute such documentation as promptly as practicable following the exercise of the Alternative Structure Election by Uniti, and in any event prior to Closing and (ii) make or amend, as the case may be, all required filings, notices and reports with the SEC and any other Governmental Authority, reflecting the alternative transaction structure.

Section 9.03.    Transfer Taxes. Windstream and Uniti shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, value added, stock transfer, stamp or similar Taxes, and any transfer, recording, registration and other similar fees that become payable in connection with the Transactions (“Transfer Taxes”), including by, upon written request, using reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other

Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed (including with respect to the Transactions). If the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all Transfer Taxes imposed in connection with the Merger.

Article 10
Conditions to the Merger

Section 10.01.  Conditions to the Obligations of Each Party. The obligations of Uniti, Windstream, HoldCo and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent legally permissible, waiver in writing of the following conditions:

(a)    the Uniti Stockholder Approval shall have been obtained in accordance with the MGCL;

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(b)    (i) any applicable waiting period (or extensions thereof) under the HSR Act relating to the Transactions shall have expired or been terminated without the imposition of a Burdensome Condition;

(c)    all other consents, clearances and approvals of any Governmental Authority required in connection with the execution, delivery and performance of the Transaction Agreements and Transactions contemplated thereunder and set forth on Section 10.01(c) of the Uniti Disclosure Schedule shall have been obtained and shall be in full force and effect, and any applicable waiting periods in respect thereof shall have expired or been terminated, in each case without the imposition of a Burdensome Condition;

(d)    the Form S-4 shall have been declared effective by the SEC under the 1933 Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Proceedings for such purpose shall have been initiated or threatened by the SEC;

(e)    the Pre-Closing Uniti Restructuring, the Windstream F Reorg and the Internal Reorg Merger shall have been consummated in accordance with Exhibit A and Exhibit E (for the avoidance of doubt, none of the obligations of Uniti, Windstream, HoldCo or Merger Sub to consummate the Merger are subject to the completion of the Rights Offering);

(f)    no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision opinion or decree issued by any court of competent jurisdiction or other Governmental Authority prohibiting, rendering illegal or permanently enjoining the consummation of the Transactions shall have taken effect after the date hereof and shall still be in effect, in each case without the imposition of a Burdensome Condition;

(g)    the New Uniti Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance; and

(h)    the issuance of the New Uniti Preferred Stock and New Uniti Warrants in the Internal Reorg Merger shall have occurred.

Section 10.02.  Conditions to the Obligations of Windstream, HoldCo and Merger Sub. The obligations of Windstream, HoldCo and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing of the following additional conditions:

(a)    Uniti shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)    (i) the representation and warranty of Uniti contained in Section 4.10(a) shall be true in all respects at and as of the Effective Time as if made at and as of such time, (ii) the representations and warranties of Uniti contained in Section 4.01 and Section 4.02 shall be true in all respects other than de minimis inaccuracies at and as of the Effective Time as if made at and as of such time, (iii) the representations and warranties of Uniti contained in Section 4.04(a), Section 4.05(a), Section 4.05(b), Section 4.05(c), Section 4.22, Section 4.25 and Section 4.26 shall be true (disregarding all materiality and Uniti Material Adverse Effect qualifications contained therein) in

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all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), and (iv) the other representations and warranties of Uniti contained in this Agreement (disregarding all materiality and Uniti Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect;

(c)    since the date hereof, there shall not have occurred a Uniti Material Adverse Effect;

(d)    Windstream shall have received a certificate signed by an executive officer of Uniti to the effect that the conditions set forth in the preceding clauses (a), (b) and (c) have been satisfied; and

(e)    Uniti shall have obtained the Revolving Credit Facility Consent.

Section 10.03.  Conditions to the Obligations of Uniti. The obligation of Uniti to consummate the Merger is subject to the satisfaction or waiver in writing of the following additional conditions:

(a)    each of Windstream, HoldCo and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)    (i) the representation and warranty of Windstream, HoldCo and Merger Sub contained in Section 5.09(a) shall be true in all respects at and as of the Effective Time as if made at and as of such time, (ii) the representations and warranties of Windstream, HoldCo and Merger Sub contained in Section 5.01 and Section 5.02 shall be true in all respects other than de minimis inaccuracies at and as of the Effective Time as if made at and as of such time, (iii) the representations and warranties of Windstream, HoldCo and Merger Sub contained in Section 5.04(a), Section 5.05(a) through (f), Section 5.05(h), Section 5.05(i), Section 5.21, Section 5.25 and Section 5.26 shall be true (disregarding all materiality and Windstream Material Adverse Effect qualifications contained therein) in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), and (iv) the other representations and warranties of Windstream, HoldCo and Merger Sub contained in this Agreement (disregarding all materiality and Windstream Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect;

(c)    since the date hereof, there shall not have occurred a Windstream Material Adverse Effect; and

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(d)    Uniti shall have received a certificate signed by an executive officer of Windstream to the effect that the conditions set forth in the preceding clauses (a), (b) and (c) have been satisfied.

Article 11
Termination

Section 11.01.  Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as provided in Sections 11.01(c)(i) and 11.01(d)(i), notwithstanding any approval of this Agreement by the stockholders of Uniti):

(a)    by mutual written agreement of Uniti and Windstream;

(b)    by either Uniti or Windstream, if:

(i)    the Merger has not been consummated on or before November 3, 2025 (as extended pursuant to this Section 11.01(b)(i), the “End Date”); provided that if as of the End Date the conditions set forth in Section 10.01(b) and/or Section 10.01(c) have not been satisfied or waived (to the extent permitted), but all other conditions to Closing set forth in Article 10 have been satisfied (or would be satisfied if the Closing were to occur), each of Uniti and Windstream shall have the right to extend the End Date for successive periods of one (1) month (provided that no such extension shall be beyond May 3, 2026); provided further, that the right to terminate this Agreement or extend the End Date pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach (including, in the case of Windstream, a breach by HoldCo or Merger Sub) of any provision of this Agreement is the primary cause of the failure of the Merger to be consummated by such time;

(ii)    there shall be any permanent injunction or other order issued by a court of competent jurisdiction, or any Applicable Law shall have been enacted after the date hereof, preventing the consummation of the Transactions, and such injunction or other order or Applicable Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party whose breach (including, in the case of Windstream, a breach by HoldCo or Merger Sub) of any provision of the Transaction Agreements is the primary cause of such permanent injunction or other order; or

(iii)    at the Uniti Stockholders Meeting (including any adjournment or recess thereof), the Uniti Stockholder Approval shall not have been obtained;

(c)    by Windstream:

(i)    prior to receipt of the Uniti Stockholder Approval, if an Adverse Recommendation Change shall have occurred; or

(ii)    if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Uniti set forth in this Agreement shall have occurred that would cause or result in the conditions set forth in Section 10.02(a) or Section 10.02(b) not to be satisfied and to be incapable of being satisfied by the End Date, or if curable prior

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to the End Date, Uniti shall not have cured such breach within 30 calendar days after receipt of written notice thereof from Windstream stating Windstream’s intention to terminate this Agreement pursuant to this Section 11.01(c)(ii); provided that, at the time at which Windstream would otherwise exercise such termination right, none of Windstream, HoldCo or Merger Sub shall be in breach of its or their obligations under this Agreement so as to cause any of the conditions set forth in Section 10.01 or Section 10.03 not to be capable of being satisfied;

(iii)    (A) all of the conditions set forth in Section 10.01 and Section 10.03 have been and remain satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing and which would have been satisfied if the Closing had occurred at the time of such termination), (B) Uniti has failed to (x) consummate the Closing on the date the Closing was required to be consummated pursuant to Section 2.02(b) and (y) pay or cause to be paid the Closing Cash Payment as and when required by Section 2.10 (or to demonstrate to the reasonable satisfaction of Windstream that such payment will be made as and when required by Section 2.10), (C) Windstream has irrevocably confirmed by written notice to Uniti that all of the conditions to the obligations of Windstream set forth in Section 10.01 and Section 10.02 have been and remain satisfied (or have been irrevocably waived by Windstream) and that it is ready, willing and able to consummate the Closing and (D) Uniti fails to consummate the Closing within two (2) Business Days following the delivery of such notice and pay or cause to be paid the Closing Cash Payment as and when required by Section 2.10 (or to demonstrate to the reasonable satisfaction of Windstream that such payment will be made as and when required by Section 2.10).

(d)    by Uniti, if:

(i)    prior to the receipt of the Uniti Stockholder Approval, (A) the Uniti Board authorizes Uniti to, and Uniti does substantially simultaneously with termination of this Agreement, enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 6.03; provided that concurrently with such termination, Uniti pays to Windstream (or its designee) the Termination Fee payable pursuant to Section 12.04; or

(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Windstream, HoldCo or Merger Sub set forth in this Agreement shall have occurred that would cause or result in the conditions set forth in Section 10.03(a) or Section 10.03(b) not to be satisfied and to be incapable of being satisfied by the End Date, or if curable prior to the End Date, Windstream, HoldCo or Merger Sub shall not have cured such breach within 30 calendar days after receipt of written notice thereof from Uniti stating Uniti’s intention to terminate this Agreement pursuant to this Section 11.01(d)(ii); provided that at the time at which Uniti would otherwise exercise such termination right, Uniti shall not be in breach of its obligations under this Agreement so as to cause any of the conditions set forth in Section 10.01 or Section 10.02 not to be capable of being satisfied.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other parties.

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Section 11.02.  Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party), subject to Section 12.04; provided that nothing herein shall relieve any party of any liability for damages resulting from the Willful Breach by any party, such party shall be liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include damages based on the benefit of the bargain lost by a party’s equityholders (which, in the case of Uniti, may include the premium reflected in the Merger Consideration, which was specifically negotiated by the Uniti Board on behalf of Uniti’s stockholders, and may take into consideration all other relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other parties as a result of such failure. The provisions of this Section 11.02, Section 8.07(b), Section 7.03 and Article 12 (other than Section 12.12) shall survive any termination hereof pursuant to Section 11.01. For purposes of this Agreement, “Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement.

Article 12
Miscellaneous

Section 12.01.  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail transmission, so long as a receipt of such e-mail is requested and received or no failure message is generated) and shall be given,

If, prior to the Closing, to Windstream:

Windstream Holdings II, LLC
4005 Rodney Parham Road
Little Rock, AR 72212
Attention:	Paul Sunu
E-mail:	Paul.Sunu@windstream.com

with copies, which shall not constitute notice, to:

Windstream Holdings II, LLC
4005 Rodney Parham Road
Little Rock, AR 72212
Attention:	Windstream Legal Department
Email:	Windstream.legal@windstream.com

and

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, NY 10001
Attention:	Kevin M. Schmidt

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Jonathan E. Levitsky
Jennifer L. Chu
E-mail:	kmschmidt@debevoise.com
jelevitsky@debevoise.com
jlchu@debevoise.com

if to Uniti or, after the Closing, to the Surviving Corporation or Windstream to:

Uniti Group Inc.
2101 Riverfront Drive
Little Rock, Arkansas 72202
Attention:	Kenny Gunderman
Daniel Heard
E-mail:	kenny.gunderman@uniti.com
daniel.heard@uniti.com

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	H. Oliver Smith
Evan Rosen
E-mail:	oliver.smith@davispolk.com
evan.rosen@davispolk.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 12.02.  No Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Effective Time, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Effective Time, including those covenants and agreements set forth in this Article 12.

Section 12.03.  Amendments and Waivers; Remedies. (a) Subject to Section 12.13, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Uniti Stockholder Approval has been obtained there shall be no

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amendment or waiver that would require the further approval of the stockholders of Uniti under the MGCL without such approval having first been obtained.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)    The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04.  Expenses. (a) General. Except as otherwise provided herein and subject to Section 8.01(a), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that Windstream shall reimburse Uniti for one-half the costs and expenses incurred by Uniti in seeking or obtaining any of the approvals, consents, registrations, permits, authorizations and other confirmations contemplated by Section 8.01 whether or not the Transactions are consummated. Notwithstanding anything to the contrary in this Agreement, this Section 12.04 shall survive the termination of this Agreement.

(b)    Termination Fees and Expenses. (i) If this Agreement is terminated by Uniti pursuant to Section 11.01(d)(i) (Superior Proposal) to enter into a written definitive agreement with a Third Party or by Windstream pursuant to Section 11.01(c)(i) (Adverse Recommendation Change), then Uniti shall pay or cause to be paid to Windstream in immediately available funds $55,000,000 (in each case, such fee, the “Termination Fee”), in the case of a termination by Windstream, within two Business Days after such termination and, in the case of a termination by Uniti, immediately before and as a condition to such termination (or, if later, after Windstream’s written request thereof).

(ii)    If, prior to receipt of the Uniti Stockholder Approval, (A) this Agreement is terminated by Windstream or Uniti pursuant to Section 11.01(b)(i) (End Date), and at such time the conditions set forth in Section 10.01 (other than Section 10.01(a)) have been satisfied, or Section 11.01(b)(iii) (Uniti No Vote), or by Windstream pursuant to Section 11.01(c)(ii) (Uniti Breach), (B) after the date of this Agreement and prior to the date of termination (in the case of a termination pursuant to Section 11.01(b)(i) (End Date) or Section 11.01(c)(ii) (Uniti Breach)) or the date of the Uniti Stockholders Meeting (in the case of a termination pursuant to Section 11.01(b)(iii) (Uniti No Vote)), an Acquisition Proposal shall have been publicly announced or otherwise been publicly communicated to the Uniti Board and not publicly withdrawn prior to the date of termination (in the case of a termination pursuant to Section 11.01(b)(i) (End Date) or Section 11.01(c)(ii) (Uniti Breach)) or the date of the Uniti Stockholders Meeting (in the case of a termination pursuant to Section 11.01(b)(iii) (Uniti No Vote)) and (C) within 12 months after the date of such termination, Uniti shall have entered into a definitive agreement with any Third Party with respect to such Acquisition Proposal that is subsequently consummated (provided that for purposes of this Section 12.04(b)(ii), each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “more than 50%”), or an Acquisition Proposal is consummated, then Uniti shall pay or cause to be paid to Windstream in immediately available funds the Termination Fee, in each case less any Expense Amount previously paid or payable, on the earlier of (x) the date on which a

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definitive agreement with respect to an Acquisition Proposal was executed by Uniti and (y) concurrently with the consummation of such Acquisition Proposal.

(iii)    If this Agreement is terminated by either Uniti or Windstream pursuant to Section 11.01(b)(iii) (Uniti No Vote), then Uniti shall pay or cause to be paid and reimbursed to Windstream (in immediately available funds) all reasonable and documented out-of-pocket third-party expenses, including the reasonable fees and expenses of attorneys, investment bankers, financial advisors, accountants, experts, advisors and consultants, incurred by Windstream and its Affiliates and equityholders in connection with this Agreement and the Transactions, not to exceed $25,000,000 (the “Expense Amount”), in the case of a termination by Windstream, within two Business Days after such termination and, in the case of a termination by Uniti, immediately before and as a condition to such termination; provided that in no event will Uniti owe any Expense Amount if (x) Legacy Windstream Holder Adviser or its controlled Affiliates failed to vote (or cause to be voted), in person or by proxy, all shares of Uniti Common Stock that any such Person was entitled to vote or consent thereon (A) in favor of (1) the adoption of the Merger Agreement and the other Transaction Agreements and the approval of the Merger and the other Transactions and (2) any stockholder authorization action reasonably requested by Uniti in furtherance of the foregoing and (B) against any action or agreement that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect the consummation of the Transactions in any material respect and (y) all such shares of Legacy Windstream Holder Adviser and its controlled Affiliates not so voted would have been sufficient to have obtained the Uniti Stockholder Approval.

(c)    If this Agreement is terminated pursuant to (A) Section 11.01(c)(ii), based on a breach of any representation or warranty set forth in Section 4.27 or any breach of or failure to perform any covenant or agreement set forth in Section 6.06; (B) Section 11.01(b)(i), if at such time Windstream would have been entitled to terminate this Agreement pursuant to clause (A) of this Section 12.04(c); or (C) Section 11.01(c)(iii), then Uniti shall pay or cause to be paid to Windstream in immediately available funds $75,000,000 (such fee, the “Financing Termination Fee”) within two Business Days after such termination (or, if later, after Windstream’s written request thereof).

(d)    Notwithstanding anything herein to the contrary, Windstream, New Uniti, New Windstream LLC, HoldCo and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee or Financing Termination Fee is payable by Uniti pursuant to Section 12.04(b) or Section 12.04(c), if such Termination Fee or Financing Termination Fee is paid in full, the receipt by Windstream of the Termination Fee or the Financing Termination Fee, as the case may be, shall be deemed to be liquidated damages and the sole and exclusive remedy of New Uniti, New Windstream LLC, Windstream, HoldCo and Merger Sub, any of their respective equityholders and any of their respective Affiliates or Representatives (collectively, in each case, other than a Uniti Related Party, the “Windstream Related Parties”) in connection with this Agreement or the transactions contemplated hereby, and the Windstream Related Parties shall be precluded from any other remedy against Uniti, at law or in equity or otherwise, and no Windstream Related Party shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Uniti or any of Uniti’s Subsidiaries or any of their respective directors, officers, employees, partners, managers,

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members, stockholders or Affiliates or their respective Representatives (the “Uniti Related Parties”) in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement; provided that, under circumstances where the Termination Fee is payable, the Termination Fee shall not be Windstream’s exclusive remedy in the event of a Willful Breach by Uniti. While Windstream may pursue both a grant of specific performance in accordance with Section 12.12 and the payment of the Termination Fee or the Financing Termination Fee, as the case may be, under no circumstance shall Windstream be permitted or entitled to receive both a grant of specific performance and payment of the Termination Fee or the Financing Termination Fee, as applicable. Each party acknowledges and agrees that in no event shall Uniti be required to pay (i) the Termination Fee, the Financing Termination Fee or the Expense Amount on more than one occasion or (ii) both the Termination Fee and the Financing Termination Fee, and in the event the Termination Fee becomes due and payable after the date that the Expense Amount has been paid, the amount of the Termination Fee shall be reduced by an amount of the Expense Amount previously paid by Uniti. Each party acknowledges that the agreements contained in this Section 12.04 are an integral part of the Transactions and that, without these agreements, the other parties would not enter into this Agreement. In the event that the Termination Fee or the Financing Termination Fee is payable to Windstream, Uniti shall pay such fee to Windstream Services, LLC.

Section 12.05.  Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular Section of the Uniti Disclosure Schedule or Windstream Disclosure Schedule, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of Uniti or Windstream, HoldCo and Merger Sub, as applicable, that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of Uniti or Windstream, HoldCo and Merger Sub, as applicable, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Uniti Disclosure Schedule or Windstream Disclosure Schedule, as applicable, as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Uniti Material Adverse Effect or Windstream Material Adverse Effect, as applicable, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Uniti Disclosure Schedule and Windstream Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Uniti Disclosure Schedule and Windstream Disclosure Schedule is being provided solely for the purpose of making disclosures pursuant to this Agreement to the parties hereto. In disclosing such information, the disclosing party does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 12.06.  Binding Effect; Benefit; Assignment; Governing Law. (a) Subject to Section 12.06(b) and Section 12.13, the provisions of this Agreement shall be binding upon and

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shall inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) as expressly provided in Section 7.03 (which shall be to the benefit of the parties referred to in such Section), (ii) following the valid termination of this Agreement pursuant to Article 11, as expressly provided in Section 11.02 and (iii) the right of New Uniti or Uniti on behalf of its stockholders (each of which are third party beneficiaries of this Agreement to the extent required for this clause (iii) to be enforceable), to pursue specific performance as set forth in Section 12.12 or, if specific performance is not sought or granted as a remedy, damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out of pocket costs, and may include damages based on the benefit of the bargain lost by New Uniti or by Uniti’s stockholders, as applicable (which may include, in the case of Uniti, the premium reflected in the Merger Consideration, which was specifically negotiated by the Uniti Board on behalf of Uniti’s stockholders, and may take into consideration all other relevant matters), which shall be deemed in such event to be damages of such party) in the event of Windstream’s, HoldCo’s or Merger Sub’s, or Uniti’s breach of this Agreement, it being agreed that in no event shall any Uniti stockholder be entitled to enforce any of their rights, or any of Windstream’s, HoldCo’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather Uniti shall have the sole and exclusive right to do so, as agent for such stockholders.

(b)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any purported assignment, delegation or other transfer without such consent shall be void.

(c)    Except to the extent the provisions of the MGCL and/or the Maryland Limited Liability Company Act are applicable to the Merger or to the standard of conduct of the members of the Uniti Board under Applicable Law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.07.  Jurisdiction. Subject to Section 12.13, the parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought and determined exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY

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LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY PROCEEDING AGAINST ANY DEBT FINANCING SOURCE OR ANY DEBT FINANCING SOURCE RELATED PARTIES IN RESPECT OF THE FINANCING).

Section 12.09.  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10.  Entire Agreement. The Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.11.  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions, taken as a whole, is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.12.  Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof without the necessity of proving that irreparable harm would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby agree that any right of Windstream to specifically enforce Uniti’s obligation to consummate the Closing shall include the right to cause Uniti to use all borrowing capacity and available cash to pay the Closing Cash Payment. The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of speciﬁc performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties further agree that (x) by seeking the remedies provided for in this Section 12.12, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement,

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including, subject to Section 11.02, monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.12 are not available or otherwise are not granted and (y) nothing contained in this Section 12.12 shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 12.12 before exercising any termination right under Article 11 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 12.12 or anything contained in this Section 12.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 11 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 12.13.  Concerning the Debt Financing Sources Related Parties. Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, each of the parties hereto hereby:

(a)    agrees that any Proceeding, whether in law or in equity, whether in contract, in tort or otherwise, involving any Debt Financing Sources Related Party in any way arising out of or relating to this Agreement, any Transaction Agreement, any Debt Financing Documents, the Financing or any of the Transactions or the performance of any services hereunder or thereunder (any such Proceeding, a “Financing Related Proceeding”) shall be subject to the exclusive jurisdiction of, and shall be brought exclusively in, the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and irrevocably and unconditionally submits, for itself and its property, with respect to any Financing Related Proceeding, to the exclusive jurisdiction of, and to venue in, any such court; irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Financing Related Proceeding, (i) any claim that it is not personally subject to the jurisdiction of any such court for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any Proceeding commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) any Financing Related Proceeding in any such court is brought in an inconvenient forum or (B) the venue of any Financing Related Proceeding is improper; and agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient;

(b)    agrees that any Financing Related Proceeding shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the law of any other state, except as otherwise expressly provided in the Debt Commitment Letter or the applicable Financing Document;

(c)    agrees not to bring or support, or permit any of its Affiliates to bring or support, any Financing Related Proceeding in any forum other than the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;

(d)    expressly and irrevocably waives all right to a jury trial with respect to any Financing Related Proceeding;

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(e)    agrees that none of the Debt Financing Sources Related Parties will have any obligation or liability, on any theory of liability, to any Windstream Related Party, and no Windstream Related Party shall have any rights or claims against any of the Debt Financing Sources Related Parties, in each case, in any way arising out of or relating to this Agreement, any Transaction Agreement, any Debt Financing Document, the Financing or any of the other transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract, in tort or otherwise; provided that, for the avoidance of doubt, nothing in this Section 12.13 shall modify any rights or remedies of Uniti under the terms of the Debt Commitment Letter or any of the Debt Financing Documents;

(f)    agrees that, notwithstanding anything to the contrary in Section 12.06(a) or elsewhere in this Agreement or any other Transaction Agreement, the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, this Section 12.13; and

(g)    agrees that the provisions in this Section 12.13 (and any definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 12.13) shall not be amended, waived or otherwise modified, in each case, in any way adverse to any Debt Financing Sources Related Party without the prior written consent of such Debt Financing Sources Related Party (and any such amendment, waiver or other modification without such prior written consent shall be null and void). For the avoidance of doubt, the provisions of this Section 12.13 shall apply only to lenders or other Debt Financing Sources or Debt Financing Sources Related Parties with respect to debt financing, and not to any investor in, subscriber for, or purchaser of, any equity financing, in each case, in their capacities as such.

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the next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

UNITI GROUP INC.

By:	/s/ Daniel Heard
Name: Daniel Heard
Title: EVP, General Counsel & Secretary

[Signature page to Merger Agreement]

WINDSTREAM HOLDINGS II, LLC

By:	/s/ Paul H. Sunu
Name: Paul H. Sunu
Title: Chief Executive Officer

[Signature page to Merger Agreement]